UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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e.l.f. Beauty, Inc.
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POWER GRIP PRIMER
e.l.f.

e.l.f.
BEAUTY

2024 NOTICE OF ANNUAL MEETING & PROXY STATEMENT

e.l.f. SKIN
HOLY HYDRATION!
FACE CREAM
with hyaluronic acid + peptides

KEYS
SOULCARE
LET ME GLOW
ILLUMINATING SERUM
SÉRUM ILLUMINATEUR
COUP D'ÉCLAT

WELL PEOPLE

NATURIUM
C
Vitamin C Complex Serum

LETTER FROM OUR CHAIRMAN AND CEO

Dear Fellow Stockholders,
Our exceptional performance in FY 2024 underscores the world class team at e.l.f. Beauty and our deep connection with our consumers, as we again strengthened our market position. We hit a major milestone this year—achieving over $1 billion in net sales. In FY 2024, we grew net sales by 77%, delivered approximately $128 million in net income and grew Adjusted EBITDA by 101%. We closed the fiscal year delivering our 21st consecutive quarter of both net sales growth and market share gains.	Tarang Amin Chairman and CEO

Complementing our financial performance, I’m proud that we continue to lead with purpose as we strive to create a different kind of beauty company, one that is both purpose-led and results-driven. We are one of only four public companies in the U.S. (out of nearly 4,200 public companies) with a board of directors that is at least two-thirds women and at least one-third diverse. Through our recently launched “Change the Board Game” initiative, we are now encouraging other companies to diversify their boards. Recognizing that putting more diversity in seats of power will take the partnership of other companies, our ambition is to help double the rate of women and diverse members added to U.S. corporate boards by 2027.
It’s an exciting time at e.l.f. Beauty. We have evolved over our 20-year history from a digitally native indie brand to an industry leader, reaching the number 2 rank in U.S. mass color cosmetics and rapidly growing in skin care. Our value proposition, powerhouse innovation and disruptive marketing engine have allowed us to drive exceptional, consistent, category-leading growth. And with the significant whitespace that we see in color cosmetics, skin care and international, we believe we are still in the early innings of unlocking the full potential for our brands.
We are pleased to invite you to attend our 2024 annual meeting of stockholders (the “2024 annual meeting”). The following pages include a formal notice of the 2024 annual meeting and our proxy statement. These materials describe various matters on the agenda for, and provide details regarding admission to, the 2024 annual meeting. We hope you will exercise your rights as a stockholder and fully participate in our future. Your vote is important to us.
Thank you for your ongoing support of, and continued interest in, e.l.f. Beauty.
Sincerely,

*Adjusted EBITDA is a non-GAAP financial measure, and we provide a reconciliation of net income to Adjusted EBITDA in Annex A and a short definition of Adjusted EBITDA in the Note Regarding Non-GAAP Financial Measures in our proxy statement.

E.L.F. BEAUTY, INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

when	where	record date
August 22, 2024 at 8:30 a.m., Pacific time	Virtual Meeting meetnow.global/M2V25AY	July 1, 2024

items of business		voting recommendation
1.	Elect three Class II directors to serve for a three-year term expiring at our 2027 annual meeting of stockholders.	“FOR” all of the nominees
2.	Approve an amendment to our Amended and Restated Certificate of Incorporation to provide for officer exculpation.	“FOR”
3.	Approve, on an advisory basis, the compensation paid to our named executive officers.	“FOR”
4.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2025.	“FOR”
5.	Transact such other business that may properly come before the annual meeting.

YOUR VOTE IS VERY IMPORTANT! Make your vote count. Please cast your vote as soon as possible, even if you plan to attend our 2024 annual meeting of stockholders (the “2024 annual meeting”). For information about registering, attending and voting at the 2024 annual meeting, please see under the heading “Additional Information—Important Information Regarding the Virtual Meeting” on page 89 of the proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on August 22, 2024.
This Notice of Annual Meeting of Stockholders, the accompanying proxy statement and e.l.f.’s Annual Report on Form 10-K for the year ended March 31, 2024 are available at www.edocumentview.com/ELF. On or about [ ], 2024, we expect to mail to stockholders entitled to vote the Notice of Internet Availability containing instructions on how to access our proxy materials for the 2024 annual meeting.

Vote by Internet	Vote by Phone	Vote by Mail*	Vote by Ballot
Access the website indicated on the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form.	Call the number on the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form.	Sign, date and return the proxy card or voting instruction form in the postage-paid envelope. *if you requested paper materials	Attend the 2024 annual meeting and vote your shares using the online ballot.

By Order of the Board of Directors,

Scott Milsten
General Counsel and Corporate Secretary
Oakland, California
[ ], 2024

Cautionary Note Regarding Forward-Looking Statements

This proxy statement (this “Proxy Statement”) contains forward-looking statements within the meaning of the federal securities laws. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” ”believe,” “contemplate,” “continue,” "could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations, estimates, forecasts, projections, beliefs and assumptions and are not guarantees of future performance. Although we believe that the expectations reflected in the forward-looking statements are reasonable, the actual results and conduct of our activities, including the development, implementation, or continuation of any program, policy, or initiative discussed or forecasted in this Proxy Statement, may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risks and uncertainties that are contained in our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended March 31, 2024, as such filings may be amended, supplemented or superseded from time to time by other reports we file with the SEC. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements included in this Proxy Statement speak only as of the date hereof. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. In addition, we make certain claims and assertions regarding the nature of our products, including that they are “clean, vegan and cruelty free.” We have a complex supply chain and have limited visibility into certain of our third-parties’ practices and policies. Moreover, the meaning of certain terms in the spaces of sustainability and ethically sourced materials is continually evolving. Therefore, our products may ultimately be determined not to meet any subjective or objective standard, definition or framework that relates to or implicates the claims we have made. Furthermore, changes in sustainability standards, metrics, and the methodologies underlying the goals we have used and set with respect to its sustainability-related matters, or changes with respect to third-party information used with respect to our sustainability-related disclosures, may cause results or the perceived environmental or social impact of selected projects or products to differ materially and adversely from the statements, estimates and beliefs made or communicated by us or by third parties to us.

TABLE OF CONTENTS

	page		page

Introduction	1	Compensation Program Components	54
Our Board of Directors	8	Other Compensation Information	63
Proposal 1: Election of Three Class II Directors	8	Compensation Committee Report	66
Director Nominees	10	Executive Compensation Tables	67
Continuing Directors	13	Summary Compensation Table	67
About our Board	20	Grants of Plan-Based Awards	68
The Role and Responsibilities of our Board	22	Outstanding Equity Awards at Fiscal Year-End	69
How our Board is Organized	23	Stock Option Exercises and Stock Vested	70
How our Directors are Selected	27	Potential Payments upon Termination or Change in Control	71
How our Directors are Evaluated	29	Chief Executive Officer Pay Ratio	73
Meeting Attendance	29	Pay vs. Performance	75
How our Directors are Paid	30	Compensation Committee Interlocks and Insider Participation	80
How You can Communicate with our Board	32	Equity Compensation Plan Information	81
Our Company	33	Our Stockholders	82
Our Executive Officers	33	Beneficial Ownership of Common Stock	82
Our Team, Culture, and Commitments	36	Delinquent Section 16(a) Reports	84
Certain Relationships and Related Party Transactions	40	Stockholder Engagement	84
Corporate Governance Materials	41	Stockholder Proposals	84
Proposal 2: Vote to Approve an Amendment to our Amended and Restated Certificate of Incorporation	42	Audit Matters	86
Executive Compensation	44	Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm	86
Proposal 3: Advisory Vote to Approve Compensation Paid to our Named Executive Officers	44	Audit Fees and Services	87
Compensation Discussion and Analysis	45	Pre-Approval Policy	87
Named Executive Officers	45	Audit Committee Report	88
Executive Summary	46	Additional Information	89
Compensation Philosophy, Objectives, and Design	50	Questions and Answers	93
Compensation Setting Process	51	Annex A: GAAP to Non-GAAP Reconciliation Tables	100
		Annex B: Proposed Officer Exculpation Amendment	102

2024 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes
INTRODUCTION
Our Company
e.l.f. Beauty, Inc. (NYSE: ELF) (“e.l.f. Beauty,” the “Company,” or “we”) is a multi-brand beauty company that offers inclusive, accessible, clean, vegan, cruelty free and Fair Trade Certified™ cosmetics and skin care products.
•OUR VISION. To be a different kind of beauty company by building brands that disrupt industry norms, shape culture and connect communities through positivity, inclusivity and accessibility.
•OUR MISSION. We make the best of beauty accessible to every eye, lip, face and skin concern.
•OUR PURPOSE. We stand with every eye, lip, face, paw and fin.
We believe our ability to deliver clean, vegan, cruelty free, Fair Trade Certified™ and premium-quality products at accessible prices with broad appeal differentiates us in the beauty industry. We believe the combination of our value proposition, powerhouse innovation, disruptive marketing engine and our world-class team’s ability to execute with quality and speed has positioned us well to navigate the competitive beauty market.
Our Brands
Our family of brands includes e.l.f. Cosmetics, e.l.f. SKIN, Naturium, Well People and Keys Soulcare. Our brands are available online and across leading beauty, mass-market and specialty retailers. We have strong relationships with our retail customers such as Target, Walmart, Ulta Beauty and other leading retailers that have enabled us to expand distribution both domestically and internationally.
Each of our brands is positioned to touch diverse consumer cohorts at different price points. Each brand has accessible pricing relative to its competitive set and furthers our mission of making the best of beauty accessible to every eye, lip, face and skin concern.

2024 Proxy Statement	1

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes
Our Board and Our Team
Diverse and Highly Experienced Team
Our Board of Directors (our “Board”), executive team and employees are highly experienced, with proven track records managing and growing brand portfolios. At e.l.f. Beauty, we are committed to diversity, equity and inclusion. We believe it is important that our team reflects the diverse consumers we serve. Our commitment to diversity, equity and inclusion starts at the top with a highly skilled and diverse Board.
We are proud to be one of only four public companies in the U.S. (out of nearly 4,200 public companies) with a board of directors that is at least two-thirds women and at least one-third diverse.(1) We’re also proud that our employee base, which is 75% women, over 40% diverse and over 65% millennial and Gen Z, is representative of the young, diverse communities we serve.(2)

9 Directors		475 Employees
67% Women	33% Diverse	75% Women	67% Millennial/Gen Z	42% Diverse

1of 4 Public Companies (out of ~4,200) with	>2/3 Women on Board of Directors	&	>1/3 Diverse Representation on Board of Directors

(1)	Source: Factset, March 2024.
(2)	Employee demographic figures based on our full-time employees as of March 31, 2024. Diversity percentage excludes our employees outside of the United States. We are an equal opportunity employer and do not use gender or any other protected criteria as a factor in any employment decisions, such as hiring, promotions or compensation.
Strong, Independent, and Active Board*

	key qualifications/experience	number of directors	key qualifications/experience	number of directors
89% independent	Capital Allocation	●●●●●●●●● 6 out of 9	Marketing/Sales/Bus. Dev.	●●●●●●●●● 8 out of 9
	Consumer Products	●●●●●●●●● 9 out of 9	Operations	●●●●●●●●● 6 out of 9
	Corporate Governance	●●●●●●●●● 9 out of 9	Public Company	●●●●●●●●● 8 out of 9
	Cybersecurity/Data Privacy	●●●●●●●●● 4 out of 9	Retail/Beauty	●●●●●●●●● 7 out of 9
	ESG & Climate Risks	●●●●●●●●● 4 out of 9	Risk Management	●●●●●●●●● 6 out of 9
	Financial Literacy	●●●●●●●●● 6 out of 9	Senior Leadership	●●●●●●●●● 9 out of 9
	HR, Exec Comp & Talent Mgmt.	●●●●●●●●● 6 out of 9	Shareholder Advocacy	●●●●●●●●● 5 out of 9
	Info. Services & Technology	●●●●●●●●● 4 out of 9	Strategic Planning	●●●●●●●●● 9 out of 9
	International Business	●●●●●●●●● 7 out of 9	Tech/Digital Media	●●●●●●●●● 5 out of 9
	Legal/Regulatory	●●●●●●●●● 4 out of 9
*Reflects the key qualifications/experience of our current directors but does not include the qualifications/experience of our Class II director nominee, Maria Ferreras, who is not a current member of our Board. For a summary of Ms. Ferreras’ key qualifications/experience, see her bio on page 11.

Our Board is actively engaged in overseeing the strategic direction of e.l.f. Beauty and is committed to acting in the best interests of e.l.f. Beauty and our stockholders. Our Board recognizes the importance of having the right mix of skills,

2	2024 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes
expertise and experience, and is committed to continuously reviewing its capabilities, structure and ongoing member refreshment on behalf of our stockholders. To that end, four of our independent directors have joined our Board within the last four years, and Maria Ferreras, who is currently a Class II director nominee, will join our Board effective as of the 2024 annual meeting.
Highlights from FY 2024

$1,024 million	$128 million	$184 million	$235 million
Net Sales	Net Income	Adjusted Net Income(1)	Adjusted EBITDA(2)

+77%	+108%	+100%	+101%
Growth	Growth	Growth	Growth

$2.21
Earnings Per Share

10.5%	+330	#1
market share(3)	basis points(3)	favorite teen brand(4)

(1)	See Annex A for a reconciliation of net income to Adjusted Net Income.
(2)	See Annex A for a reconciliation of net income to Adjusted EBITDA.
(3)	According to Nielsen xAOC 12 weeks ending March 23, 2024.
(4)	According to the Piper Sandler Semi-Annual Taking Stock With Teens® Survey, Spring 2024.
Strong Financial Results
In the fiscal year ended March 31, 2024 (“FY 2024”), we grew net sales by 77% year over year, delivered approximately $128 million in net income and grew Adjusted EBITDA by 101% year over year. We delivered over $1 billion in net sales for the first time in FY 2024, with Q4 marking our 21st consecutive quarter of both net sales growth and market share gains.

2024 Proxy Statement	3

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes
Continued Progress Against our Five Strategic Imperatives
In FY 2024, we continued to focus on executing our five strategic imperatives to create long-term value for our stockholders, highlights of which are discussed below.

Build Brand Demand

•We have a unique ability to combine the best of beauty, culture and entertainment to attract and engage generations of consumers across a variety of platforms.
•In Piper Sandler’s latest Taking Stock With Teens Survey, e.l.f. Cosmetics ranked the number 1 teen brand for the fifth consecutive season. We grew our mindshare by 16 points versus last year, with our 38% mindshare now over four times the level of the number 2 brand. .
•We’re growing our audience beyond Gen Z. Recent surveys show e.l.f. Cosmetics ranks number 2 in mindshare among millennials and number 1 in mindshare among Gen Alpha. This progress in penetrating mindshare across cohorts shows that e.l.f. is becoming a multi-generational brand, driven by positivity, inclusivity and accessibility in everything we do.
•We continue to generate buzz-worthy moments for our community through our brand-on-brand partnerships with like-minded disruptors. Our latest limited edition product collaboration with Liquid Death, one of the fastest growing beverage brands, generated over 12 billion impressions.

4	2024 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Power Digital

•In FY 2024, our digital consumption trends were up nearly triple digits year over year, supported by enhancements across our loyalty program, our mobile app as well as digital and social platforms.
•e.l.f. Cosmetics’ Beauty Squad loyalty program grew to over 4.8 million members, up 30% year over year. Our loyalty members continue to be a key part of our digital ecosystem, driving almost 80% of our sales on elfcosmetics.com.
•At the end of FY 2024, our e.l.f. mobile app boasted a 4.8 star rating and surpassed over two million downloads.

•We have a unique ability to deliver high quality “holy grails”—taking inspiration from our community and the best products in prestige, and bringing them to market at an extraordinary value. Major product launches in FY 2024 included e.l.f. Cosmetics’ Glow Reviver Lip Oil and Camo Liquid Blush as well as e.l.f. SKIN’s Bronzing Drops.
•Our innovation engine has built category leadership over time. Five years ago, e.l.f. Cosmetics had the number 1 or 2 position across eight segments of the color cosmetics category. Today, e.l.f. has the number 1 or 2 position across eighteen segments, which collectively make up almost 80 percent of e.l.f. Cosmetics’ sales.

2024 Proxy Statement	5

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Drive Productivity with Retail Partners

•Our U.S. business grew net sales 71% year over year in FY 2024, supported by strength across our national retail partners. In Target, our longest standing national retail customer, e.l.f. Cosmetics is the number one cosmetics brand. We expanded our market share at Target to 23% in Q4 of FY 2024, growing our business by over 70% for the year.
•Our international business grew net sales 116% year over year in FY 2024, with international contributing approximately 15% of our net sales. In Canada, we increased our rank to the number 3 brand in Q4 of FY 2024 as compared to the number 6 brand a year ago. In the UK, we increased our rank to the number 4 brand in Q4 of FY 2024 as compared to number 7 a year ago.

Deliver Profitable Growth

•In March of 2024, we rang the bell at the New York Stock Exchange to commemorate our 20th anniversary as a company and to celebrate the exceptional, consistent category-leading growth we’ve delivered over the past two decades.
•In FY 2024, we grew net sales by 77% year over year, increased gross margin by approximately 330 basis points, grew net income by 108% and Adjusted EBITDA by

101% year over year, and increased market share by 305 basis points.

6	2024 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes
Furthering our Environmental, Social and Governance Commitment and Initiatives
e.l.f. Beauty is led by its purpose—we stand with every eye, lip, face, paw and fin. We are committed to creating a culture internally—and in the world around us—where all individuals are encouraged to express their truest selves and are empowered to succeed, and where we strive to do the right thing for people, the planet and our furry and finned friends alike.
Consistent with our values and commitments, we took a number of steps in FY 2024 to further our environmental, social and governance (“ESG”) journey, including:
•Enhanced ESG Policies and Disclosure. In September 2023, we issued our second annual Impact Report to memorialize our commitment to transparent ESG practices and communicate the initiatives, programs and policies we’ve put in place to further our positive impact.
•Championed Board Diversity. We are proud to be one of only four public companies in the U.S. (out of nearly 4,200 public companies) with a board of directors that is at least two-thirds women and at least one-third diverse. Our Board and the Nominating and Corporate Governance Committee will continue to consider diversity in all forms as it evaluates our Board composition in the future. Through our recently launched “Change the Board Game” initiative, we are now encouraging other companies to diversify their boards. Recognizing that putting more diversity in seats of power will take the partnership of other companies, our ambition is to help double the rate of women and diverse members added to U.S. corporate boards by 2027.
•Advanced our Responsible Sourcing Initiatives. Our first third-party manufacturing facility in China was Fair Trade Certified™ in August 2022, and we expanded this program in FY 2024 to certify additional facilities, including the first Fair Trade Certified™ cosmetic brush manufacturing facility. A Fair Trade Certified™ seal on a product signifies that it was made according to rigorous fair trade standards that promote sustainable livelihoods and safe working conditions for facility employees, protection of the environment and transparent supply chains. As of the date of this Proxy Statement, over 900 SKUs, representing more than 85% of our product volume, are produced in Fair Trade Certified™ facilities.
•Reduced our Carbon Footprint. In FY 2024, we achieved our target for a 42% reduction in our Scope 1 and 2 emissions by 2030 (from a fiscal 2022 base year), set through the Science Based Targets initiative--a target we have now continued to achieve for the past two years. We also continued to act on the key focus areas identified to reduce our carbon footprint and, as we progress this work, we plan to evaluate science-based targets for our Scope 3 emissions. As part of our transparency and reporting efforts, we made our first annual disclosure through CDP’s Climate Change questionnaire in July 2023.
•Recognized for our Human Capital Investments. Our continued investments in our people and culture have positioned us as an employer of choice both in the beauty industry and our local communities. In FY 2024, we were recognized in the U.S. News & World Report 2023-2024 edition of “U.S. News Best Companies to Work For.”

2024 Proxy Statement	7

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

OUR BOARD OF DIRECTORS

Proposal 1: Election of Three Class II Directors
☑ FOR ALL
Our Board unanimously recommends a vote “FOR” all of the nominees for Class II director.
Our Board believes we have the right directors to lead e.l.f. Beauty. Our nominees, two of which are current members of our Board, have strong consumer products, international business, marketing, operations, senior leadership and strategic planning experience, and a deep understanding of our business.

What am I Voting On?
Stockholders are being asked to elect three Class II directors to serve for a three-year term expiring at our 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified.
What is the Required Vote?
The election of Class II directors will be determined by a plurality of the votes cast, meaning that the three nominees receiving the most “For” votes will be elected as Class II directors. “Withhold” votes and broker non-votes are not considered votes cast for this proposal and will have no effect on the election of Class II directors.
Who are the Nominees?
Our Board has nominated the following three individuals for election as Class II directors at the 2024 annual meeting. Tiffany Daniele and Lauren Cooks Levitan are current members of our Board. Our long-standing Class II director Rick Wolford, who has been a member of our Board since 2014, has decided to retire from his board service and will not stand for re-election at the 2024 annual meeting. The Company thanks Mr. Wolford for his decade of service on the Board and for his contributions to the Company and our stockholders. Ms. Maria Ferreras was nominated by the Board as a Class II director to fill the vacancy resulting from Mr. Wolford not standing for re-election.

Tiffany Daniele	Lauren Cooks Levitan

•Chief Financial Officer of Union Square Hospitality Group •Director since 2022 •Audit Committee Member	•Chief Financial Officer of Faire, Inc. •Director since 2016 •Compensation Committee Chair

8	2024 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Maria Ferreras

•Global Head of Partnerships of Netflix, Inc. •Board term to begin at the 2024 annual meeting
Each of the nominees has consented to being named as a nominee in this Proxy Statement and to serving as a Class II director for a three-year term expiring at our 2027 annual meeting of stockholders and until her successor is duly elected and qualified, or until her earlier death, resignation, disqualification, retirement or removal.
Ms. Daniele and Ms. Levitan were previously elected to our Board by our stockholders in 2022 and 2021, respectively. In June 2024, the Board appointed Ms. Ferreras as a Class II director effective as of the 2024 annual meeting to fill the vacancy on our Board resulting from Rick Wolford not standing for re-election; she is standing for election as a director by stockholders for the first time. Ms. Ferreras was recommended to the Nominating and Corporate Governance Committee and our Board by Boardspan Inc., an independent director search firm engaged by the Nominating and Corporate Governance Committee.
If elected, each of Ms. Daniele, Ms. Levitan and Ms. Ferreras will serve until the 2027 annual meeting of stockholders and until her successor is duly elected and qualified, or until her earlier death, resignation, disqualification, retirement or removal.
If for any reason any nominee is unable or declines to serve at the time of the 2024 annual meeting, the persons named as proxies in the proxy card will have the authority to vote for substitute nominees or vote to allow the vacancy created thereby to remain open until filled by our Board. Our Board has no reason to believe that any of the nominees will be unable or decline to serve as a director if elected.
What are the Qualifications of the Nominees?
The following section provides information with respect to each nominee for election as a Class II director. It includes the specific experience, qualifications and skills considered by the Nominating and Corporate Governance Committee and/or our Board in assessing the appropriateness of the person to serve as a director, as well as the start of each director’s tenure on our Board, such director’s committee assignments and her age as of the date of this Proxy Statement.
We have carefully evaluated the other forms of service of our nominees and determined that all of our nominees can commit the requisite time and attention to serve our stockholders’ interests. Additionally, none of our nominees are “over-boarded” according to thresholds of certain major institutional investors and proxy advisory firms, according to their respective voting policies.
For additional information about our nominees, please visit investor.elfbeauty.com/corporate-governance/board-of-directors.

2024 Proxy Statement	9

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Director Nominees

Tiffany Daniele
Age: 42
Current Occupation and Select Prior Experience
•Union Square Hospitality Group, LLC, a leading restaurant group in NYC
◦Chief Financial Officer (October 2020 to present)
•Cole Haan, Inc., a footwear and accessories retailer
◦Vice President of Financial Planning & Analysis (February 2020 to June 2020)
•Tapestry, Inc., a New-York-based house of modern luxury brands
◦Vice President, Global Corporate Financial Planning & Analysis (December 2017 to February 2020)
•Kate Spade & Company, a global retail based company that operated lifestyle brands primarily focused on the sale of accessories and apparel
◦Various Financial Planning & Analysis roles (January 2012 to December 2017)
Other Affiliations/Experience/Information
•Former Chief Financial Officer of USHG Acquisition Corp. (NYSE: HUGS), a special purpose acquisition corporation sponsored by USHG which wound down in early 2023
•Over 10 years of experience working at luxury retail brands
Education
•B.A. in in Commerce from University of Virginia

Independent
Director since: May 2022
Term ends: 2024
Committees: Audit
Key qualifications:
•Capital Allocation
•Consumer Products
•Corporate Governance
•Financial Literacy
•HR, Exec. Comp. & Talent Mgmt.
•Info Services & Technology
•International Business
•Marketing/Sales/Bus. Dev.
•Operations
•Public Company
•Retail/Beauty
•Risk Management
•Senior Leadership
•Strategic Planning

We believe Ms. Daniele’s financial expertise and retail experience provide her with the qualifications and skills to serve as a member of our Board.

10	2024 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Maria Ferreras
Age: 52
Current Occupation and Select Prior Experience
•Netflix, Inc., a multinational streaming entertainment service company
◦Global Head of Partnerships (June 2021 to present)
◦Global Head Business Development (February 2021 to June 2021)
◦VP, Business Development EMEA (April 2017 to February 2021)
•Alphabet Inc. (previously Google, Inc.), a global technology company
◦Director of YouTube Partnerships (January 2007 to April 2017)
•Orange S.A., a French multinational telecommunications company
◦Director of TV & Media (February 2005 to January 2007)
Other Affiliations/Experience/Information
•Nearly 30 years of experience forging strategic partnerships, driving tech innovation, and leading international expansion, marked by significant contributions to digital transformation
•Recognized among the top 100 most influential Latinos by Bloomberg and ALPFA (Association of Latino Professionals for America)
Education
•Master’s Degree in Telecommunications, Software Engineering from Universidad Politécnica de Madrid
•Marketing Postgraduate Degree from ESIC, Marketing School
•Corporate Director Certificate from Harvard Business School

Independent
Director since: N/A
Term ends: N/A
Committees: None
Key qualifications:
•Consumer Products
•Corporate Governance
•ESG & Climate Risks
•HR, Exec. Comp. & Talent Mgmt.
•Info. Services & Technology
•International Business
•Legal/Regulatory
•Marketing/Sales/Bus. Dev.
•Operations
•Risk Management
•Senior Leadership
•Shareholder Advocacy
•Strategic Planning
•Tech/Digital Media

We believe Ms. Ferreras’ extensive international strategic experience as well as her experience driving digital innovation with an entertainment lens for global corporations provide her with the qualifications and skills to serve as a member of our Board.

2024 Proxy Statement	11

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Lauren Cooks Levitan
Age: 58
Current Occupation and Select Prior Experience
•Faire Wholesale, Inc., an online wholesale marketplace company
◦Chief Financial Officer (September 2019 to present)
•Fanatics, Inc., a retailer of licensed sports apparel and merchandise
◦Chief Financial Officer (June 2015 to September 2019)
•Moxie Capital LLC, a private equity firm
◦Co-Founder and Managing Partner (January 2009 to May 2015)
Other Affiliations/Experience/Information
•Over 25 years of financial and accounting experience
•Member of the board of directors of Crew Knitwear, a privately held women and girls clothing company
Education
•B.A. in Political Science from Duke University
•M.B.A. from Stanford University Graduate School of Business

Independent
Director since: June 2016
Term ends: 2024
Committees: Comp. (Chair)
Key qualifications:
•Capital Allocation
•Consumer Products
•Corporate Governance
•Cybersecurity/Data Privacy
•ESG & Climate Risks
•Financial Literacy
•HR, Exec. Comp. & Talent Mgmt.
•Info. Services & Technology
•International Business
•Legal/Regulatory
•Marketing/Sales/Bus. Dev.
•Operations
•Public Company
•Retail/Beauty
•Risk Management
•Senior Leadership
•Shareholder Advocacy
•Strategic Planning
•Tech/Digital Media

We believe Ms. Levitan’s operational, financial and strategic experience across a variety of retail businesses provide her with the qualifications and skills to serve as a member of our Board.

12	2024 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Continuing Directors
The following section provides information with respect to each director of e.l.f. Beauty who will continue to serve as a director after the 2024 annual meeting. It includes the specific experience, qualifications and skills considered by the Nominating and Corporate Governance Committee and/or our Board in assessing the appropriateness of the person to serve as a director, as well as the start of each director’s tenure on our Board, such director’s committee assignments and his or her age as of the date of this Proxy Statement.

2024 Proxy Statement	13

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Class III Directors (Terms Expiring in 2025)

Tarang Amin Chairman
Age: 59
Current Occupation and Select Prior Experience
•e.l.f. Beauty, Inc.
◦Chief Executive Officer (January 2014 to present)
◦Chairman of the Board (August 2015 to present)
◦President (March 2019 to present)
•Schiff Nutrition, Inc. (prior to acquisition, NYSE: SHF), a manufacturer of nutritional supplements
◦President and Chief Executive Officer (March 2011 to January 2013, when it was acquired)
•The Clorox Company, a multinational manufacturer and marketer of consumer products
◦Vice President, General Manager, Litter, Food, and Charcoal Strategic Business Units (April 2008 to March 2013)
Other Public Company Boards
•The J.M. Smucker Co., a manufacturer of food and beverage products (August 2023 to present)
•Schiff Nutrition, Inc. (2011 to 2013, when it was acquired)
Other Affiliations/Experience
•Over 30 years of experience leading consumer products and retail businesses
•Member of the board of directors of Pharmavite LLC, a privately held dietary supplements company
Education
•B.A. in International Policy from Duke University
•M.B.A. from Duke University

Director since: 2014
Term ends: 2025
Committees: None
Key qualifications:
•Capital Allocation
•Consumer Products
•Corporate Governance
•Cybersecurity/Data Privacy
•ESG & Climate Risks
•Financial Literacy
•HR, Exec. Comp. & Talent Mgmt.
•Info. Services & Technology
•International Business
•Legal/Regulatory
•Marketing/Sales/Bus. Dev.
•Operations
•Public Company
•Retail/Beauty
•Risk Management
•Senior Leadership
•Shareholder Advocacy
•Strategic Planning
•Tech/Digital Media

We believe Mr. Amin’s extensive experience leading consumer products and retail businesses provides him with the qualifications and skills to serve as a member of our Board.

14	2024 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Lori Keith
Age: 55
Current Occupation and Select Prior Experience
•Parnassus Investments, an investment advisor
◦Portfolio Manager of the Parnassus Mid-Cap Fund (October 2008 to present)
◦Director of Research (July 2020 to present)
◦Senior Research Analyst (2005 to 2008)
•Deloitte Corporate Finance LLC, a global professional services firm
◦Vice President of Investment Banking (2001 to 2003)
Other Affiliations/Experience/Information
•Nearly 20 years of investing in consumer products and retail businesses
•Member of the executive committee of Parnassus Investments
•Former member of the board of trustees of The Athenian School
Education
•B.A. in Economics from the University of California, Los Angeles
•M.B.A. from Harvard Business School

Independent
Director since: July 2020
Term ends: 2025
Committees: NomGov & Audit
Key qualifications:
•Capital Allocation
•Consumer Products
•Corporate Governance
•Cybersecurity/Data Privacy
•ESG & Climate Risks
•Financial Literacy
•HR, Exec. Comp. & Talent Mgmt.
•Public Company
•Retail/Beauty
•Risk Management
•Senior Leadership
•Shareholder Advocacy
•Strategic Planning

We believe Ms. Keith’s extensive financial and institutional investment experience, and expertise in ESG matters, provide her with the qualifications and skills to serve as a member of our Board.

2024 Proxy Statement	15

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Beth Pritchard Lead Independent Director
Age: 77
Current Occupation and Select Prior Experience
•Sunrise Beauty Studio, LLC, a beauty branding company
◦Principal and Strategic Advisor (February 2009 to October 2017)
•M.H. Alshaya Co., a multinational retail franchise operator based in the Middle East
◦North American Advisor (2008 to 2013)
•Dean & DeLuca, Inc., a gourmet and specialty foods retailer
◦President and CEO and subsequent Vice Chairman (2006 to 2009)
•Organized Living Inc., an organization products company
◦President and Chief Executive Officer (2004 to 2005)
•L Brands, Inc., a multinational apparel and retail company
◦Various executive positions, including President and CEO of Bath & Body Works, CEO of Victoria’s Secret Beauty, and CEO of The White Barn Candle Company (1991 to 2003)
Other Public Company Boards
•Loblaw Companies Limited (TSE: L), a food and pharmacy company—former member of its governance, employee development, nominating and compensation committee and its risk and compliance committee (2014 to 2024)
•Cabela’s Inc. (prior to acquisition, NYSE: CAB), an outdoor products retailer (2011 to 2017, when it was acquired)
•Vitamin Shoppe, Inc. (NYSE: VSI), a retailer of nutritional supplements (2008 to 2018)
Other Affiliations/Experience/Information
•Over 30 years of experience leading consumer products and retail businesses
•Former member of the boards of directors of numerous private companies
•2019 National Association of Corporate Directors Directorship 100 Honoree
Education
•B.A. in International Relations from the University of Wisconsin-Milwaukee
•M.B.A. from Marquette University

Independent
Director since: November 2017
Term ends: 2025
Committees: NomGov (Chair)
Key qualifications:
•Consumer Products
•Corporate Governance
•Marketing/Sales/Bus. Dev.
•Operations
•Public Company
•Retail/Beauty
•Senior Leadership
•Strategic Planning

We believe Ms. Pritchard’s extensive leadership experience in the retail and beauty industries provides her with the qualifications and skills to serve as a member of our Board.

16	2024 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Class I Directors (Terms Expiring in 2026)

Kenny Mitchell
Age: 48
Current Occupation and Select Prior Experience
•Levi Strauss & Co., a brand-name apparel company
◦SVP, Chief Marketing Officer (June 2023 to present)
•Snap, Inc., a camera and social media company
◦Chief Marketing Officer (June 2019 to May 2023)
•McDonald’s Corporation, a fast food company
◦Vice President, Brand Content and Engagement (February 2018 to June 2019)
•Gatorade, a division of PepsiCo, Inc., a global food and beverage company
◦Head of Consumer Engagement (March 2015 to February 2018)
Other Affiliations/Experience/Information
•Nearly 20 years of brand and marketing experience
•Member of the advisory board at The Tuck School of Business at Dartmouth
•Member of the board of the Sanford School
•Advisor to Overtime Elite, a professional basketball league for high schoolers
Education
•A.B. in Economics and Sociology from Dartmouth College
•M.B.A. from The Tuck School of Business at Dartmouth

Independent
Director since: November 2020
Term ends: 2026
Committees: Comp.
Key qualifications:
•Consumer Products
•Corporate Governance
•HR, Exec. Comp. & Talent Mgmt.
•Public Company
•Senior Leadership
•Strategic Planning
•Tech/Digital Media

We believe Mr. Mitchell’s extensive experience in building iconic brands through fully-integrated and award-winning marketing programs provides him with the qualifications and skills to serve as a member of our Board.

2024 Proxy Statement	17

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Gayle Tait
Age: 47
Current Occupation and Select Prior Experience
•Trove, a resale platform for brands and retailers
◦CEO (May 2022 to June 2024)
◦President (January 2021 to May 2022)
•Google LLC, a global technology company
◦Managing Director, Global Retail & Payments Activation, Google Play (April 2016 to December 2020)
◦Director of Consumer Electronics (October 2015 to March 2016)
◦Director of CPG (March 2014 to October 2015)
•L’Oréal, a global beauty company
◦Managing Director for the UK & Ireland (April 2009 to February 2014)
Other Affiliations/Experience/Information
•More than 20 years of global general management, marketing and commercial experience spanning consumer goods, payments, e-commerce and digital marketing
•Member of the board of directors of Trove
•Advisor to First Horizon Bank’s Technology Advisory Board
Education
•B.A.in English and Modern Languages from Oxford University

Independent
Director since: November 2022
Term ends: 2026
Committees: None
Key qualifications:
•Capital Allocation
•Consumer Products
•Corporate Governance
•Cybersecurity/Data Privacy
•ESG & Climate Risks
•Financial Literacy
•HR, Exec. Comp. & Talent Mgmt.
•Info Services & Technology
•International Business
•Legal/Regulatory
•Marketing/Sales/Bus. Dev.
•Operations
•Public Company
•Retail/Beauty
•Risk Management
•Senior Leadership
•Shareholder Advocacy
•Strategic Planning
•Tech/Digital Media

We believe Ms. Tait’s extensive management, marketing and commercial experience in the consumer goods and technology industries provides her with the qualifications and skills to serve as a member of our Board.

18	2024 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Maureen Watson
Age: 56
Current Occupation and Select Prior Experience
•Madison Reed, Inc., a hair care and color company
◦Chief Product Officer (March 2015 to present)
•Sephora USA, Inc., a cosmetics and personal care products retailer
◦Senior Vice President, Merchandising (March 2013 to March 2015)
•Lucky Brand, Inc., a clothing company
◦Senior Vice President, Global Sales and Merchandising of Lucky Brand Jeans (September 2010 to September 2011)
Other Affiliations/Experience/Information
•Over 30 years of retail experience
•Chair of the board of directors of the San Francisco AIDS Foundation
Education
•B.A. in Political Science and French from Middlebury College

Independent
Director since: August 2015
Term ends: 2026
Committees: NomGov
Key qualifications:
•Consumer Products
•Corporate Governance
•International Business
•Marketing/Sales/Bus. Dev.
•Retail/Beauty
•Senior Leadership
•Strategic Planning

We believe Ms. Watson’s extensive cosmetics, beauty, and consumer products experience as well as her experience in senior leadership roles provide her with the qualifications and skills to serve as a member of our Board.

2024 Proxy Statement	19

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

About Our Board
Committee Memberships and Key Attributes, Skills, and Experiences

				committee memberships
director	independent	age	years on board	audit	comp	nomgov
Tarang Amin—Chairman		59	10.4
Tiffany Daniele	✓	42	2.2	Member
Lori Keith	✓	55	4.0	Member		Member
Lauren Cooks Levitan	✓	58	7.9		Chair
Kenny Mitchell	✓	48	3.7		Member
Beth Pritchard—Lead Independent Director	✓	77	6.7			Chair
Gayle Tait	✓	47	1.7
Maureen Watson	✓	56	8.9			Member
Richard Wolford	✓	79	9.9	Chair
Percentage/Average	89%	58	6.2
Our commitment to diversity, equity and inclusion starts at the top with a highly skilled and diverse Board. We believe diversity on our Board is important because a variety of points of view improves the quality of dialogue, contributes to a more effective decision-making process, enhances overall culture and ultimately increases our capacity for long-term growth. We are proud to be one of only four public companies in the U.S. (out of nearly 4,200 public companies) with a board of directors that is at least two-thirds women and at least one-third diverse.(1)

89% Independent	67% Women	33% Diverse	6.2 years Average Tenure	58 years Average Age

1	of only	4
public companies in the U.S. with a board of directors that has at least...

&

(1)	Source: FactSet, March 2024.

20	2024 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Currently, 89% of our Board self-identifies as a member of a diverse gender, racial, ethnic or underrepresented group, and our Class II director nominee, Maria Ferreras, self-identifies as a member of a diverse gender and racial, ethnic or underrepresented group. Our current directors self-identify as follows:

percentage of directors
Alaskan Native or Native American	—
Asian	22%
Black or African American	11%
Hispanic or LatinX	—
Native Hawaiian or Other Pacific Islander	—
White	67%
Two or More Races or Ethnicities	—
Male	33%
Female	67%
Our directors bring a broad set of skills and experiences to our Board. Listed below are certain skills and experiences that we consider important for our directors to possess in light of our current business. Each director and director nominee is asked to self-identify such individual’s skills and experiences, but those identified are not an exhaustive list of all skills and experiences that are required for the Board’s effective oversight nor an exhaustive list of all skills that each director or director nominee offers e.l.f. Beauty.

key qualification/experience	Tarang Amin	Tiffany Daniele	Lori Keith	Lauren Cooks Levitan	Kenny Mitchell	Beth Pritchard	Gayle Tait	Maureen Watson	Rick Wolford	Maria Ferreras

Capital Allocation	✓	✓	✓	✓			✓		✓
Consumer Products	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Cybersecurity/Data Privacy	✓		✓	✓			✓
ESG & Climate Risks	✓		✓	✓			✓			✓
Financial Literacy	✓	✓	✓	✓			✓		✓
HR, Exec. Comp. & Talent Mgmt.	✓	✓	✓	✓	✓		✓			✓
Info. Services & Technology	✓	✓		✓			✓			✓
International Business	✓	✓		✓	✓		✓	✓	✓	✓
Legal/Regulatory	✓			✓			✓	✓		✓
Marketing/Sales/Bus. Dev.	✓	✓		✓	✓	✓	✓	✓	✓	✓
Operations	✓	✓		✓		✓	✓		✓	✓
Public Company	✓	✓	✓	✓	✓	✓	✓		✓
Retail/Beauty	✓	✓	✓	✓		✓	✓	✓
Risk Management	✓	✓	✓	✓			✓		✓	✓
Senior Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Shareholder Advocacy	✓		✓	✓	✓		✓			✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Tech./Digital Media	✓			✓	✓		✓	✓		✓

2024 Proxy Statement	21

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Director Independence
All of our current directors, except Mr. Amin, are independent under applicable New York Stock Exchange (“NYSE”) listing standards, making our Board 89% independent.
Our Board has affirmatively determined that Ms. Daniele, Ms. Keith, Ms. Levitan, Mr. Mitchell, Ms. Pritchard, Ms. Tait, Ms. Watson and Mr. Wolford each qualifies as an independent director under applicable NYSE listing standards. Our Board has also affirmatively determined that Ms. Ferreras is independent for NYSE purposes. Mr. Amin is not considered independent because he is the Chief Executive Officer of e.l.f. Beauty.
NYSE’s independent director definition includes a series of objective tests, including that the director or director nominee is not, and has not been within the last three years, one of our employees and that neither the director or director nominee nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by NYSE listing standards, our Board has made an affirmative determination as to each independent director and director nominee that he or she has no material relationship with e.l.f. Beauty (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). In making these determinations, our Board considered ownership of our common stock by each director and director nominee and reviewed and discussed information provided by each director and director nominee with regard to that individual’s business and personal activities and relationships as they may relate to e.l.f. Beauty and our management.
There are no family relationships among any of our directors, director nominees or executive officers.
The Role and Responsibilities of our Board
Our Board represents our stockholders’ interests and is responsible for furthering the long-term success and value of e.l.f. Beauty, consistent with our Board’s fiduciary duties to our stockholders. Our Board has responsibility for establishing broad corporate policies, setting strategic direction and overseeing management, which is responsible for the day-to-day operations of e.l.f. Beauty.
In fulfilling this role, each director must exercise his or her good faith business judgment in the best interests of e.l.f. Beauty and our stockholders. We are committed to conducting our business in accordance with ethical business principles. Integrity and ethical behavior are core values of e.l.f. Beauty. Our Board provides the best example of these values and will reinforce their importance at appropriate times.
Our Board oversees the risk management process, while management oversees and manages risk on a daily basis. Our executive team provides regular reports to our Board on areas of material risk to e.l.f. Beauty, including operational, financial, legal, regulatory and strategic risks. In addition, as part of its review of operational risk, our Board reviews cybersecurity risks facing e.l.f. Beauty, including the potential for breaches of our key information technology systems and the potential for breaches of our systems and processes relating to the protection of consumer and employee confidential information.
While our Board is ultimately responsible for risk oversight, each of our Board committees assists in fulfilling these oversight responsibilities. Their specific areas of responsibility are:
•Audit Committee. The Audit Committee oversees management of risks relating to financial and internal controls. The Audit Committee also aids in the review of cybersecurity risks facing e.l.f. Beauty.

22	2024 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

•Compensation Committee. The Compensation Committee oversees the management of risks relating to the compensation of executive officers and employees.
•Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees the management of risks related to the effectiveness of our Board, including succession planning for our Board, our overall governance and structure, and ESG matters.
To facilitate our Board’s oversight of our risk management process, the chair of each committee reports (or delegates to another committee member or to our General Counsel to report) on its activities to our full Board, which enables our Board and its committees to coordinate the risk oversight role and keep informed of any developments impacting our risk profile.
How Our Board is Organized
Our Board currently consists of nine directors, with three classes of directors designated as Class I, Class II and Class III. Each class of directors serves a staggered three-year term. At each annual meeting of stockholders, directors of the class whose term is expiring are elected for a term of three years. Our directors are currently classified as follows:

class I	term ends	class II	term ends	class III	term ends
Kenny Mitchell	2026	Tiffany Daniele	2024	Tarang Amin	2025
Gayle Tait	2026	Lauren Cooks Levitan	2024	Lori Keith	2025
Maureen Watson	2026	Richard Wolford	2024	Beth Pritchard	2025
If elected, Ms. Ferreras, who is currently a Class II director nominee, will join our Board as a Class II director effective as of the 2024 annual meeting and will fill the vacancy resulting from Mr. Wolford not standing for re-election as a Class II director.

2024 Proxy Statement	23

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Board Leadership

name	position
Tarang Amin	Chairman
Lauren Cooks Levitan	Chair of the Compensation Committee
Beth Pritchard	Lead Independent Director and Chair of the Nominating and Corporate Governance Committee
Richard Wolford	Chair of the Audit Committee
Our governance framework provides our Board with the discretion and flexibility to make determinations as needed to provide appropriate leadership for our Board. In making these determinations, our Board considers many factors, including the specific needs of the business and what is in the best interests of e.l.f. Beauty and our stockholders.
Our Board believes that our current Board leadership structure provides an effective balance between strong management leadership and appropriate safeguards and oversight by our independent directors.
Our Board encourages all directors to play an active role in overseeing our business. The non-management directors meet in executive session without management directors or management present on a regularly scheduled basis. These meetings allow non-management directors to discuss issues of importance to e.l.f. Beauty, including the business and affairs of e.l.f. Beauty as well as matters concerning management, without any member of management present.
Chairman. Mr. Amin, our Chief Executive Officer, currently serves as our Chairman. Our Board believes that having Mr. Amin serve as Chairman and Chief Executive Officer is important to our short- and long-term success as it provides certain synergies and efficiencies that enhance the functioning of our Board and, importantly, allows our Board to most effectively execute its role in overseeing business strategy.
As the director closest to our business, Mr. Amin is best able to identify many of the business issues that require the attention of our Board and, as Chairman, can best focus our directors’ attention on the most critical business matters. Further, in our Board’s experience, having Mr. Amin serve as both Chairman and Chief Executive Officer allows for timely and unfiltered communication with our Board on these critical business issues.
Lead Independent Director. When the roles of Chair of our Board and Chief Executive Officer are combined or the Chair is not an independent director (as defined under the NYSE listing standards), our independent directors appoint an independent director to serve as the Lead Independent Director. Ms. Pritchard currently serves as our Lead Independent Director.
Our Board believes that having a Lead Independent Director helps to ensure sufficient independence in Board leadership and provide effective independent functioning of our Board in its oversight and governance responsibilities. The Lead Independent Director performs the functions and duties provided in our Lead Independent Director Guidelines and as otherwise may be requested by our Board. Our Lead Independent Director Guidelines are periodically reviewed and updated by our Board and the Nominating and Corporate Governance Committee. A copy of our Lead Independent Director Guidelines is available on our investor relations website at investor.elfbeauty.com/corporate-governance/governance-guidelines.
Committee Chairs. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is led by a chair that is an independent director.

24	2024 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Below is a summary of the key responsibilities of our Board leadership positions:

role	key responsibilities

Chairman	•Presides over meetings of our Board.

•Sets the agendas and schedules for Board meetings in consultation with our Lead Independent Director.

•Consults and advises our Board and its committees on the business and affairs of e.l.f. Beauty.

•Performs such other duties as may be assigned by our Board.

Chief Executive Officer	•In charge of the daily affairs of e.l.f. Beauty, subject to the overall direction and supervision of our Board and its committees and subject to such powers as reserved by our Board.

Lead Independent Director	•Together with the Chairman and management, develops and approves Board meeting agendas and meeting schedules.

•Provides to our Board supplemental materials or information as advisable.

•Presides at executive sessions of the independent directors.

•Facilitates discussion and open dialogue among the independent directors.

•Serves as a liaison between the Chairman and management and the independent directors.

•Communicates to the Chairman and management, as appropriate, any decisions reached, suggestions, views or concerns expressed by independent directors.

•In appropriate circumstances and in conjunction with our Board, makes himself or herself available for consultation and communication with our major stockholders.

•Provides the Chairman with feedback and counsel concerning the Chairman’s interactions with our Board.

•Performs such functions and duties set forth in the Lead Independent Director Guidelines.

Committee Chairs	•Preside over committee meetings.

•Set the agenda and schedules for committee meetings.

•Regularly report to the full Board on committee activities.

2024 Proxy Statement	25

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Board Committees
Our Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The primary responsibilities (and other details) of each committee are described below. These committees play a critical role in our governance and strategy, and each committee has access to management and the authority to retain independent advisers as it deems appropriate.
Each committee operates pursuant to a written charter, each of which is available on our investor relations website at investor.elfbeauty.com/corporate-governance/board-committees. Each committee reviews and assesses its charter at least annually and recommends changes to our Board to reflect the evolving role of the committee.

Audit Committee

Current members:	Independent(1):	●●● 3 out of 3	Four meetings held in FY 2024.
Richard Wolford (Chair)
Tiffany Daniele(2)	Financially Literate(3):	●●● 3 out of 3
Lori Keith			The Audit Committee Report is on page 88.

(1)	Each member of the Audit Committee meets the independence requirements of SEC regulations and applicable NYSE listing standards.
(2)	Designated as an “audit committee financial expert” by our Board within the meaning of SEC regulations.
(3)	Per NYSE’s financial literacy requirements.
Primary responsibilities:
•Appoints, compensates, retains and oversees the work of our independent auditors.		•Oversees and evaluates the scope of the external and internal audit reviews and results.
•Assesses the qualification and independence of our independent auditors.		•Reviews and discusses with management our periodic reports and earnings releases.
•Oversees and reviews our financial and accounting controls and processes.		•As appropriate, initiates inquiries into aspects of our internal accounting controls and financial affairs.

Compensation Committee

Current members:	Independent(1):	●● 2 out of 2	Four meetings held in FY 2024.
Lauren Cooks Levitan (Chair)
Kenny Mitchell			The Compensation Committee Report is on page 66.

(1)
Each member of the Compensation Committee meets the independence requirements of SEC regulations, the regulations of the Internal Revenue Code of 1986 (the “Internal Revenue Code”) and applicable NYSE listing standards.

Primary responsibilities:
•Reviews and sets the compensation for our executive officers.		•Reviews and makes recommendations to our Board regarding compensation for our directors.
•Reviews and approves all employment, severance and change in control arrangements with our executive officers.		•Reviews and approves our incentive-compensation and equity-based compensation plans.

The Compensation Committee has the authority to retain consultants and advisers as it may deem appropriate in its sole discretion and has the sole authority to approve related fees and other engagement terms.
For additional information regarding the Compensation Committee, see under the heading “Executive Compensation—Compensation Discussion and Analysis—Compensation Setting Process.”

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Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Nominating and Corporate Governance Committee

Current members:	Independent(1):	●●● 3 out of 3	Three meetings held in FY 2024.
Beth Pritchard (Chair)
Lori Keith
Maureen Watson

(1)	Each member of the Nominating and Corporate Governance Committee meets the independence requirements of applicable NYSE listing standards.
Primary responsibilities:
•Oversees our corporate governance policies and ESG program and policies.		•Makes recommendations regarding candidates for our Board and Board committees.

•Oversees the evaluation of our Board.		•Makes recommendations regarding governance matters.
How our Directors are Selected

Sources for Candidates	è è è	In Depth Review by the Nominating and Corporate Governance Committee	è è è	Nomination/Appointment/Election
Directors Management Stockholders Search firms		Candidate qualifications Current Board composition Independence and potential conflicts Diversity		Recommend slate of nominees êêê Full Board review and approval êêê Nomination/appointment/election
Director Suggestions from our Board
The Nominating and Corporate Governance Committee is responsible for reviewing with our full Board, on an annual basis, the appropriate characteristics, skills, and experience required for our Board as a whole and the individual directors. In evaluating the suitability of individual candidates for our Board (both new candidates and current directors), the Nominating and Corporate Governance Committee and our Board consider many factors, including the following:

•personal and professional integrity	•conflicts of interest

•ethics and values	•experience as a board member or executive officer of another publicly held company

•experience in corporate management, such as serving as an officer or former officer
•diversity of expertise and experience in substantive matters pertaining to our business relative to other Board members

•practical and mature business judgment

•experience in the industry in which we operate
Our Board evaluates each individual in the context of our Board as a whole, with the objective of assembling a group of directors that can best maximize the success of our business and represent our stockholders’ interests through the exercise of sound judgment using its depth in these various areas.

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While our Board does not have a specific diversity policy regarding Board composition, our Board is committed to diversity, equity and inclusion, and the Nominating and Corporate Governance Committee considers diversity in all forms as it evaluates Board composition and potential new directors. In addition, the Nominating and Corporate Governance Committee also considers potential candidates’ experience in attracting, developing and retaining qualified personnel and fostering a corporate culture that reflects our values and encourages diversity, equity and inclusion.
In June 2024, Boardspan Inc., an independent director search firm engaged by the Nominating and Corporate Governance Committee, completed its efforts in supporting the successful recruitment of Ms. Ferreras to our Board.
Director Suggestions from our Stockholders
In addition to candidates identified through its own internal processes, the Nominating and Corporate Governance Committee will evaluate candidates for director that are suggested by any stockholder.
In order for the Nominating and Corporate Governance Committee to consider a stockholder suggestion, the stockholder must submit proof of e.l.f. Beauty stock ownership and submit an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board. To fully evaluate the candidate, the Nominating and Corporate Governance Committee may request the stockholder provide additional information regarding the suggested candidate.
The Nominating and Corporate Governance Committee evaluates candidates suggested by stockholders using the same principles and methodologies as it uses to evaluate other candidates (including candidates identified by our Board or our executive team).
There is no set deadline or timing for a stockholder to suggest a candidate for our Board. Stockholder suggestions for nominees for director should be submitted in writing to:
e.l.f. Beauty, Inc.
ATTN: Corporate Secretary
570 10th Street
Oakland, California 94607
The procedures described above are meant to establish an additional means by which stockholders can contribute to our process for identifying and evaluating candidates for our Board and are not meant to replace or limit stockholders’ general nomination rights, as discussed below, in any way.
Stockholder Director Nomination Right
Any stockholder may nominate a candidate or candidates for election to our Board at an annual meeting of stockholders if the stockholder complies with the advance notice, information and consent provisions contained in our bylaws, which are briefly described below.
To nominate a candidate, a stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified to serve on our Board. The stockholder must also provide other information about the candidate that would be required by the SEC rules to be included in a proxy statement.

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In addition, the stockholder must include the consent of the candidate with respect to the candidate’s nomination and commitment to serve if elected, and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must also submit a director questionnaire and an agreement completed by each candidate (forms of which must be requested from us), and the stockholder must provide any other information required by our bylaws. The stockholder must also submit proof of ownership of our common stock.
If a stockholder wishes to nominate one or more persons for election to our Board at the 2025 annual meeting of stockholders, we must receive notice of the nomination between April 24, 2025 and May 24, 2025 according to our bylaws. However, if the date of the 2025 annual meeting of stockholders is more than 30 days before or more than 60 days after August 22, 2025, notice must be received not later than the 90th day prior to the date of the 2025 annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of the 2025 annual meeting of stockholders is first made. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Stockholder director nominations must be submitted in writing to:
e.l.f. Beauty, Inc.
ATTN: Corporate Secretary
570 10th Street
Oakland, California 94607
We did not receive notice of any director nominations from our stockholders for the 2024 annual meeting.
How our Directors are Evaluated
Our Board is committed to continual corporate governance improvement. Our Board, and each committee, conducts an annual self-evaluation to review and assess its overall effectiveness, including with respect to strategic oversight, board structure and operation, interaction with and evaluation of management, governance policies, and committee structure and composition. As appropriate, these assessments may result in updates or changes to our practices as well as commitments to continue existing practices that our directors believe contribute positively to the effective functioning of our Board and committees.
Meeting Attendance
Our Board meets at least quarterly each year, and special meetings may be held as permitted by our bylaws. Committee meetings are held at such times as the committee may determine, with the goal of meeting at least quarterly each year. Directors are expected to attend and participate in Board meetings and applicable committee meetings, and spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.
During FY 2024, our Board held five meetings. Each director, for the portion of FY 2024 that the director was a member of our Board or a particular committee, as applicable, attended at least 75% of the aggregate of the total number of meetings of our Board held during FY 2024 and the total number of meetings held during FY 2024 by all committees of our Board on which that director served.

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Although we do not have a policy with regard to directors’ attendance at the annual meetings of stockholders, all directors are encouraged to attend the annual meeting of stockholders. Each director that was on our Board on the date of the 2023 annual meeting of stockholders attended the 2023 annual meeting of stockholders.
How our Directors are Paid
Non-Employee Director Compensation Program
We compensate our non-employee directors for their service on our Board in accordance with our Non-Employee Director Compensation Program. We also reimburse all directors for their reasonable business expenses incurred in connection with their activities as directors. The following table describes the components of our Non-Employee Director Compensation Program in effect for FY 2024.

retainer	cash(1)	stock award(2)	total
Annual Retainer	$45,000	$140,000	$185,000
Lead Independent Director Retainer	$20,000	—	$20,000
Audit Committee Chairperson Retainer	$15,000	—	$15,000
Audit Committee Member Retainer	$7,500	—	$7,500
Compensation Committee Chairperson Retainer	$10,000	—	$10,000
Compensation Committee Member Retainer	$5,000	—	$5,000
Nominating and Corporate Governance Committee Chairperson Retainer	$6,000	—	$6,000
Nominating and Corporate Governance Committee Member Retainer	$3,000	—	$3,000

(1)	The cash portion is paid on a quarterly basis, based on a “Board term” (which runs from annual meeting of stockholders to annual meeting of stockholders). If a director does not serve as a non-employee director for the entire quarter, the cash portion of the retainer will be pro-rated based on the portion of the quarter that director served as a non-employee director. Prior to January 1 of any year, a non-employee director may elect to receive all of his or her cash retainers for the following year in the form of time-vesting restricted stock units (“RSUs”), which are granted on the date of the annual meeting of stockholders and vest on the same schedule as the RSU portion of the annual retainer as described in footnote 2.
(2)	Payable in time-vesting RSUs. The actual number of RSUs granted to a non-employee director is calculated by dividing the dollar amount of the award by the closing trading price of our common stock on the date of grant. The dollar amount of the award is pro-rated for new non-employee directors. The RSU portion of the annual retainer is granted on the date of each annual meeting of stockholders, or for new non-employee directors, on the date of appointment, and vests in full on the earlier of (i) the first anniversary of the grant date or (ii) immediately prior to the next annual meeting of stockholders after the grant date, subject to the director continuing to serve as a non-employee director through the vesting date. All RSUs granted to our non-employee directors pursuant to the Non-Employee Director Compensation Program vest fully immediately prior to the occurrence of a change in control (as defined in our 2016 Equity Incentive Award Plan).
Stock Ownership Policy
The Board has adopted an executive officer and non-employee director stock ownership policy (our “Stock Ownership Policy”) which specifies target amounts of share ownership for our executive officers and non-employee directors. Each of our non-employee directors who receives compensation from us for his or her service on the Board is required to maintain beneficial ownership of a number of shares of the Company’s common stock with a value equal to not less than five times his or her annual cash retainer, excluding additional lead independent director, committee or committee chair retainers, if any. In addition to shares held outright, shares underlying vested stock options (net of shares that would need to be withheld to satisfy the exercise price thereof and withholding taxes) are counted towards the minimum ownership requirement.
Each of our non-employee directors that was serving on the Board as of August 24, 2023 (the “Effective Date”) has five years from the Effective Date to achieve the minimum ownership requirement. Any non-employee director appointed after the

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Effective Date has until March 31 of the fiscal year in which the fifth anniversary of such director’s start date falls to achieve the minimum ownership requirement. If a non-employee director has not satisfied the minimum ownership requirement by the compliance deadline, all shares acquired pursuant to equity awards granted to that director (net of taxes and exercise costs) must be held by that director until (and so long as) the minimum ownership requirement is satisfied.
Director Compensation Table
The following table shows the compensation earned by or paid to our non-employee directors for their service in FY 2024. All dollar amounts are rounded to the nearest whole dollar amount.

name	fees earned or paid in cash	stock awards(1)	total
Tiffany Daniele	$52,788	$139,929	$192,717
Lori Keith(2)	$58,549	$139,929	$198,478
Lauren Cooks Levitan	$55,302	$139,929	$195,231
Kenny Mitchell(2)	$50,035	$139,929	$189,964
Beth Pritchard	$71,390	$139,929	$211,319
Gayle Tait(2)	$63,057	$139,929	$202,986
Maureen Watson(2)	$48,000	$139,929	$187,929
Richard Wolford(2)	$59,970	$139,929	$199,899

(1)Represents the grant date fair value of annual RSUs granted to the director, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions, disregarding the effects of estimated forfeitures. For a discussion of the valuation of these awards, see Notes to Consolidated Financial Statements at Note 14 in the 2024 Annual Report. These amounts do not reflect the amount the director has actually realized or will realize from the awards upon the vesting of the granted RSUs or the sale of the shares underlying the granted RSUs.
The following table shows the number of unexercised stock options and unvested RSUs held by our non-employee directors as of March 31, 2024.

name	unexercised stock options	RSUs(1)
Tiffany Daniele	—	1,169
Lori Keith	—	1,633
Lauren Cooks Levitan	27,324	1,169
Kenny Mitchell	—	1,587
Beth Pritchard	—	1,169
Gayle Tait	—	1,545
Maureen Watson	7,875	1,570
Richard Wolford	—	1,670

(1) 100% of the RSUs will vest on the date of the 2024 annual meeting, subject to the director’s continued service through such date.
(2)Elected to receive RSUs in lieu of cash retainers for the FY 2024 Board term. The RSUs received in lieu of cash for the FY 2024 Board term were granted on August 24, 2023 (the date of the 2023 annual meeting). The grant date fair value of such RSUs, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions based on the assumptions described in footnote 1, is included in the “fees earned or paid in cash” column up to the value of the cash retainer earned.

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How You can Communicate with our Board
e.l.f. Beauty and our Board welcome open communication with stockholders and appreciate input that advances our goal of enhancing stockholder value. We engage regularly with our stockholders and encourage anyone, including our stockholders, to contact our Board or individual directors about corporate governance or matters related to our Board or e.l.f. Beauty. Individuals may send written communications to our Board, committees of our Board or individual directors by mailing those communications to our Corporate Secretary at:
e.l.f. Beauty, Inc.
ATTN: Corporate Secretary
570 10th Street
Oakland, California 94607
Depending on the subject matter, our Corporate Secretary will:
•forward the communication to the director or directors to whom it is addressed;
•attempt to handle the inquiry directly, for example when the request is for information about e.l.f. Beauty or is a stock-related matter; or
•not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded to our Board or the director or directors to whom they were addressed. A member of management also makes those communications available to our Board upon request.

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OUR COMPANY
Our Executive Officers
The following is a list of our executive officers and their respective ages, positions and brief biographies as of the date of this Proxy Statement.

Tarang Amin Chief Executive Officer and President
Age: 59
Current Role
•Mr. Amin has served as our Chief Executive Officer since January 2014 and as our President since March 2019.
More Information
•For more information about Mr. Amin, see under the heading “Our Board of Directors—Continuing Directors.”

Mandy Fields Senior Vice President and Chief Financial Officer
Age: 43
Current Role
•Ms. Fields has served as our Senior Vice President and Chief Financial Officer since April 2019.
Select Prior Experience
•Chief Financial Officer of BevMo!, a retailer of alcoholic beverages, from June 2016 to March 2019
•Vice President of Finance and Analytics at Albertsons Companies, a grocery company, from July 2015 to June 2016
Education
•B.S. in Finance from Indiana University of Bloomington’s Kelley School of Business

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Josh Franks Senior Vice President, Chief Operations Officer
Age: 46
Current Role
•Mr. Franks has served as our Senior Vice President, Operations since January 2020 and our Chief Operations Officer since May 2024.
Select Prior Experience
•Senior Vice President, Operations and Supply Chain, at Lyrical Foods (d/b/a Kite-Hill), a plant-based, dairy-free packaged food manufacturer, from July 2018 to December 2019
•Vice President, Operations and Supply Chain, at Raybern Foods, a packaged food manufacturer, from April 2014 to March 2018
Education
•B.S. in Business Administration, Operations Management, and Supply Chain Management from North Carolina State University

Jennie Laar Senior Vice President and Chief Commercial Officer
Age: 55
Current Role
•Ms. Laar has served as our Senior Vice President and Chief Commercial Officer since May 2022.
Select Prior Experience
•Senior Vice President, Global Wholesale at Forma Brands, a beauty brand incubator, from December 2020 to April 2022
•Vice President, Global Wholesale at Forma Brands from April 2017 to December 2020
•Vice President, Sales & Merchandising at Bare Escentuals, a global beauty company, from February 2013 to April 2017
Education
•B.A. in Modern European Studies from Nottingham Trent University

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Kory Marchisotto Senior Vice President and Chief Marketing Officer
Age: 48
Current Role
•Ms. Marchisotto has served as our Senior Vice President and Chief Marketing Officer since February 2019.
Select Prior Experience
•Senior Vice President, Marketing for bareMinerals, a brand of Shiseido Americas Corporation (TYO: 4911), a global beauty company, from 2016 to 2018
•Senior Vice President of Marketing, Beauty Prestige Group (from 2015 to 2016) and Vice President of Marketing, Beauty Prestige Group (from 2011 to 2015) at Shiseido Americas Corporation
Education
•Masters of Professional Studies, Cosmetics and Fragrance Marketing and Management from the Fashion Institute of Technology
•B.B.A. in Marketing from Pace University’s Lubin School of Business

Scott Milsten Senior Vice President, General Counsel, Chief People Officer, and Corp. Sec.
Age: 54
Current Role
•Mr. Milsten has served as our Senior Vice President, General Counsel, and Corporate Secretary since January 2014 and as our Chief People Officer since August 2016.
Select Prior Experience
•Senior Vice President, General Counsel, and Corporate Secretary at Schiff Nutrition (until its acquisition, NYSE: SHF) from July 2011 to January 2013, when it was acquired
•Senior Vice President, General Counsel, and Corporate Secretary of Celera Corporation, a health-care diagnostics company (until its acquisition, NASDAQ: CRA), from August 2009 to June 2011, when it was acquired.
Education
•B.A. in English from Duke University
•J.D. from University of Pennsylvania Law School

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Our Team, Culture and Commitments
e.l.f. Beauty is led by its purpose—we stand with every eye, lip, face, paw and fin. We are committed to creating a culture internally—and in the world around us—where all individuals are encouraged to express their truest selves and are empowered to succeed, and where we strive to do the right thing for people, the planet and our furry and finned friends alike.
Encourage Self Expression: Promoting a Culture of Diversity, Equity and Inclusion

our commitment to diversity and equality is infinite. We believe in a world where everyone can own their beauty, without compromise.
We are deeply committed to diversity, equity and inclusion (“DEI”) as exemplified by the diversity of both our Board and our employee base.

We are proud to be one of only four public companies in the U.S. (out of nearly 4,200 public companies) with a board of directors that is at least two-thirds women and at least one-third diverse. We’re also proud that our employee base, which is 75%

women, over 40% diverse and over 65% millennial and Gen Z, is representative of the young, diverse communities we serve.*
We are committed to enabling diversity—including but not limited to gender, race, sexual orientation, national origin, ability and age—to be represented across our entire team. We promote DEI at all levels of our workforce, and our senior leadership team owns and is responsible for our DEI initiatives and programs.

We believe that to drive change, there must be continuous education, learning and sharing. Through our recently launched “Change the Board Game” initiative, we are now encouraging other companies to diversify their boards. Recognizing that putting more diversity in seats of power will take the partnership of other companies, our ambition is to help double the rate of women and diverse members added to U.S. corporate boards by 2027.

*Employee demographic figures based on our full-time employees as of March 31, 2024. Diversity percentage excludes our employees outside of the United States. We are an equal opportunity employer and do not use gender or any other protected criteria as a factor in any employment decisions, such as hiring, promotions or compensation.

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The following table provides certain statistics of our Board and our team as of March 31, 2024. For information about our Board diversity, age, tenure and skills, see under the heading “Our Board of Directors—About our Board.”

	board of directors	senior leadership(1)	all employees(2)
Gender
Female	67%	57%	75%
Male	33%	43%	25%
Age
Gen Z and Millennial	—	—	67%
All other	100%	100%	33%
Race/Ethnicity
Black or African American	11%	14%	4%
Hispanic or Latinx	—	—	16%
Asian	22%	29%	17%
Alaskan Native or Native American	—	—	—
Two or more races or ethnicities	—	—	5%
White	67%	57%	57%

(1)	Senior Leadership includes our executive officers and the Vice President, General Manager of our China operations.
(2)	Employee demographic figured based on our full-time employees as of March 31, 2024. Race/ethnicity percentages exclude our employees outside of the United States.
Empower Others: Supporting the Full Potential of our Employees
Employee Pay and Benefits
Our talented employees are at the core of our business strategy and results. We place a high priority on attracting, recruiting, developing and retaining diverse global talent. Our benefits and programs are designed to support the total well-being and promote the full potential of our employees.
Our continued investments in our people and culture have positioned us as an employer of choice both in the beauty industry and our local communities. In FY 2024, we were recognized in the U.S. News & World Report 2023-2024 edition of “U.S. News Best Companies to Work For.”
With regards to compensation, we take a “one-team” approach. All full-time employees receive a base salary, are bonus eligible under the same bonus plan tied to our financial performance and receive an equity award in e.l.f. Beauty stock. We believe this approach, which applies across all employee levels and geographies, is unique in the beauty industry and contributes to our success in hiring and retaining top talent and driving business results.
In the United States, where over 70% of our workforce is located, the benefits for our full-time employees include, among other things:
•financial benefits including competitive compensation as well as retirement savings plans and commuter benefits;
•healthcare benefits including flexible spending accounts, disability and life insurance—all of which begin on day 1 of employment;

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•family support and flexibility benefits including up to 20 weeks of gender-neutral parental leave, as well as fertility and adoption support;
•wellness and time off programs including an employee assistance program, access to wellness coaches and flexible time off;
•community impact programs including employee donation matching programs and paid time off for volunteering; and
•education and career development programs including tuition reimbursement, high performance teamwork coaching, as well as ongoing learning and training opportunities.
Outside of the United States, we provide similarly competitive benefit packages to those offered to our United States employees and tailored to market-specific practices.
Employee Satisfaction
We are keenly interested in our employees’ well-being, development and overall satisfaction. Engagement is a key factor we look to because it measures our team’s connection and commitment to both e.l.f. Beauty and our vision, mission and values. In April 2024, we conducted our fourth annual benchmarked engagement survey of all employees. All employees were offered an opportunity to participate, and 91% of our employees submitted a response. Our employee engagement continues to significantly exceed consumer industry benchmarks. Our overall engagement score this year was 90%—18 percentage points above the industry benchmark.

EMPLOYEE ENGAGEMENT
90%
72%
+18%
E.L.F.
BEAUTY
CONSUMER
GOODS
CULTURE AMP

The survey was conducted through a platform service delivered by Culture Amp, and the responses were analyzed against Culture Amp’s Consumer Goods & Services 2024 Benchmark, which includes survey results from a minimum of 20 companies and 20,000 employees at organizations that are direct-to-consumer and produce and sell various products and services.

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The engagement survey results were as follows:

	e.l.f. Beauty	consumer goods and services 2024 benchmark	difference (percentage points)
Employee Engagement	90%	72%	+18
Questions that determine employee engagement
I would recommend my company as a great place to work	96%	82%	+14
My company motivates me to go beyond what I would in a similar role elsewhere	90%	69%	+21
I am proud to work for my company	96%	86%	+10
I rarely think about looking for a job at another company	80%	55%	+25
I see myself working at my company in two years’ time	88%	68%	+20
Embody our Ethics: Doing the Right Thing for All People, the Planet and our Furry and Finned Friends
All People
We proudly support human rights and individual expression and freedom. As such, we treat all employees with respect, regardless of age, gender, ethnicity, religion, abilities or sexual orientation. We also expect our suppliers and partners to uphold these principles when providing products and services to us.
We are proud to be the first company in the beauty industry to have a third-party manufacturing facility Fair Trade Certified™. A Fair Trade Certified™ seal on a product signifies that it was made according to rigorous fair trade standards that promote sustainable livelihoods and safe working conditions for facility employees, protection of the environment and transparent supply chains. Our first third-party manufacturing facility in China was Fair Trade Certified™ in August 2022, and we have since expanded this program to certify additional facilities. To achieve certification, facilities are required to pass audits and demonstrate adherence to over 100 compliance criteria that cover social responsibility, environmental responsibility, empowerment and economic development. Facilities must pass a re-certification annually, which includes plans for continuous improvement. Each time a consumer buys one of our Fair Trade Certified™ products, e.l.f. Beauty makes a contribution to the facility workers who made the product for use in improving their communities.
The Planet
We are focused on reducing our environmental impact while providing our consumers with premium-quality beauty products. Product packaging represents a meaningful portion of our environmental footprint, driving our continued focus to further reduce this impact. Our packaging sustainability strategy is grounded in three principles:
•Packaging footprint reduction. We are proud to have eliminated over 2.5 million pounds of excess packaging since the inception of “Project Unicorn.” Project Unicorn was launched in 2019 to elevate e.l.f. Cosmetics’ product assortment, presentation, and navigation on-shelf, and resulted in a significant streamlining in our product packaging footprint. This was achieved by removing secondary cartons, vacuum formed trays and paper insert cards, slimming down secondary packaging, and designing a patented approach to display product on shelf. In 2023, we established a new goal seeking to achieve a

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20% reduction in packaging intensity by the end of our fiscal year ending March 31, 2030, and we are actively pursuing projects to lightweight our packaging.
•Sustainably sourced packaging. Our initial focus is the use of Forest Stewardship Council ("FSC")-certified paper for our products that use paper cartons. FSC certification is a globally recognized standard that certifies products come from responsibly managed forests that provide environmental, social and economic benefits. In our fiscal year ended March 31, 2022 (“FY 2022”), we set a goal for our paper cartons to be 100% FSC-certified across all our brands by the end of the fiscal year ending March 31, 2025. We’re pleased to have achieved this goal one year early in FY 2024, with 100% of our paper cartons across e.l.f. Cosmetics, e.l.f. SKIN, Well People and Keys Soulcare now produced with FSC-certified materials. We are in the process of aligning Naturium, acquired in Q3 FY 2024, to our FSC-certified paper carton commitment.
•Recyclability and recycled content. We have projects underway to increase the percentage of our packaging that is recyclable, refillable, reusable or made from recycled materials.
We are working to reduce our carbon footprint. In FY 2022, we publicly disclosed our greenhouse gas (“GHG”) emissions of our offices and distribution centers, and certain emissions from our value chain. We have made meaningful progress since then. In our fiscal year ended March 31, 2023 (“FY 2023”), we set near term GHG emissions targets for Scopes 1 and 2 through the Science Based Target initiative. We achieved these reduction targets in FY 2023 and continued to meet them in FY 2024. We also continued to act on the key focus areas identified to reduce our carbon footprint and, as we progress this work, we plan to evaluate science-based targets for our Scope 3 emissions. As part of our transparency and reporting efforts, we made our first annual disclosure through CDP’s Climate Change questionnaire in July 2023.
Our Furry and Finned Friends
We are proud to be a 100% cruelty free company. We do not conduct or tolerate any tests on animals, nor do we use any ingredients that are found to have been tested on animals in any of our products. We are double certified as “cruelty free” across our e.l.f. Cosmetics, e.l.f. SKIN, Well People and Keys Soulcare brands. Each of these brands is certified by People for the Ethical Treatment of Animals (“PETA”) as “Global Animal Test-Free,” a credential given to companies and brands who have verified that their own facilities and their suppliers do not conduct, commission, pay for, or allow any tests on animals for their ingredients or finished products. In addition, each of the aforementioned brands is certified by the Leaping Bunny Program. Companies with this credential certify that no animal testing was conducted on materials or formulations at any stages of product development, in addition to recommitting to the program annually and being open to third-party audits. Naturium, acquired in FY 2024, is also cruelty free, with no animal testing conducted for ingredients or finished products. We are working towards obtaining PETA and Leaping Bunny certifications for Naturium.
Certain Relationships and Related Party Transactions
Policy and Procedures
The Audit Committee has adopted a written policy regarding transactions between e.l.f. Beauty and our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any affiliates or members of the immediate family of any of the foregoing. We refer to these individuals and entities as “related parties” and these relationships generally as “related party transactions.”

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Any request for us to enter into a related party transaction in which the amount involved exceeds $120,000 and a related party would have a direct or indirect interest must first be presented to the Audit Committee for review, consideration and approval. The Audit Committee reviews all the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and considers any conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics.
Related Party Transactions during the Year
The following is a description of related party transactions entered into during FY 2024 in which the amount involved exceeds $120,000 and a related party would have a direct or indirect interest:
•We paid compensation to our directors and executive officers in FY 2024. See under the heading “Our Board of Directors—How our Directors are Paid” for information regarding compensation paid to our directors and under the heading “Executive Compensation” for information regarding compensation paid to our executive officers.
Rule 10b5-1 Trading Plans
Each of our executive officers have adopted written plans, known as Rule 10b5-1 trading plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 trading plan, a broker executes trades pursuant to parameters established by the individual when entering into the Rule 10b5-1 trading plan, without further direction from them. The individual may amend or terminate the Rule 10b5-1 trading plan in specified circumstances. All 10b5-1 trading plans entered into must comply with Rule 10b5-1 of the Exchange Act and our Amended and Restated Insider Trading Compliance Program (our “Insider Trading Program”), and any Rule 10b5-1 trading plan must be pre-cleared in advance by the Company’s legal department.
Corporate Governance Materials
We believe that good corporate governance is important to ensure that, as a public company, we will be managed for the long-term benefit of our stockholders. We have reviewed the corporate governance policies and practices of other public companies, as well as those suggested by various authorities in corporate governance, and have also considered SEC and NYSE rules. Based on this review, we have established and adopted charters for each of our Board committees, and have adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and our Insider Trading Program.
Our Corporate Governance Guidelines are intended to provide a set of flexible guidelines for the effective functioning of our Board, including director qualifications and responsibilities, management succession and Board committees. Our Corporate Governance Guidelines are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements, evolving best practices and other considerations. A copy of our Corporate Governance Guidelines is available on our investor relations website at investor.elfbeauty.com/corporate-governance/governance-guidelines.
In addition to our Corporate Governance Guidelines, we have adopted a Code of Business Conduct and Ethics for our directors, officers, and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Business Conduct and Ethics is designed to help directors and employees resolve ethical and compliance issues encountered in the business environment. We will make any legally required disclosures regarding amendments to, or waivers of, our Code of Business Conduct and Ethics on our investor relations website. A copy of our Code of Business Conduct and Ethics is available on our investor relations website at investor.elfbeauty.com/corporate-governance/code-of-business-conduct-ethics.

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Furthermore, our Insider Trading Program, which is reasonably designed to promote compliance with insider trading laws, rules and regulations (1) governs the purchase, sale and/or other disposition of the Company’s securities by directors, officers and employees of the Company, (2) prohibits our directors and certain employees, including all of our executive officers, from trading during quarterly blackout periods and contains other restrictions on trading activities designed to avoid circumstances where Company insiders may be deemed to have traded on material nonpublic information, and (3) prohibits our directors, officers and employees from engaging in hedging transactions with respect to our securities, including entering into transactions in options, puts, calls or other derivative securities or selling our securities short, and pledging shares of our securities in margin accounts. Our Insider Trading Program also requires that our directors and certain restricted employees, including all of our executive officers, pre-clear any proposed open market transactions. A copy of our Insider Trading Program is attached as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended March 31, 2024 filed with the SEC on May 23, 2024.
The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board may adopt changes to policies and practices that are in the Company’s best interests and as appropriate to comply with any new SEC or NYSE rules.

Proposal 2:	Vote to Approve an Amendment to our Amended and Restated Certificate of Incorporation to Provide for Officer Exculpation
☑ FOR
Our Board unanimously recommends a vote “FOR” the approval of the amendment to our Amended and Restated Certificate of Incorporation to provide for officer exculpation.
Our Board believes providing for exculpation of our officers as permitted under Delaware law better aligns our officers’ protections with those of our directors, enables our officers to exercise their best business judgment in furtherance of the Company’s and our stockholders’ best interests and enhances our ability to attract and retain qualified and experienced executive talent.

What am I Voting On?
Our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) allows us to protect our directors from personal liability under limited circumstances (referred to as “exculpation”) in accordance with Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”). Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to authorize Delaware corporations to expand exculpation protection to certain of their officers under limited circumstances. Prior to this amendment, Delaware corporations were permitted to offer exculpation protection only to their directors. Section 102(b)(7) of the DGCL was amended to rectify the inconsistent treatment between a corporation’s officers and directors. Corporations wishing to offer similar protection for their officers must do so through an amendment to the company’s certificate of incorporation.

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Officers, like directors, perform roles that require swift, informed decision making on critical issues that have the potential to lead to investigations or lawsuits that may seek to impose personal liability. In the absence of protection against personal liability in certain circumstances, qualified officers may be deterred from serving as an officer of the Company due to the exposure of personal liability and the risk of spending significant time and resources defending lawsuits, regardless of merit. The Board believes that amending our Certificate of Incorporation to provide for exculpation of our officers as permitted by the DGCL better aligns officers’ protections with those of our directors and enables our officers to exercise their best business judgment in furtherance of the Company’s and stockholders’ best interests without the risk of personal liability for decisions made in good faith. Further, many public companies, including several of our peers, have adopted officer exculpation provisions, and the Board believes that extending exculpation protection to officers, under the circumstances permitted by Delaware law, enhances our ability to attract and retain qualified and experienced executive talent.
The proposed amendment to our Certificate of Incorporation would eliminate personal liability for certain of our officers only in those limited circumstances permitted by Delaware law. Pursuant to Section 102(b)(7) of the DGCL, officers would be protected from personal liability for monetary damages for breach of the duty of care in certain circumstances. The proposed amendment, in line with Section 102(b)(7), would not eliminate officers’ personal monetary liability with respect to breach of fiduciary duty claims brought by or in the right of the Company (including any claims brought by our stockholders derivatively in the name of the Company), breach of duty of loyalty claims, acts or omissions not in good faith, intentional misconduct or knowing violations of law, or transactions in which the officer receives an improper personal benefit. Further, the proposed amendment would not apply to acts or omissions occurring prior to the date that the amendment becomes effective.
For the foregoing reasons, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to amend our Certificate of Incorporation. The Board has unanimously approved an amendment to our Certificate of Incorporation to limit the personal liability of certain of the Company’s officers in limited circumstances, as permitted by Delaware law, and recommends that our stockholders approve such amendment at the 2024 annual meeting.
The current exculpation protections available to the directors pursuant to Article VII of our Certificate of Incorporation will remain unchanged as a result of the proposed amendment, and, if approved, the proposed amendment will add a new Article XII to our Certificate of Incorporation to provide for the officer exculpation. The description of the proposed amendment is a summary only and is qualified in its entirety by reference to Annex B to this Proxy Statement. If the proposed amendment is approved by stockholders, a Certificate of Amendment to our Certificate of Incorporation to implement the proposed amendment (the “Certificate of Amendment”) will promptly be filed by the Company with Secretary of State of the State of Delaware following the 2024 annual meeting, and the proposed amendment will become effective at that time. If the proposed amendment is not approved by the requisite stockholder vote, then the Certificate of Amendment will not be filed with the Secretary of State of the State of Delaware and the proposed amendment will not become effective.
What is the Required Vote?
The amendment to our Certificate of Incorporation will be approved by the affirmative vote of holders of a majority of the voting power of the outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

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EXECUTIVE COMPENSATION

Proposal 3:	Advisory Vote to Approve Compensation Paid to our Named Executive Officers
☑ FOR
Our Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers.
Our Board believes our executive compensation program aligns the interests of our executive officers with the long-term interests of our stockholders and, consistent with our pay-for-performance culture, rewards our executive officers when we achieve our short- and long-term strategic and financial goals.

What am I Voting On?
At the 2020 annual meeting of stockholders, our stockholders expressed a preference to hold future advisory (non-binding) votes on the compensation of our named executive officers on an annual basis. Consistent with that vote, stockholders are being asked to indicate their support, on an advisory (non-binding) basis, for the compensation paid to our named executive officers for FY 2024 as described in this Proxy Statement by casting a vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to e.l.f. Beauty, Inc.’s named executive officers for FY 2024, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, compensation tables, and narrative discussion, is hereby APPROVED.”
This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
Stockholders should review the information under the heading “Executive Compensation—Compensation Discussion and Analysis” and the tables and narrative discussion under the heading “Executive Compensation—Executive Compensation Tables.” Our Board and the Compensation Committee believe that the policies and procedures discussed in the following sections are effective in achieving our goals and have contributed to our recent and long-term success.
Because the vote is advisory, it is not binding on our Board or e.l.f. Beauty. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and our Board and, accordingly, our Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
What is the Required Vote?
The compensation of our named executive officers for FY 2024 will be approved, on an advisory basis, by a majority of votes cast (meaning the number of shares voted “For” must exceed the number of shares voted “Against” in order for this proposal to be approved). Abstentions and broker non-votes are not considered votes cast for this proposal and will have no effect on the vote for this proposal.

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Compensation Discussion and Analysis
The compensation discussion and analysis (the “CD&A”) provides information with respect to compensation paid to our named executive officers for FY 2024.
The compensation provided to our named executive officers in FY 2024 is discussed in detail in the CD&A and in the tables under the heading “Executive Compensation—Executive Compensation Tables.”
The CD&A is organized into the following sections:

•	Named Executive Officers, starting on page 45;

•	Executive Summary, starting on page 46;

•	Compensation Philosophy, Objectives, and Design, starting on page 50;

•	Compensation Setting Process, starting on page 51;

•	Compensation Program Components, starting on page 54; and

•	Other Compensation Information, starting on page 63.
Named Executive Officers
Our named executive officers for FY 2024 were as follows:

name	position
Tarang Amin	Chairman, Chief Executive Officer, President, and Director
Mandy Fields	Senior Vice President and Chief Financial Officer
Josh Franks	Senior Vice President, Chief Operations Officer
Kory Marchisotto	Senior Vice President and Chief Marketing Officer
Scott Milsten	Senior Vice President, General Counsel, Chief People Officer, and Corporate Secretary
For biographical information regarding our named executive officers, see under the heading “Our Company—Our Executive Officers.”

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Executive Summary
FY 2024 Performance Highlights

$1,024 million	$128 million	$184 million	$235 million
Net Sales	Net Income	Adjusted Net Income(1)	Adjusted EBITDA(2)

+77%	+108%	+100%	+101%
Growth	Growth	Growth	Growth

$2.21
Earnings Per Share

10.5%	+330	#1
market share(3)	basis points(3)	favorite teen brand(4)

(1)	See Annex A for a reconciliation of net income to Adjusted Net Income.
(2)	See Annex A for a reconciliation of net income to Adjusted EBITDA.
(3)	According to Nielsen xAOC 12 weeks ending March 23, 2024.
(4)	According to the Piper Sandler Semi-Annual Taking Stock With Teens® Survey, Spring 2024.
Strong Financial Results
Our exceptional performance for FY 2024 underscores the world class team at e.l.f. Beauty and our deep connection with our consumers, as we again strengthened our market position. In FY 2024, we grew net sales by 77% year over year, delivered approximately $128 million in net income and grew Adjusted EBITDA by 101% year over year. We delivered over $1 billion in net sales for the first time in FY 2024, with Q4 marking our 21st consecutive quarter of both net sales growth and market share gains.
Delivered Exceptionally Strong Stock Price Performance and Total Stockholder Return
Our Total Stockholder Return (“TSR”) for the 1-, 3- and 5-year periods through the end of FY 2024 were 138%, 630% and 1,749%, significantly outperforming relevant indices.

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Continued Progress Against our Five Strategic Imperatives
In FY 2024, we continued to focus on executing our five strategic imperatives to create long-term value for our stockholders. See under the heading “Introduction—Highlights from FY 2024—Continued Progress Against our Five Strategic Imperatives” for additional information.
Furthering our Environmental, Social and Governance Commitment and Initiatives
Consistent with our values and commitments, we took a number of steps in FY 2024 to further our ESG journey. We enhanced our ESG policies and disclosure, championed Board diversity, advanced our responsible sourcing initiatives, reduced our carbon footprint and achieved recognition for our human capital investments. See under the heading “Introduction—Highlights from FY 2024—Furthering our Environmental, Social and Governance Commitment and Initiatives” for additional information. Also see under the heading “Our Board of Directors—About our Board” and under the heading “Our Company—Our Team, Culture and Commitments” for additional information regarding our Board, our Company and our team as it relates to ESG matters.
FY 2024 Executive Compensation Key Aspects and Highlights

No changes to base salaries or annual cash incentive targets	Cash incentive compensation tied solely to profitability	Majority of compensation is variable, at-risk, and in equity	Equity awards split 50% performance-based and 50% time-based	Performance-based equity awards tied to long-term financial and market share metrics with 3-year cliff vesting

Our executive compensation program is designed to directly tie the compensation paid to our executive officers to our performance and align the interests of our executive officers with the interests of our stockholders. Accordingly, in FY 2024, consistent with our compensation philosophy, which emphasizes performance-based and “at-risk” pay, we continued to (i) maintain the proportion of performance-based and at-risk compensation to encourage a focus on our short- and long-term success and to align with the long-term interests of our stockholders and (ii) limit the cash component of, and emphasize the equity component of, our named executive officers’ total compensation.
In FY 2024, all named executive officers received 50% of their equity awards, based on the number of shares of our common stock underlying the equity awards (based on target achievement of performance goals), in the form of performance-based restricted stock units (“PSUs”) tied to (i) our net sales and Adjusted EBITDA performance measured over a three-year performance period (April 1, 2023–March 31, 2026) and (ii) market share performance for our e.l.f. Cosmetics brand over the same three-year performance period. To maximize retention, the PSUs granted in FY 2024 (the “FY 2024 PSUs”) have a single cliff vest following the end of the three-year performance period based on our financial and market-share performance during the three-year performance period.

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Key aspects and highlights of our compensation-related decisions in FY 2024 include the following:
•No changes to base salaries or target annual cash incentive opportunities. We maintained the existing base salary and target annual cash incentive opportunity levels for each of our named executive officers. We have never increased the base salaries of our named executive officers, which for Mr. Amin and Mr. Milsten remain the same as in their respective new hire offers in 2014 and for Ms. Fields, Ms. Marchisotto, and Mr. Franks remain the same as in their respective new hire offers in 2019 and 2020. Additionally, we have never increased the target annual cash incentive opportunities for Mr. Amin and Ms. Fields which remain the same as in their respective new hire offers and did not increase the target annual cash incentive opportunities for Mr. Milsten, Ms. Marchisotto, and Mr. Franks from the opportunities in FY 2023 (in FY 2023, the Compensation Committee increased the target annual cash incentive opportunities for each of our senior vice presidents (other than Ms. Fields) from 40% to 50% to maintain relative internal parity among our executive officers).
•Annual cash incentives tied to financial performance. We continued to tie our annual cash incentive compensation solely to our profitability. Consistent with previous years where the Compensation Committee has not altered or changed annual cash incentive compensation program goals, we made no changes to our FY 2024 annual cash incentive compensation plan target following its initial approval by the Compensation Committee in May 2023. Factoring in the relevant opportunities and risks, the target for our annual cash incentive compensation program for FY 2024 was rigorous, aggressive and challenging, attainable only with strong performance, and aligned with our objectives for FY 2024. The Adjusted EBITDA target of $140.1 million represented a nearly 20% increase over our actual Adjusted EBITDA result of $116.8 million in FY 2023, reflecting our ambitious business and operational plans for FY 2024. In order to earn any payout, a minimum of 80% of target performance had to be achieved. Adjusted EBITDA is a non-GAAP financial measure, and we provide a reconciliation of net income to Adjusted EBITDA in Annex A and a short definition of Adjusted EBITDA in the Note Regarding Non-GAAP Financial Measures.
•Emphasis on equity compensation. We continued to provide the majority of target compensation opportunity awarded to our named executive officers in the form of equity to instill an ownership culture, align the interests of our named executive officers with the interests of our stockholders and support long-term retention. Our time-based RSUs vest over four years to align with the long-term interests of our stockholders.
•Maintain a significant percentage of equity granted to our named executive officers in the form of performance-based equity. We continued our practice of granting PSUs to all named executive officers to closely align their compensation with our strong pay-for-performance culture and focus on motivating the delivery of substantial and sustainable value to stockholders. In FY 2024, we kept the percentage of shares underlying our PSUs at 50% of the target equity compensation level (based on target achievement of performance goals) for all named executive officers with the remaining shares underlying equity awards being in the form of time-based RSUs.
•FY 2024 PSUs tied to three-year financial and market share performance with cliff vesting. The FY 2024 PSUs are tied to achievement of net sales and Adjusted EBITDA compound annual growth rate targets measured over a three-year performance period, with a potential uplift in the event of achievement of a market share gain performance metric for our e.l.f. Cosmetics brand over the same three-year performance period. The FY 2024 PSUs will vest in a single installment, subject to continued service and solely to the extent

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earned, upon the Compensation Committee’s certification of our achievement of the targets following the three-year performance period. Factoring in the relevant opportunities and risks, the performance metrics for the FY 2024 PSUs were rigorous, aggressive and challenging, and only attainable with sustained strong performance. We also believe this three-year cliff vesting helps to retain our named executive officers through the completion of the performance period and incentivizes long-term performance.
•Majority of CEO’s target total compensation and equity compensation is performance-based. 94% of our CEO’s total target compensation for FY 2024 was variable and at-risk and 50% of our CEO’s total target compensation for FY 2024 was performance-based. In addition, 50% of the shares of our common stock underlying our CEO’s target long-term incentive equity grant, calculated based on target achievement, was in the form of FY 2024 PSUs.

	base salary	annual cash incentive	long-term incentive PSUs	long-term incentive RSUs
% of Total Targeted Compensation(1)	6%	6%	44%	44%
% of Total Targeted Long-Term Incentive(2)			50%	50%

(1) The value of long-term incentives calculated based on the closing trading price of our common stock on the date of grant, with any performance goals determined based on target achievement.
(2) The percentage of total targeted long-term incentive calculated based on the number of shares underlying the equity awards, with any performance goals determined based on target achievement.
•Peer group is rigorously determined and appropriate. Consistent with best practices for corporate governance, the Compensation Committee has committed to, on an annual basis, review and assesses the group of peer companies used as a reference point for evaluating executive compensation. In connection with determining the compensation of our executive officers for FY 2024, in January 2023 the Compensation Committee conducted a review of our peer group to ensure its continued appropriateness. The Compensation Committee gave careful consideration to the selection criteria, the range of values on the selection criteria and the companies included. As compared to our FY 2024 peer group, when the peer group was adopted in January 2023 (using data from December 31, 2023), we were at the 19th percentile for trailing twelve-month revenue and the 76th percentile for 30-day average market capitalization.
The compensation paid to our named executive officers for FY 2024 is discussed in more detail in the sections of the CD&A that follow.

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Continued Engagement with Stockholders regarding our Executive Compensation Program

At the 2023 annual meeting of stockholders, approximately 93% of the votes cast (excluding abstentions and broker non votes) by our stockholders approved, on an advisory basis, the compensation paid to our named executive officers for FY 2023.	93% of votes cast by stockholders approved FY 2023 Say-on-Pay
We attribute this high approval percentage to, among other things, the alignment of our executive compensation program to our financial performance, the continued progression of our compensation practices, our enhanced proxy statement disclosure and our continued engagement with our stockholders regarding our executive compensation program.
Consistent with prior years, we offered our stockholders in FY 2024 the opportunity to discuss and provide insights into our executive compensation program as well as meet with members of our Compensation Committee if desired.
The principal feedback we received from our stockholders in FY 2024 indicated broad support from our stockholders regarding our executive compensation program (as well as our unique company-wide compensation program that provides equity to every employee and includes all employees on the same annual cash incentive compensation program).
We did not receive any direct or specific suggestions regarding our executive compensation program. Given the overall broad support from our stockholders, we did not make any modifications in FY 2024 to our executive compensation program.
Compensation Philosophy, Objectives and Design

Attract and Retain Talent	Align with Stockholders	Pay-for-Performance
Attract, motivate, and retain highly talented and experienced executive officers who drive our success.	Align our executive officers’ incentives with the long-term interests of our stockholders.	Reward our executive officers for their performance and motivate them to achieve our short-term and long-term strategic and financial goals.

We design our executive compensation program based on a pay-for-performance philosophy. We believe our executive officers should be rewarded when we achieve our short-term and long-term strategic and financial goals, since these accomplishments are designed to align with stockholder interests.
We achieve our compensation objectives through an executive compensation program that:
•provides a competitive total pay opportunity that enables us to compete effectively for executive talent with large legacy consumer products, retail and beauty companies, as well as with high growth technology and digital companies in the San Francisco Bay Area;
•emphasizes pay-for-performance by delivering a majority of our executive officers’ compensation only upon the achievement of our short-term and long-term strategic and financial goals, which are designed to deliver responsible and sustainable stockholder value growth; and
•provides strong alignment with our stockholders, with a significant majority of the target compensation opportunity for our executive officers delivered in the form of equity awards.

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The Compensation Committee is also committed to effective compensation governance. Below is a summary of our key compensation governance practices, which are designed to drive performance, mitigate undue risk and align the interests of our executive officers and other employees with the interests of our stockholders.

What We Do

✓	We believe in pay-for-performance. The majority of our executive officers’ pay is variable and at-risk.

✓
We heavily weight total compensation toward equity compensation and in FY 2024 granted 50% of our equity compensation (based on shares underlying equity awards using target achievement of performance goals) in the form of performance-based equity to align our executive officers’ and our stockholders’ interests.

✓	Our annual cash incentives are based solely on financial performance.

✓	We hold annual “say-on-pay” advisory votes.

✓	We maintain mandatory stock ownership requirements for our executive officers.

✓	In addition to the clawback policy mandated by NYSE listing rules, we maintain a compensation recovery (clawback) policy in the event of misconduct that results in a financial restatement or material misstatement of financial calculations or information that would have significantly reduced incentive compensation.

✓	We engage an independent compensation consultant to advise the Compensation Committee.

What We Don’t Do

✗	We don’t provide annual salary increases or guarantee minimum cash bonuses.

✗	We don’t modify our performance targets during the performance period.

✗	We don’t allow for uncapped award opportunities.

✗	We don’t maintain defined benefit pension plans or executive-only benefit or retirement plans.

✗	We don’t provide excise tax gross ups.

✗	We don’t provide excessive perquisites to our executive officers.

✗	We don’t permit hedging or pledging of our stock.

Compensation Setting Process
Roles and Responsibilities
The Compensation Committee has primary responsibility for reviewing and approving our overall compensation program, including reviewing and approving the form and amount of compensation to be paid or awarded to our executive officers, approving employment agreements with our executive officers and performing a risk assessment of our compensation program in order to strike the appropriate balance of risk and reward without encouraging excessive or inappropriate risks that would have a material adverse impact on e.l.f. Beauty. The Compensation Committee, management and our independent compensation consultants work closely in managing our executive compensation program. A summary of each of their roles and responsibilities (and other relevant information) is set forth on the following page.

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Compensation Committee

•	Reviews and approves individual executive compensation decisions, including compensation for each of our executive officers (including our Chief Executive Officer), and new hire packages and employment agreements for new executive officers.

•	Evaluates and manages our executive compensation philosophy and programs, overseeing decisions regarding specific equity-based compensation plans, programs and grants.

•	Reviews, at least annually, the selection of companies in our peer group to evaluate the competitiveness of executive officer and non-employee director compensation programs.

•	Conducts annual reviews and approves (or, if applicable, makes recommendations to our board of directors regarding the adoption and approval of) our cash-based and equity-based incentive compensation plans and arrangements for our executive officers and non-employee directors.

•	Considers stockholder feedback and all other factors to help align our executive compensation program with the interests of e.l.f. Beauty and our stockholders and long-term value creation.

•	Evaluates the independence of its outside advisers, including the compensation consultant and outside legal counsel, considering the six independence factors established by the SEC.

Management

Chief Executive Officer		Chief People Officer
•	Reviews and makes recommendations regarding the salary, short-term incentive compensation targets and other compensation for our executive officers (other than himself).	•	Assists the Compensation Committee in fulfilling its responsibilities by providing advice on compensation best practices, information regarding attrition and retention at e.l.f. Beauty, as well as information regarding employee sentiment on such matters, employee engagement and human capital management.

Compensation Consultants(1)

•	The Compensation Committee has engaged Aon Consulting Inc. (“Aon”), through its Human Capital Solutions division, an independent compensation consultant, to advise the Compensation Committee with respect to our overall executive compensation programs, including peer group selection and competitive market assessment, market insights and trends in executive compensation.

•	Aon reports directly to the Compensation Committee and does not provide any non-compensation related services to e.l.f. Beauty.

(1)	Based on an assessment of the six independence factors established by the SEC, the Compensation Committee determined that the engagement of Aon does not raise any conflicts of interest or similar concerns.

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Peer Group
To assess the competitiveness of our executive compensation program, the Compensation Committee considers the compensation practices of peer companies reasonably similar to e.l.f. Beauty on the basis of, among other things, industry, consumer focus, revenue, market cap and geography. In consultation with Aon, the Compensation Committee, in addition to considering the factors listed in the previous sentence, selected companies that generally fell within the range of 0.5x to 2.5x of our then-current trailing twelve-month revenue and within the range of 0.3x to 3x of our then current 30-day average market capitalization.
While the peer group data is used to assess the competitiveness of our compensation program, it is only one of a number of factors used to make final pay decisions. The Compensation Committee annually reviews and approves changes to the peer group based on the recommendation of its independent compensation consultant. As part of the Compensation Committee’s periodic review of our compensation peer group, the Compensation Committee, with assistance from Aon, approved the following peer group for setting executive compensation for FY 2024:

FY 2024 peer group*
CarParts.com	Olaplex(1)	Shutterstock
Chuy’s	PetMed Express	The Beauty Health Company(1)
Clarus	Planet Fitness	The Lovesac Company
Duluth	Revolve Group	The Simply Good Foods Company
Movado Group	Ruth’s Hospitality Group	YETI(1)

(1)	Added to the peer group for FY 2024.
*	Lifetime Brands, Shake Shack, and TheRealReal were removed from the peer group as they each fell outside one or more of the selection considerations and their respective industries were less comparable from a business perspective.
As compared to our FY 2024 peer group, when the peer group was adopted in January 2023 (using data from December 31, 2023), we were at the 19th percentile for trailing twelve-month revenue and the 76th percentile for 30-day average market capitalization.

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Compensation Program Components

Base Salary	Annual Cash Incentive	Long-Term Incentive
Cash	Cash	Equity
Fixed	Variable/At-risk	Variable/At-risk
Provides a stable level of pay to attract and retain talent.	Rewards achievement of our annual financial goals.	Rewards creation of long-term stockholder value.

Targeted Compensation Mix
The targeted mix of our three primary compensation elements (base salary, annual cash incentive opportunity and the targeted value of long-term incentives)(1) for FY 2024 for our Chief Executive Officer and the average for our other named executive officers are as follows:

(1)	Comprised of base salary (at the annual rate in effect) for FY 2024, target annual cash incentive for FY 2024 and the targeted value of the equity awards granted in FY 2024, which is calculated by multiplying the closing trading price of our common stock on the date of grant by the number of shares underlying the equity award based on target achievement of any performance goals.
Each compensation element for our named executive officers is discussed further below and set forth in more detail in the “Summary Compensation Table” and under the heading Executive Compensation—Executive Compensation Tables—Grants of Plan-Based Awards.”
Base Salaries
We provide base salaries as a fixed source of compensation for our executive officers, allowing them a degree of certainty with respect to their day-to-day compensation. The Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent. The relative levels of base salary for each executive officer are designed to reflect that executive officer’s scope of responsibility and accountability to us, as well as our desire to maintain relative internal parity among our executive officers. The Compensation Committee reviews the base salaries of our executive officers on an annual basis but has never made an adjustment.

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FY 2024 Base Salaries
The base salaries for each of our named executive officers remained the same as in FY 2023. The decision to keep base salaries at the same level as provided at the time of hire was made based on our philosophy of delivering the majority of compensation through long-term equity-based compensation designed to deliver value to our executive officers only when our performance creates value for our stockholders.
The annual base salaries for FY 2024 for our named executive officers were as follows:

FY 2024 Annual Base Salaries
name	base salary
Tarang Amin	$475,000
Mandy Fields	$350,000
Josh Franks	$325,000
Kory Marchisotto	$325,000
Scott Milsten	$325,000
Annual Cash Incentive Compensation
We provide annual cash incentive compensation to motivate our executive officers to achieve our short-term financial and strategic goals. Annual cash incentive compensation is based on predetermined financial measures that are chosen by the Compensation Committee at the beginning of the fiscal year and that are aligned with our annual growth objectives as well as our long-term business plan. The financial measure performance goals for our annual cash incentive compensation are designed to be challenging.
We believe that annual cash incentive compensation:
•aligns the interests of our executive officers, e.l.f. Beauty and our stockholders;
•enables us to focus on achieving and exceeding financial goals that drive stockholder value creation;
•recognizes and rewards individuals for contributing to our success;
•attracts and retains the top talent in the industry; and
•holds our executive officers accountable.
The annual cash incentive payout for each executive officer is determined based on a formula consisting of the executive officer’s base salary, target annual cash incentive opportunity (which is set as a percentage of base salary by the Compensation Committee early in the applicable fiscal year) and a funding percentage of the annual cash incentive compensation pool based on our performance with respect to predetermined financial measures chosen by the Compensation Committee—a visual depiction of the annual cash incentive payout formula is shown below. Individual performance has not been considered when determining annual cash incentive payouts for executive officers (or any other employee) as we adhere to a “one team” philosophy where all employees participate equally (subject to variations in target annual cash incentive opportunity) in our successes and shortcomings.

Base salary	x	Target percentage	x	Funding percentage	=	Annual cash incentive payout

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The funding percentage of the annual cash incentive compensation pool is determined based on our performance of the predetermined financial measures chosen by the Compensation Committee.
There is a threshold funding percentage of 80% (if the threshold performance goal is achieved) and a maximum funding percentage of 200% (if the maximum performance goal is achieved or exceeded), with funding percentages corresponding on a linear basis to performance between threshold and target levels and performance between target and maximum levels. If the threshold performance is not achieved, the funding percentage is set at 0% and no annual cash incentive compensation is paid.

ç	performance of predetermined financial measures					è
ß below threshold	threshold goal achieved	ßà in between goals	target goal achieved	ßà in between goals	maximum goal achieved	à above maximum
	â	corresponds to a funding percentage of:			â
0% no funding	80%	81% to 99% on a linear basis	100%	101% to 199% on a linear basis	200%	200% maximum cap
ç	funding percentage of the annual cash incentive compensation pool					è
The Compensation Committee reviews the target annual cash incentive opportunities of our executive officers on an annual basis. The target annual cash incentive opportunity for each of our named executive officers remained the same as in FY 2023. The decision to keep target annual cash incentive opportunities at the same level as in FY 2023 was made based on our philosophy of delivering the majority of compensation through long-term equity-based compensation designed to deliver value to our executive officers only when our performance creates value for our stockholders.
The target annual cash incentive opportunities for FY 2024 for our named executive officers were as follows:

FY 2024 Target Annual Cash Incentive Opportunities
name	target (% of salary)	target value
Tarang Amin	100%	$475,000
Mandy Fields	50%	$175,000
Josh Franks	50%	$162,500
Kory Marchisotto	50%	$162,500
Scott Milsten	50%	$162,500
FY 2024 Annual Cash Incentive Compensation
In each year since going public, our annual cash incentive compensation program has been measured by our Adjusted EBITDA performance against pre-established targets. When we have performed well against the targets, our executive officers (and general team) have been rewarded with annual cash incentive compensation up to 200% of target, and when we have under-performed against the targets, no annual cash incentive compensation has been paid.
For FY 2024, the Compensation Committee again chose Adjusted EBITDA as our annual cash incentive compensation program performance metric because it is a key measure we use to understand and evaluate our operational performance and because the Compensation Committee believes Adjusted EBITDA is an important driver of the price of our common stock, which aligns compensation for our executive officers with maximizing stockholder value. Adjusted EBITDA is a non-

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GAAP financial measure, and we provide a reconciliation of net income to Adjusted EBITDA in Annex A and a short definition of Adjusted EBITDA in the Note Regarding Non-GAAP Financial Measures.
The Compensation Committee set the Adjusted EBITDA goals for annual cash incentive compensation in connection with the Board-approved full year FY 2024 budget, which was adopted at the beginning of the fiscal year. Specifically, the Compensation Committee set the Adjusted EBITDA bonus goals in April 2023 and, once set, the goals were not altered or changed in any way. The Compensation Committee has never altered or changed Adjusted EBITDA goals for annual cash incentive compensation.
Based on our expected business momentum in FY 2024, the Adjusted EBITDA target and maximum goals for our annual cash incentive program (as presented in the chart below) were all higher than our actual Adjusted EBITDA result of $116.8 million in FY 2023 (after funding of the FY 2023 annual cash incentive compensation pool). Given the requirement to deliver absolute year-over-year growth to achieve any payout, as well as the requirement to deliver Adjusted EBITDA growth of approximately 20% over our actual Adjusted EBITDA for FY 2023 to achieve a 100% payout, the Compensation Committee believed that the Adjusted EBITDA goals were aggressive and challenging, only attainable with strong performance and were aligned with our objectives for FY 2024.
The Adjusted EBITDA goals and the corresponding funding percentages for the FY 2024 annual cash incentive compensation pool were as follows:

Adjusted EBITDA Goals for FY 2024 Annual Cash Incentive Compensation

	adj. EBITDA(1)	funding percentage(2)
threshold	$120.3 million	80%
target	$140.1 million	100%
maximum	$147.1 million	200%

(1)	After funding of the annual cash incentive compensation pool. See Annex A for a reconciliation of net income to Adjusted EBITDA.
(2)	The funding percentages correspond, on a linear basis, to performance between threshold and target levels and performance between target and maximum levels.
Consistent with past practice, the FY 2024 annual cash incentive compensation pool was self-funded, meaning that our Adjusted EBITDA performance in FY 2024 needed to be sufficient to generate profit to pay the annual cash incentive payouts for FY 2024 and to generate profit for e.l.f. Beauty and its stockholders.
We achieved approximately $235 million in Adjusted EBITDA in FY 2024, after funding of the annual cash incentive compensation pool. This Adjusted EBITDA performance was greater than the maximum performance goal for FY 2024 and, as such, resulted in an overall funding percentage of 200%.
The annual cash incentive payouts for FY 2024 for our named executive officers were as follows:

FY 2024 Annual Cash Incentive Payouts
name	target value	actual payout (% of target)	actual payout
Tarang Amin	$475,000	200%	$950,000
Mandy Fields	$175,000	200%	$350,000
Josh Franks	$162,500	200%	$325,000
Kory Marchisotto	$162,500	200%	$325,000
Scott Milsten	$162,500	200%	$325,000

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The annual cash incentive payouts for FY 2024 are reported under the heading “non-equity incentive plan comp.” in the Summary Compensation Table.
Long-Term Incentive Compensation
A core principle of our executive compensation program is to deliver a significant percentage of total compensation awarded to our executive officers in the form of long-term incentive compensation. The value realized from this compensation is dependent on our financial success and the sustained performance of our common stock over the long term. This means that our executive officers are rewarded when they produce value for our stockholders. We have designed our long-term incentive compensation to motivate our executive officers to work toward objectives that we believe provide a meaningful return to our stockholders while also serving as an effective recruitment and retention tool.
In determining the size of equity awards granted to any executive officer, the Compensation Committee considers a number of reference points, including:
•our performance, the executive officer’s contributions to that performance, as well as expectations for that executive officer’s future contributions to our performance;
•the competitive market compensation levels for the executive officer’s position;
•the relative mix of cash and equity, and in particular the fact that cash compensation paid to our executive officers is generally low compared to the competitive market; and
•internal parity among our executive officers.
We grant annual equity awards (RSUs and PSUs) in a consistent manner to our executive officers. For the last four years, we have granted our annual equity awards to our executive officers on June 1, the first day of the month that immediately follows the release of our year-end financial results. The Compensation Committee has determined that this methodology is prudent in that it allows for the market to process all reported public information (including initial financial guidance for the upcoming fiscal year) prior to establishing the value of annual equity awards for our executive officers. Going forward, we expect to continue this general timing of annual equity awards to executive officers.
FY 2022 Performance Equity Award Payout
As described in our Proxy Statement for FY 2022, the Compensation Committee granted PSUs to our named executive officers in FY 2022 (the “FY 2022 PSUs”).
The FY 2022 PSUs were tied to our achievement of net sales compound annual growth rate (CAGR) (weighted 60%) and Adjusted EBITDA CAGR (weighted 40%) targets measured over the three-year performance period ended March 31, 2024 (the “FY 2022 PSU Performance Period”), with a potential uplift in the event both goals were achieved at maximum and we achieved an additional target for Adjusted EBITDA margin expansion (defined as the percentage increase for the performance period of the Company’s Adjusted EBITDA divided by net sales) measured over the FY 2022 PSU Performance Period. Each FY 2022 PSU represented the right to receive up to 2 shares of our common stock upon vesting.

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A visual depiction of the calculation of the payout for the FY 2022 PSUs is shown below:

Net Sales CAGR Payout			+	Adjusted EBITDA CAGR Payout			+	Adjusted EBITDA Margin Expansion Payout(1)	=	FY 2022 PSU Payout (%)
achievement factor(2)	x	60%		achievement factor(2)	x	40%		25% only if achieved

(1)	Only if maximum level of net sales CAGR performance and maximum level of Adjusted EBITDA CAGR performance achieved.
(2)	For purposes of calculating the payout percentage, the achievement factors are converted to a percentage (e.g. an achievement factor of 1 equals 100%, etc.).

The net sales CAGR and Adjusted EBITDA CAGR goals for the FY 2022 PSUs were as follows:

FY 2022 PSU Net Sales CAGR and Adjusted EBITDA CAGR Goals

	net sales CAGR	achievement factor(1)	adjusted EBITDA CAGR	achievement factor(1)
Target	≥4%	100%	≥4%	100%
Maximum	≥10%	175%	≥10%	175%

(1)
The achievement factors correspond, on a linear basis, to net sales CAGR and Adjusted EBITDA CAGR performance between target and maximum level. Achievement factors are shown as percentage (e.g. an achievement factor of 1 equals 100%)

The Adjusted EBITDA margin expansion goal for the FY 2022 PSUs was ≥10 basis points.
Given the prospect of continued disruptions from COVID-19 in consumer behavior and global supply chain challenges in June 2021 when the goals were set, the Compensation Committee believed that the performance goals for the FY 2022 PSUs were challenging and rigorous and were aligned with our then-publicly announced three-year long-range plan.
Our performance against the FY 2022 performance targets over the FY 2022 PSU Performance Period were as follows:

FY 2022 PSU Performance Goal Achievement

net sales CAGR	adjusted EBITDA CAGR	adjusted EBITDA margin expansion
47.6%	56.8%	381 basis points

The net sales CAGR performance, the Adjusted EBITDA CAGR performance, and the Adjusted EBITDA margin expansion performance was greater than the maximum respective performance goals for the FY 2022 PSUs and, as such, resulted in an achievement factor for the net sales CAGR metric of 1.75 (175%), an achievement factor for the Adjusted EBITDA metric of 1.75 (175%), and a 25% payout for the Adjusted EBITDA margin expansion, resulting in an overall payout of the FY 2022 PSUs at 200%.

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Net Sales CAGR Payout			+	Adjusted EBITDA CAGR Payout			+	Adjusted EBITDA Margin Expansion Payout	=	FY 2022 PSU Payout
200% achievement factor(1)	x	60%		200% achievement factor(1)	x	40%		25%		200%

(1)	For purposes of calculating the payout percentage, the achievement factors are converted to a percentage (e.g. an achievement factor of 1 equals 100%, etc.).

The payouts for the FY 2022 PSUs for our named executive officers were as follows:

FY 2022 PSU Payouts
name	target (number of PSUs)	actual payout (% of target)	actual payout (number of shares issued)
Tarang Amin	69,910	200%	137,820
Mandy Fields	27,200	200%	54,400
Josh Franks	27,200	200%	54,400
Kory Marchisotto	27,200	200%	54,400
Scott Milsten	27,200	200%	54,400

FY 2024 Equity Awards
Overview
Consistent with its practice in FY 2023, the Compensation Committee decided to grant equity awards to all our named executive officers in FY 2024 as follows:
•50% of the shares underlying equity awards of the target equity compensation level (based on target achievement of performance goals) in the form of time-based RSUs, which, in order to enhance retention, vest over a four-year period in four substantially equal annual installments, subject to continued service through each vesting date; and
•50% of the shares underlying equity awards of the target equity compensation level (based on target achievement of performance goals) in the form of PSUs to continue to closely align their compensation with our strong pay-for-performance culture and focus on the delivery of substantial value to our stockholders.
For FY 2024, the Compensation Committee approved increases in the target equity compensation level for all our named executive officers. In approving these adjustments, the Compensation Committee took into consideration our net sales and Adjusted EBITDA growth, our sustained strong company performance (including, at the time the Compensation Committee set our FY 2024 executive compensation, the achievement of 17 consecutive quarters of net sales growth and the increase in rank of our e.l.f. Cosmetics brand from the number five U.S. Mass Cosmetics brand to the number three brand), the significant percentage of equity in the form of PSUs and market benchmarks and perspectives on market pay levels as provided by its independent compensation consultant. Additionally, the Compensation Committee took into consideration that we have a relatively small executive team, and each member is tasked with overseeing multiple departments and company initiatives.

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Below is a summary of the equity awards granted to our named executive officers in FY 2024:

	FY 2024 Equity Awards
	type of award	number of awards(1)	grant date fair value(2)
Tarang Amin	PSUs	32,851	$3,499,946
	RSUs	32,851	$3,499,946
Mandy Fields	PSUs	18,772	$1,999,969
	RSUs	18,772	$1,999,969
Josh Franks	PSUs	18,772	$1,999,969
	RSUs	18,772	$1,999,969
Kory Marchisotto	PSUs	18,772	$1,999,969
	RSUs	18,772	$1,999,969
Scott Milsten	PSUs	18,772	$1,999,969
	RSUs	18,772	$1,999,969

(1)	For the FY 2024 PSUs, represents the number of shares of our common stock upon vesting at target achievement (i.e., if the target achievement for the net sales CAGR and the target achievement for the Adjusted EBITDA CAGR is achieved, but the market share gain performance metric target is not achieved).
(2)	Represents the grant date fair value of the applicable equity awards granted to the named executive officer, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions, disregarding the effects of estimated forfeitures. For a discussion of the valuation of these equity awards, see Notes to Consolidated Financial Statements at Note 13 in the 2024 Annual Report. These amounts do not reflect the amount the named executive officer has actually realized or will realize from the equity awards upon the vesting thereof or the sale of the shares underlying such equity awards.
FY 2024 PSUs
The FY 2024 PSUs are tied to our achievement of net sales CAGR (weighted 60%) and Adjusted EBITDA CAGR (weighted 40%) targets measured over a three-year performance period ending on March 31, 2026 (the “FY 2024 PSU Performance Period”), with a potential uplift in the event of achievement of a market share gain performance metric for our e.l.f. Cosmetics brand over the FY 2024 PSU Performance Period (based on applicable Nielsen xAOC data). The FY 2024 PSUs were structured the same as PSUs granted in the fiscal year ended March 31, 2023 (the “FY 2023 PSUs”) (with upward adjustments to all performance targets).
Each FY 2024 PSU represents the right to receive up to 2.25 shares of our common stock upon vesting (calculated as (i) up to two shares based on achievement of net sales CAGR and Adjusted EBITDA CAGR measured over the FY 2024 PSU Performance Period and (ii) an additional 0.25 shares based on achievement of a market share gain performance metric for our e.l.f. Cosmetics brand over the FY 2024 PSU Performance Period). The number of shares issuable upon vesting of each FY 2024 PSU is determined by the Compensation Committee as follows:
•determine the achievement of each of our net sales CAGR and Adjusted EBITDA CAGR goals;
•determine achievement of the market share goal;
•assign an achievement factor in accordance with the table below;
•multiply the achievement factor by the applicable weight (60% for net sales CAGR and 40% for Adjusted EBITDA CAGR); and
•add the results together to determine the number of shares issued per vested PSU.

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The correlation between achievement of each of our net sales CAGR and Adjusted EBITDA CAGR goals and the corresponding achievement factor is as follows:

FY 2024 PSU Achievement Factor Correlation to Performance
net sales CAGR	net sales CAGR achievement factor(1)	adjusted EBITDA CAGR	adjusted EBITDA CAGR achievement factor(1)
below target	0	below target	0
target	1	target	1
maximum	2	maximum	2

(1)	The achievement factors correspond, on a linear basis, to performance between target and maximum level.
A visual depiction of the calculation of the payout for the FY 2024 PSUs is shown below:

Net Sales CAGR Payout			+	Adjusted EBITDA CAGR Payout			+	Market Share Gain Payout	=	FY 2024 PSU Payout
achievement factor(1)	x	60%		achievement factor(1)	x	40%		25% only if achieved

(1)	For purposes of calculating the payout percentage, the achievement factors are converted to a percentage (e.g. an achievement factor of 1 equals 100%, etc.).

The FY 2024 PSUs will vest in a single installment, subject to continued service and to the extent earned, upon the Compensation Committee’s certification of our achievement following the FY 2024 PSU Performance Period. Factoring in the relevant opportunities and risks, the performance metrics for the FY 2024 PSUs were rigorous, aggressive and challenging, and only attainable with sustained strong performance. We believe this three-year cliff vesting helps to retain our executive officers through the completion of the FY 2024 PSU Performance Period and incentivize long-term performance.
An example calculation of the payout for the FY 2024 PSUs is shown below. This example assumes net sales CAGR performance is at target, the Adjusted EBITDA CAGR performance is at the maximum, and the market share gain performance metric performance is at target. The FY 2024 PSU payout would be 165% of target (or 1.65 shares issued per vested FY 2024 PSU) calculated as follows:

Net Sales CAGR Payout			+	Adjusted EBITDA CAGR Payout			+	Market Share Gain Payout	=	FY 2024 PSU Payout
100% achievement factor(1)	x	60%		200% achievement factor(1)	x	40%		25%		165%

(1)	For purposes of calculating the payout percentage, the achievement factors are converted to a percentage (e.g. an achievement factor of 1 equals 100%, etc.).

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FY 2025 Equity Awards
For FY 2025, we continued to grant annual equity awards to our executive officers with a mix of 50% time-based vesting RSUs and 50% PSUs (based on target achievement of performance goals). The PSUs granted in FY 2025 are structured the same as the FY 2024 PSUs (with upward adjustments to all performance targets) and may be earned based on our achievement of net sales CAGR and Adjusted EBITDA CAGR targets over a three-year performance period, with a potential uplift in the event of achievement of a market share gain performance metric for our e.l.f. Cosmetics brand over the same three-year performance period.
Other Compensation Information
Employment Agreements
Each of our executive officers has an employment agreement which sets forth the terms and conditions of employment of that executive officer, including, among other things, base salary, target annual cash incentive compensation opportunity, standard employee benefit plan participation, as well as non-solicitation and confidentiality covenants.
Each employment agreement provides that the executive officer is an “at-will” employee and may be terminated at any time for any reason, subject, in certain cases, to the payment of severance benefits, which are described more fully under the heading “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Information—Post-Employment Compensation.”
Stock Ownership Policy
We believe that e.l.f. Beauty and our stockholders are best served when executive officers manage the business with a long-term perspective. As such, our Stock Ownership Policy requires our executive officers to have a long-term equity stake in e.l.f. Beauty, align their interests with stockholders and mitigate potential compensation-related risk. Our Stock Ownership Policy provides that each executive officer must hold a multiple of that executive officer’s annual base salary in our common stock as follows:

Chief Executive Officer

All Other Named Executive Officers

In addition to shares held outright, shares underlying vested stock options (net of shares that would need to be withheld to satisfy the exercise price thereof and withholding taxes) are counted towards the minimum ownership requirement.
Each of our named executive officers that was serving as an executive officer on February 28, 2021 (the “Original Start Date”) has five years from the Original Start Date to achieve the minimum ownership requirement. Any executive officer hired or promoted after the Original Start Date has until March 31 of the fiscal year in which the fifth anniversary of such executive officer’s start date or promotion date falls to achieve the minimum ownership requirement. If an executive officer has not satisfied the minimum ownership requirement by the compliance deadline, all shares acquired pursuant to equity awards granted to that executive officer (net of taxes and exercise costs) must be held by that executive officer until (and so long as) the minimum ownership requirement is satisfied.

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Compensation Recovery Policy
Our Board adopted a compensation recovery (“clawback”) policy in FY 2021 to maintain a culture of focused, diligent and responsible management that discourages conduct detrimental to our growth.
Our clawback policy allows our Board discretion to seek reimbursement with respect to incentive compensation paid or awarded to covered employees, including executive officers and other key employees subjected to the policy by our Board, upon certain events, including a material misstatement of financial calculations or information that would have significantly reduced the amount of incentive compensation or a covered employee’s fraudulent, willful or negligent misconduct that results in material noncompliance with financial reporting rules requiring an accounting restatement.
In FY 2024, the Compensation Committee approved an additional clawback policy for compliance with the NYSE listing standards and Section 10D of the Exchange Act, effective October 2, 2023. This additional clawback policy applies to current and former executive officers as defined under the Exchange Act and only in the event that we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under securities laws; misconduct on the part of the executive is not required. Under this additional clawback policy, we are required to recoup incentive-based compensation (i.e., any compensation that is granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure) erroneously received within the three completed fiscal years immediately preceding the date on which we are required to prepare a restatement as defined under the clawback policy.
Both of our clawback policies provide for a limitation on duplicative recovery (to the extent not otherwise prohibited by law), which is effected through a credit against the recovery of any amount of compensation recovered under the other policy.
Anti-Hedging/Anti-Pledging Policy
Our Insider Trading Program prohibits our employees, executive officers, and directors from engaging in the following transactions:
•purchasing our securities on margin or holding our securities in a margin account;
•pledging our securities as collateral to secure loans;
•engaging in transactions in puts, calls or other derivative securities involving our securities; or
•entering into hedging or monetization transactions or similar arrangements (including short sales) with respect to our securities.
Retirement Plans
We maintain a 401(k) retirement savings plan for the benefit of our employees, including our executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Internal Revenue Code, on a pre-tax or after-tax (i.e., Roth) basis through contributions to the 401(k) plan. We also generally make matching contributions based on the percentage of each employee’s elective deferrals, subject to a pre-determined maximum. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package. See the “all other compensation” column in the Summary Compensation Table for information relating to 401(k) plan matching contributions made to our named executive officers in FY 2024.

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Employee Benefits and Perquisites
All of our full-time employees (including our executive officers) are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical flexible spending accounts, short-term and long-term disability insurance and life insurance.
In addition, pursuant to his employment agreement, we offer Mr. Amin reimbursement of up to $20,000 per year for expenses incurred by him in connection with financial planning and tax preparation assistance. For FY 2024, Mr. Amin did not seek and was not reimbursed for any such expenses. Except as noted above with respect to Mr. Amin, we do not provide our executive officers with perquisites or other personal benefits other than those which apply uniformly to all of our employees.
Post-Employment Compensation
In hiring our current executive officers, we developed compensation packages that could attract qualified candidates to fill our most critical positions, which the Compensation Committee determined required providing some protection in the event of an involuntary termination. In general, our executive officers’ employment agreements define employment as at-will and provide severance benefits upon various terminations. Any payments or benefits upon a termination are subject to a release of claims and compliance with restrictive covenants. We do not provide Section 280G gross-up payments.
Each executive officer’s employment agreement provides that if his or her employment is terminated (i) by e.l.f. Beauty for reasons other than death, disability or “cause” (as defined in each employment agreement), or (ii) by the executive officer for “good reason” (as defined in each employment agreement), then, in addition to any accrued but unpaid base salary and paid time off and such employee benefits, if any, to which the executive officer or his or her eligible dependents may be entitled under our employee benefit plans or programs, and reimbursement for reasonable business expenses, each as would have been payable through the date of termination and any unpaid annual cash incentive earned for a previously completed fiscal year, he or she will be entitled to receive:
•an amount equal to his or her base salary (except that Mr. Amin will be entitled to two times his base salary), payable in installments;
•continued COBRA coverage for the executive officer and his or her eligible dependents for a period of up to 12 months (except that Mr. Amin and Mr. Milsten, who each commenced employment prior to our current post-employment benefits practices, are entitled to 18 months); and
•pro-rated annual cash incentive payout based on actual performance for the fiscal year in which termination occurs, provided that the executive officer has been employed for at least six months of such fiscal year.
If an executive officer’s employment is terminated due to death or disability, each executive officer’s employment agreement provides that he or she will be eligible to receive a pro-rated annual cash incentive payout based on actual performance for the fiscal year in which termination occurs.
In the event of an executive officer’s termination of employment by us for reasons other than death, disability or “cause” or by the executive officer for “good reason,” in each case, within 12 months following a change in control, (i) each time-vesting equity award granted on or after our initial public offering in 2016 held by the executive officer will vest in full, (ii) all PSUs will accelerate in full (based on the better of actual or target achievement), and (iii) the executive officer will also be entitled to the benefits described above.

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All such severance payments and benefits are contingent upon each executive officer’s compliance with certain confidentiality and other provisions as set forth in his or her respective employment agreement, and the execution of a general release of claims in favor of e.l.f. Beauty.
For additional details regarding the severance and change in control arrangements in effect as of March 31, 2024 for our named executive officers, see under the heading “Executive Compensation Tables—Potential Payments upon Termination or Change in Control—Estimated Potential Payments upon Termination or Change in Control.”
Accounting and Tax Deductibility Treatment
The accounting impact of our compensation programs and the tax deductibility of our compensation programs (including pursuant to section 162(m) of the Internal Revenue Code (“Section 162(m)”)) are each one of many factors that are considered in determining the size and structure of our programs as we strive to make our compensation programs reasonable and in the best interests of our stockholders. Special rules limit the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), any compensation over $1 million paid to any of the covered employees in any single year is not tax deductible by us. The Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, but the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that would best promote our corporate objectives of attracting and retaining top tier executive talent.
Compensation Committee Report
The Compensation Committee is comprised of independent directors as required by the listing standards of the NYSE and the SEC rules. At the time of approval of this report, the members of the Compensation Committee are Ms. Lauren Cooks Levitan and Mr. Kenny Mitchell. The Compensation Committee operates pursuant to a written charter adopted by the Board.
The Compensation Committee has reviewed and discussed with management the compensation discussion and analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the compensation discussion and analysis be included in this proxy statement and incorporated into e.l.f. Beauty’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024.
COMPENSATION COMMITTEE
•Lauren Cooks Levitan, Chair
•Kenny Mitchell
The report of the Compensation Committee will not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that e.l.f. Beauty specifically incorporates it by reference into that filing.

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Executive Compensation Tables
Summary Compensation Table
The following table presents information regarding the compensation awarded to, earned by or paid to our named executive officers during FY 2024, FY 2023 and FY 2022. Dollar amounts are rounded to the nearest whole dollar amount.

name and principal position	year	salary	bonus	stock awards(1)(2)	option awards(1)	non-equity incentive plan comp.	all other comp.(3)	total
Tarang Amin Chairman, Chief Executive Officer, and President	2024	$475,000	—	$6,999,892	—	$950,000	$9,500	$8,434,392
	2023	$475,000	—	$4,199,619	—	$950,000	$9,500	$5,634,119
	2022	$475,000	—	$3,799,697	—	$950,000	$9,500	$5,234,197
Mandy Fields SVP and Chief Financial Officer	2024	$350,000	—	$3,999,938	—	$350,000	$7,000	$4,706,938
	2023	$350,000	—	$2,199,826	—	$350,000	$7,000	$2,906,826
	2022	$350,000	—	$1,499,808	—	$350,000	$7,000	$2,206,808
Josh Franks SVP, Chief Operations Officer	2024	$325,000	—	$3,999,938	—	$325,000	$6,500	$4,656,438
	2023	$325,000	—	$2,199,826	—	$325,000	$6,500	$2,856,326
	2022	$325,000	—	$1,499,808	—	$260,000	$8,000	$2,092,808
Kory Marchisotto SVP and Chief Marketing Officer	2024	$325,000	—	$3,999,938	—	$325,000	$6,500	$4,656,438
	2023	$325,000	—	$2,199,826	—	$325,000	$6,500	$2,856,326
	2022	$325,000	—	$1,499,808	—	$260,000	$6,500	$2,091,308
Scott Milsten SVP, General Counsel, Chief People Officer, and Corporate Secretary	2024	$325,000	—	$3,999,938	—	$325,000	$6,500	$4,656,438
	2023	$325,000	—	$2,199,826	—	$325,000	$6,500	$2,856,326
	2022	$325,000	—	$1,499,808	—	$260,000	$6,500	$2,091,308

(1)
Represents the grant date fair value of the applicable equity awards granted to the named executive officer in the year indicated, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions, disregarding the effects of estimated forfeitures. For a discussion of the valuation of these equity awards, see Notes to Consolidated Financial Statements at Note 13 in the 2024 Annual Report. These amounts do not reflect the amount the named executive officer has actually realized or will realize from the equity awards upon the vesting thereof or the sale of the shares underlying such equity awards.

(2)
50% of the value reported for all named executive officers in FY 2024 is attributable to PSUs based on attainment of the performance goals at the target level of performance as of the grant date. Assuming attainment of the performance goals at the maximum level of performance, the value of the FY 2024 PSUs as of the grant date for Mr. Amin is $7,874,877 and for each other named executive officer is $4,499,929. See under the heading “Executive Compensation—Executive Compensation Tables—Grants of Plan-Based Awards” for additional details regarding the vesting of these equity awards.

(3)	For FY 2024, represents the amount of matching contributions made by e.l.f. Beauty under our 401(k) plan.

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Grants of Plan-Based Awards
The following table presents information regarding all plan-based awards granted to our named executive officers during FY 2024. The equity awards shown in the following table are also reported under the heading “Executive Compensation—Executive Compensation Tables—Outstanding Equity Awards at Fiscal Year-End.” Dollar amounts are rounded to the nearest whole dollar.

		estimated future payout under non-equity incentive plan awards(1)			estimated future payout under equity incentive plan awards(2)			all other stock awards: number of shares of stock or units(3)	grant date fair value of stock and option awards(4)
name	grant date	threshold	target	maximum	threshold (#)	target (#)	maximum (#)
Tarang Amin	—	$380,000	$475,000	$950,000	—	—	—	—	—
	6/1/2023	—	—	—	13,140	32,851	73,915	—	$3,499,946
	6/1/2023	—	—	—	—	—	—	32,851	$3,499,946
Mandy Fields	—	$140,000	$175,000	$350,000	—	—	—	—	—
	6/1/2023	—	—	—	7,508	18,772	42,237	—	$1,999,969
	6/1/2023	—	—	—	—	—	—	18,772	$1,999,969
Josh Franks	—	$130,000	$162,500	$325,000	—	—	—	—	—
	6/1/2023	—	—	—	7,508	18,772	42,237	—	$1,999,969
	6/1/2023	—	—	—	—	—	—	18,772	$1,999,969
Kory Marchisotto		$130,000	$162,500	$325,000	—	—	—	—	—
	6/1/2023	—	—	—	7,508	18,772	42,237	—	$1,999,969
	6/1/2023	—	—	—	—	—	—	18,772	$1,999,969
Scott Milsten	—	$130,000	$162,500	$325,000	—	—	—	—	—
	6/1/2023	—	—	—	7,508	18,772	42,237	—	$1,199,969
	6/1/2023	—	—	—	—	—	—	18,772	$1,199,969

(1)
Amounts shown in these columns represent the range of possible cash payouts for each named executive officer with respect to annual cash incentive compensation for FY 2024, as determined by the Compensation Committee for FY 2024. For more information, see under the heading “Executive Compensation—Compensation Discussion and Analysis—Compensation Program Components—Annual Cash Incentive Compensation.”

(2)	All awards shown in these columns are PSUs, which vest subject to the achievement of net sales CAGR (weighted 60%) and Adjusted EBITDA CAGR (weighted 40%) targets measured over a three-year performance period ending on March 31, 2026, with a potential uplift in the event of achievement of a market share gain performance metric for our e.l.f. Cosmetics brand over the same three-year performance period. The PSUs vest in a single installment, subject to continued service and to the extent earned, upon the Compensation Committee’s certification of our achievement following the three-year performance period.
(3)	All awards shown in this column are time-based RSUs, which vest over a four-year period in four substantially equal annual installments, subject to continued service through each vesting date.
(4)	Represents the grant date fair value of the applicable equity awards granted to the named executive officer in the year indicated, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions, disregarding the effects of estimated forfeitures. The PSUs were valued based on attainment of the performance goals at the target level of performance as of the grant date. For a discussion of the valuation of these equity awards, see Notes to Consolidated Financial Statements at Note 13 in the 2024 Annual Report. These amounts do not reflect the amount the named executive officer has actually realized or will realize from the equity awards upon the vesting thereof or the sale of the shares underlying such equity awards.

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Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding outstanding equity awards held by our named executive officers as of March 31, 2024. Dollar amounts, except exercise prices, are rounded to the nearest whole dollar.

		option awards					stock awards
name	grant date	number of securities underlying unexercised options exercisable	number of securities underlying unexercised options unexercisable	equity incentive plan awards: number of securities underlying unexercised unearned options	option exercise price	option expiration date	number of shares or units of stock that have not vested	market value of shares or units that have not vested(1)	equity incentive plan awards: number of unearned shares, units or other rights that have not vested	equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(1)
Tarang Amin	9/21/2016(1)	194,537	—	—	$17.00	9/21/2026	—	—	—	—
	2/14/2017(1)	213,000	—	—	$26.84	2/14/2027	—	—	—	—
	3/1/2018(1)	252,000	—	—	$18.43	3/1/2028	—	—	—	—
	6/1/2020(2)	—	—	—	—	—	29,850	$5,851,496	—	—
	6/1/2021(2)	—	—	—	—	—	34,454	$6,754,018	—	—
	6/1/2021(3)	—	—	—	—	—	—	—	137,820	$27,016,855
	6/1/2022(2)	—	—	—	—	—	59,835	$11,729,455	—	—
	6/1/2022(4)	—	—	—	—	—	—	—	179,505	$35,188,365
	6/1/2023(2)	—	—	—	—	—	32,851	$6,439,782	—	—
	6/1/2023(5)	—	—	—	—	—	—	—	73,915	$14,489,557
Mandy Fields	6/1/2020(2)	—	—	—	—	—	13,432	$2,633,075	—	—
	6/1/2021(2)	—	—	—	—	—	13,600	$2,666,008	—	—
	6/1/2021(3)	—	—	—	—	—	—	—	54,400	$10,664,032
	6/1/2022(2)	—	—	—	—	—	31,342	$6,143,972	—	—
	6/1/2022(4)	—	—	—	—	—	—	—	94,028	$18,432,309
	6/1/2023(2)	—	—	—	—	—	18,772	$3,679,875	—	—
	6/1/2023(5)	—	—	—	—	—	—	—	42,237	$ 8,279,719
Josh Franks	6/1/2020(2)	—	—	—	—	—	3,020	$592,011	—	—
	6/1/2021(2)	—	—	—	—	—	13,600	$2,666,008	—	—
	6/1/2021(3)	—	—	—	—	—	—	—	54,400	$10,664,032
	6/1/2022(2)	—	—	—	—	—	31,342	$6,143,972	—	—
	6/1/2022(4)	—	—	—	—	—	—	—	94,028	$18,432,309
	6/1/2023(2)	—	—	—	—	—	18,772	$3,679,875	—	—
	6/1/2023(5)	—	—	—	—	—	—	—	42,237	$ 8,279,719
Kory Marchisotto	6/1/2020(2)	—	—	—	—	—	13,432	$2,633,075	—	—
	6/1/2021(2)	—	—	—	—	—	13,600	$2,666,008	—	—
	6/1/2021(3)	—	—	—	—	—	—	—	54,400	$10,664,032
	6/1/2022(2)	—	—	—	—	—	31,342	$6,143,972	—	—
	6/1/2022(4)	—	—	—	—	—	—	—	94,028	$18,432,309
	6/1/2023(2)	—	—	—	—	—	18,772	$3,679,875	—	—
	6/1/2023(5)	—	—	—	—	—	—	—	42,237	$ 8,279,719
Scott Milsten	9/21/2016	17,281	—	—	$17.00	9/21/2026	—	—	—	—
	2/14/2017	48,300	—	—	$26.84	2/14/2027	—	—	—	—
	3/1/2018	72,000	—	—	$18.43	3/1/2028	—	—	—	—
	6/1/2020(2)	—	—	—	—	—	15,390	$3,016,902	—	—
	6/1/2021(2)	—	—	—	—	—	13,600	$2,666,008	—	—
	6/1/2021(3)	—	—	—	—	—	—	—	54,400	$10,664,032
	6/1/2022(2)	—	—	—	—	—	31,342	$6,143,972	—	—
	6/1/2022(4)	—	—	—	—	—	—	—	94,028	$18,432,309
	6/1/2023(2)	—	—	—	—	—	18,772	$3,679,875	—	—
	6/1/2023(5)	—	—	—	—	—	—	—	42,237	$ 8,279,719

(1)	Represents the market value of stock awards as of March 28, 2024 (the last trading day of FY 2024), based on the closing price of our common stock on that date of $196.03 per share (as reported on the NYSE) (the “Fiscal Year End Stock Price”).

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(2)	Except as otherwise indicated, the stock options, RSUs, and shares of restricted stock, as applicable, vest over a four-year period in four substantially equal annual installments, subject to continued service through the applicable vesting date.
(3)	The FY 2022 PSUs vest subject to achievement of net sales CAGR (weighted 60%) and Adjusted EBITDA CAGR (weighted 40%) targets measured over a three-year performance period ending on March 31, 2024, with a potential uplift in the event both goals are achieved at maximum and we achieve an additional target for Adjusted EBITDA margin expansion. The FY 2022 PSUs vest in a single installment, subject to continued service and to the extent earned, upon the Compensation Committee’s certification of our achievement following the three-year performance period. The amounts shown assume achievement at maximum level with the potential uplift. The Compensation Committee determined in April 2024 that all the performance goals for the FY 2022 PSUs were achieved at maximum level. As a result, the PSAs vested in April 2024.
(4)	The FY 2023 PSUs vest subject to achievement of net sales CAGR (weighted 60%) and Adjusted EBITDA CAGR (weighted 40%) targets measured over a three-year performance period ending on March 31, 2025, with a potential uplift in the event of achievement of a market share gain performance metric for our e.l.f. Cosmetics brand over the same three-year performance period. The FY 2023 PSUs vest in a single installment, subject to continued service and to the extent earned, upon the Compensation Committee’s certification of our achievement following the three-year performance period. The amounts shown assume achievement at maximum level with the potential uplift.
(5)	The FY 2024 PSUs vest subject to achievement of net sales CAGR (weighted 60%) and Adjusted EBITDA CAGR (weighted 40%) targets measured over a three-year performance period ending on March 31, 2026, with a potential uplift in the event of achievement of a market share gain performance metric for our e.l.f. Cosmetics brand over the same three-year performance period. The FY 2024 PSUs vest in a single installment, subject to continued service and to the extent earned, upon the Compensation Committee’s certification of our achievement following the three-year performance period. The amounts shown assume achievement at maximum level with the potential uplift.
Stock Option Exercises and Stock Vested
The following table presents information regarding stock options that were exercised and RSUs, PSUs, and shares of restricted stock that vested with respect to our named executive officers during FY 2024. Dollar amounts are rounded to the nearest whole dollar.

	option awards		stock awards
name	number of shares acquired on exercise	value realized on exercise(1)	number of shares acquired on vesting	value realized on vesting(2)
Tarang Amin	371,940	$44,020,457	67,023	$7,140,630
Mandy Fields	20,940	$ 1,728,597	63,412	$6,709,107
Josh Franks	14,700	$ 2,014,013	36,193	$5,487,041
Kory Marchisotto	—	—	30,680	$3,268,647
Scott Milsten	98,000	$11,994,410	32,638	$3,477,253

(1)
The value realized equals the difference between the closing trading price of our common stock on the date of exercise and the exercise price of the underlying options multiplied by the number of stock options exercised.

(2)	The value realized equals the closing trading price of our common stock on the vesting date multiplied by the number of PSUs, RSUs or shares of restricted stock, as applicable, that vested.
Pension Benefits
We do not have any defined benefit pension plans for our executive officers.
Non-Qualified Deferred Compensation
We do not offer any non-qualified deferred compensation plans for our executive officers.

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Potential Payments upon Termination or Change in Control
Severance Upon Termination Absent a Change in Control
Each named executive officer’s employment agreement provides that if his or her employment is terminated (i) by e.l.f. Beauty for reasons other than death, disability or “cause” (as defined in each employment agreement), or (ii) by the named executive officer for “good reason” (as defined in each employment agreement) (a “qualifying termination absent a change in control”), then, in addition to any accrued but unpaid base salary and paid time off and such employee benefits, if any, to which the named executive officer or his or her eligible dependents may be entitled under our employee benefit plans or programs, and reimbursement for reasonable business expenses, each as would have been payable through the date of termination and any unpaid annual cash incentive earned for a previously completed fiscal year, he or she will be entitled to receive:
•an amount equal to his or her base salary (except that Mr. Amin will be entitled to two times his base salary), payable in installments;
•continued COBRA coverage for the named executive officer and his or her eligible dependents for a period of up to 12 months (except that Mr. Amin and Mr. Milsten, who each commenced employment prior to our current post-employment benefits practices, are entitled to 18 months); and
•pro-rated annual cash incentive payout based on actual performance for the fiscal year in which termination occurs, provided that the named executive officer has been employed for at least six months of such fiscal year.
If a named executive officer’s employment is terminated due to death or disability, each named executive officer’s employment agreement provides that he or she will be eligible to receive a pro-rated annual cash incentive payout based on actual performance for the fiscal year in which termination occurs.
All such severance payments and benefits are contingent upon each named executive officer’s compliance with certain confidentiality and other provisions as set forth in his or her respective employment agreement, and the execution of a general release of claims in favor of e.l.f. Beauty.
Change in Control
Pursuant to the 2016 Equity Incentive Award Plan, if the successor corporation (or its parents and subsidiaries) in a change in control (as defined in the 2016 Equity Incentive Award Plan) refuses to assume or substitute for any equity awards granted under the 2016 Equity Incentive Award Plan (except for performance awards which vest in accordance with their terms), those equity awards will vest in full immediately prior to the change in control.
Under a resolution adopted by the Compensation Committee in 2016, the equity awards granted to Mr. Amin under our 2016 Equity Incentive Award Plan, unless otherwise determined by the Compensation Committee at the time the applicable equity award is granted, will vest in full immediately prior to a change in control, subject to continued service by Mr. Amin through the closing of the change in control.
With respect to the PSUs, in the event of a change in control prior to the end of the performance period, the performance goals will be deemed attained at the greater of target or actual attainment of the goals as of immediately prior the change in control. In the case of Mr. Amin, the PSUs will accelerate in full, and in the case of each other named executive officer, the PSUs will accelerate in full if they are not assumed by the successor. If the successor assumes the FY 2023 PSUs or the FY 2024 PSUs, the FY 2023 PSUs or the FY 2024 PSUs, respectively, will vest on the last day of the

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performance period subject to the named executive officer’s continued service through such date; provided that in the event of a termination of employment without “cause” or by the named executive officer for “good reason,” in each case, within 12 months following the change in control, vesting will accelerate in full.
Termination in Connection with a Change in Control
In the event of a named executive officer’s termination of employment by us for reasons other than death, disability or “cause” or by the named executive officer for “good reason”, in each case, within 12 months following a change in control (a “qualifying change in control termination”), each time-vesting equity award granted on or after our initial public offering in 2016 held by the named executive officer will vest in full and the named executive officer will also be entitled to the benefits described under the heading “Executive Compensation Tables—Potential Payments upon Termination or Change in Control—Severance Upon Termination Absent a Change in Control.”
Estimated Potential Payments upon Termination or Change in Control
The following table sets forth estimates of the benefits that our named executive officers would have received in the event of various termination and change in control events (assuming the termination and the change in control, as applicable, occurred on March 31, 2024). Dollar amounts are rounded to the nearest whole dollar.

Tarang Amin
benefit	qualifying termination absent a change in control	termination due to death or disability	change in control with equity assumption or substitution	change in control without equity assumption or substitution	qualifying change in control termination
Continued Base Salary	$950,000	—	—	—	$ 950,000
Pro—Rated Annual Cash Incentive	$950,000	$950,000	—	—	$ 950,000
Continued Benefits(1)	$ 40,629	—	—	—	$ 40,629
Equity Acceleration(2)	—	—	$107,469,527	$107,469,527	$107,469,527
Total	$1,940,629	$950,000	$107,469,527	$107,469,527	$109,410,156

Mandy Fields
benefit	qualifying termination absent a change in control	termination due to death or disability	change in control with equity assumption or substitution	change in control without equity assumption or substitution	qualifying change in control termination
Continued Base Salary	$350,000	—	—	—	$ 350,000
Pro—Rated Annual Cash Incentive	$350,000	$350,000	—	—	$ 350,000
Continued Benefits(1)	$ 392	—	—	—	$ 392
Equity Acceleration(2)	—	—	—	$52,498,990	$52,498,990
Total	$700,392	$350,000	—	$52,498,990	$53,199,382

Josh Franks
benefit	qualifying termination absent a change in control	termination due to death or disability	change in control with equity assumption or substitution	change in control without equity assumption or substitution	qualifying change in control termination
Continued Base Salary	$325,000	—	—	—	$ 325,000
Pro—Rated Annual Cash Incentive	$325,000	$325,000	—	—	$ 325,000
Continued Benefits(1)	$ 24,721	—	—	—	$ 24,721
Equity Acceleration(2)	—	—	—	$50,457,926	$50,457,926
Total	$674,721	$325,000	—	$50,457,926	$51,132,647

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Kory Marchisotto
benefit	qualifying termination absent a change in control	termination due to death or disability	change in control with equity assumption or substitution	change in control without equity assumption or substitution	qualifying change in control termination
Continued Base Salary	$325,000	—	—	—	$ 325,000
Pro—Rated Annual Cash Incentive	$325,000	$325,000	—	—	$ 325,000
Continued Benefits(1)	$ 26,148	—	—	—	$ 26,148
Equity Acceleration(2)	—	—	—	$52,498,990	$52,498,990
Total	$676,148	$325,000	—	$52,498,990	$53,175,138

Scott Milsten
benefit	qualifying termination absent a change in control	termination due to death or disability	change in control with equity assumption or substitution	change in control without equity assumption or substitution	qualifying change in control termination
Continued Base Salary	$325,000	—	—	—	$ 325,000
Pro—Rated Annual Cash Incentive	$325,000	$325,000	—	—	$ 325,000
Continued Benefits(1)	$ 57,474	—	—	—	$ 57,474
Equity Acceleration(2)	—	—	—	$52,882,817	$52,882,817
Total	$707,474	$325,000	—	$52,882,817	$53,590,291

(1)	Assumes that the named executive officer elected to receive COBRA premiums for himself or herself and his or her eligible dependents for the applicable post-termination period based on his or her benefit plan participation as of March 31, 2024. As of March 31, 2024, Ms. Fields was only enrolled in our vision health insurance plans and not enrolled in our medical health insurance plan.
(2)	Represents (i) for accelerated RSUs and time-vesting restricted stock awards, the market value of time-vesting restricted stock and shares underlying RSUs based on the Fiscal Year End Stock Price, (ii) for accelerated FY 2023 PSUs, the market value of shares underlying the FY 2023 PSUs based on the Fiscal Year End Stock Price and assuming achievement at maximum level with the potential uplift, (iii) for accelerated FY 2024 PSUs, the market value of shares underlying the FY 2024 PSUs based on the Fiscal Year End Stock Price and assuming achievement at maximum level with the potential uplift, and (iv) for accelerated stock options, the positive spread, if any, between the Fiscal Year End Stock Price and the applicable stock option exercise price. These amounts do not reflect the amount the named executive officer has actually realized or will realize from the equity awards upon the vesting thereof or the sale of the shares underlying such equity awards.

Chief Executive Officer Pay Ratio
As required by SEC rules, we are providing the information below to explain the relationship between the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (excluding our Chief Executive Officer).
The compensation approach used to determine compensation for our entire team is the same approach we use when setting compensation for our executive officers, including providing competitive total pay opportunities, emphasizing pay-for performance, and providing strong alignment with our stockholders. For more information regarding our compensation philosophy, see page 50.
For FY 2024:
•the median of the annual total compensation of all employees (other than our Chief Executive Officer) was $133,805;
•the annual total compensation of our Chief Executive Officer was $8,434,392; and
•based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of employees was approximately 63 to 1.

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To identify the median of the annual total compensation of all our employees (and determine the “median employee”) (but not to calculate annual total compensation for purposes of the pay ratio), we used the following methodology and the material assumptions, adjustments, and estimates:
•we selected March 31, 2024 as the date upon which we would identify the median employee;
•all of these employees (regardless of location) were included when identifying our “median employee”;
•we used the following compensation measure based on payroll and equity plan records for all active employees as of March 31, 2024:
◦for full-time employees (other than hourly employees), we used (i) the employee’s annual base salary for FY 2024 on an annualized basis and as in effect on March 31, 2024, (ii) the employee’s target annual cash incentive amount for FY 2024 (assuming payout at 100% of target), and (iii) the grant date fair value of the employee’s equity awards awarded in FY 2024 (or committed in FY 2024 to award if the employee’s new hire date was after the last equity grant date in FY 2024);
◦for hourly and/or temporary employees, we used (i) actual pay for FY 2024, (ii) any bonus paid in FY 2024, and (iii) the grant date fair value of any equity awards granted in FY 2024; and
◦for employees who received compensation denominated in a foreign currency, we converted those amounts to U.S. dollars using the exchange rate as of March 31, 2024.
Our “median employee” (as determined using the methodology and the material assumptions, adjustments and estimates described above) is an employee located in the UK.
For purposes of calculating the pay ratio:
•with respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for FY 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (i.e., on the same basis that we calculated the annual total compensation for our Chief Executive Officer as shown in the Summary Compensation Table); and
•with respect to the annual total compensation for our Chief Executive Officer, we used the amount reported in the “Total” column for the “2024” row in the Summary Compensation Table.
We believe our pay ratio presented above is a reasonable estimate calculated in a manner consistent with SEC requirements. The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below because companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own ratios.

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Pay vs. Performance
In accordance with the rules adopted pursuant to the Dodd-Frank Act, we provide the following disclosure regarding executive compensation paid to our principal executive officer (“PEO”) and our named executive officers other than our PEO (our “Other NEOs”) and our performance for our fiscal years listed below. The material that follows is provided in compliance with these rules and does not represent amounts actually paid to, or received by, our named executive officers. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the fiscal years shown.

	summary compensation table total for PEO(1) ($)	compensation actually paid to PEO(1)(2)(3) ($)	average summary compensation table total for Other NEOs(1) ($)	average compensation actually paid to Other NEOs(1)(2)(3) ($)	value of initial fixed $100 investment based on:(4)		net income (in thousands)	Adjusted EBITDA(5) (in thousands)
year					TSR ($)	peer group TSR ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$8,434,392	$74,170,908	$4,669,063	$37,597,816	$1,992.17	$193.46	$127,663	$237,741
2023	$5,634,119	$42,074,742	$2,868,951	$20,524,322	$ 836.89	$150.29	$ 61,530	$116,781
2022	$5,234,197	$ 5,234,964	$2,120,558	$ 2,131,574	$ 262.50	$186.96	$ 21,770	$ 74,687
2021	$5,448,919	$21,370,632	$1,907,226	$ 5,551,738	$ 272.66	$170.29	$ 6,232	$ 61,078
(1)Tarang Amin, our Chief Executive Officer, was our PEO for each year represented. The individuals comprising the Other NEOs for each fiscal year presented are listed below.

2021	2022	2023	2024
Mandy Fields	Mandy Fields	Mandy Fields	Mandy Fields
Rich Baruch	Josh Franks	Josh Franks	Josh Franks
Kory Marchisotto	Kory Marchisotto	Kory Marchisotto	Kory Marchisotto
Scott Milsten	Rich Baruch	Scott Milsten	Scott Milsten
(2)The amounts shown in the “Compensation Actually Paid” column have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized or received by our named executive officers. These amounts reflect the amounts shown in the “Total” columns set forth in the Summary Compensation Table with certain adjustments as described in footnote 3. In this section, the term “Compensation Actually Paid” refers to the amounts shown in the “Compensation Actually Paid” column and does not refer to amounts actually paid to, or received by, our named executive officers.
(3)The amounts shown in the “Compensation Actually Paid” column reflect the exclusions and inclusions of certain amounts for the PEO and the Other NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the “Exclusion of Stock Awards” column are the totals from the “Stock Awards” columns set forth in the Summary Compensation Table.

year	summary compensation table total for PEO	exclusion of stock awards for PEO	inclusion of equity values for PEO	compensation actually paid to PEO
2024	$8,434,392	$(6,999,892)	$72,736,408	$74,170,908
2023	$5,634,119	$(4,199,619)	$40,640,242	$42,074,742
2022	$5,234,197	$(3,799,697)	$ 3,800,464	$ 5,234,964
2021	$5,448,919	$(3,999,900)	$19,921,613	$21,370,632

year	average summary compensation table total for Other NEOs	average exclusion of stock awards for Other NEOs	average inclusion of equity values for Other NEOs	average compensation actually paid to Other NEOs
2024	$4,669,063	$(3,999,938)	$36,928,691	$37,597,816
2023	$2,868,951	$(2,199,826)	$19,855,197	$20,524,322
2022	$2,120,558	$(1,499,808)	$ 1,510,824	$ 2,131,574
2021	$1,907,226	$(1,287,406)	$ 4,931,918	$ 5,551,738

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The amounts in the “Inclusion of Equity Awards” column in the tables above are derived from the amounts set forth in the following tables:

year	year-end fair value of equity awards granted during year that remained unvested as of last day of year for PEO	change in fair value from last day of prior year to last day of year of unvested equity awards for PEO	vesting-date fair value of equity awards granted during year that vested during year for PEO	change in fair value from last day of prior year to vesting date of unvested equity awards that vested during year for PEO	fair value at last day of prior year of equity awards forfeited during year for PEO	total — inclusion of equity values for PEO
2024	$20,929,290	$50,185,856	—	$1,621,262	—	$72,736,408
2023	$21,352,120	$15,313,116	—	$3,975,006	—	$40,640,242
2022	$ 4,111,673	$ (504,503)	—	$ 193,294	—	$ 3,800,464
2021	$ 6,407,004	$ 6,989,578	—	$6,525,031	—	$19,921,613

year	average year-end fair value of equity awards granted during year that remained unvested as of last day of year for Other NEOs	average change in fair value from last day of prior year to last day of year of unvested equity awards for Other NEOs	average vesting-date fair value of equity awards granted during year that vested during year for Other NEOs	average change in fair value from last day of prior year to vesting date of unvested equity awards that vested during year for Other NEOs	average fair value at last day of prior year of equity awards forfeited during year for Other NEOs	total — average inclusion of equity values for Other NEOs
2024	$11,959,594	$23,269,158	—	$1,699,939	—	$36,928,691
2023	$11,184,572	$ 7,163,734	—	$1,506,891	—	$19,855,197
2022	$ 1,622,951	$ (127,582)	—	$ 15,455	—	$ 1,510,824
2021	$ 2,062,154	$ 1,949,962	—	$ 919,802	—	$ 4,931,918
(4)The peer group used to calculate Peer Group TSR is the S&P 500 Consumer Discretionary Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended March 31, 2024. For purposes of the TSR calculation, the comparison assumes $100 was invested for the period starting March 31, 2020, through the end of the listed fiscal year in our common stock (NYSE: ELF) and in the S&P 500 Consumer Discretionary Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)We determined Adjusted EBITDA to be the most important financial performance measure used to link our performance to Compensation Actually Paid to our PEO and Other NEOs in FY 2024. This performance measure may not have been the most important financial performance measure for FY 2023, FY 2022 or FY 2021, and we may determine a different financial performance measure to be the most important financial performance measure in future years. See Annex A for a reconciliation of net income to Adjusted EBITDA.

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Relationship Between Compensation Actually Paid and Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Other NEOs, our cumulative TSR over our four most recently completed fiscal years, and the Peer Group TSR over the same period.

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Relationship Between PEO and Other NEOs Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Other NEOs, and our Net Income during our four most recently completed fiscal years.

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Relationship Between PEO and Other NEOs Compensation Actually Paid and Adjusted EBITDA
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Other NEOs, and our Adjusted EBITDA during our four most recently completed fiscal years.
Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that we consider having been the most important in linking Compensation Actually Paid to all of our named executive officers for FY 2024 to our performance. The measures in this table are not ranked.

performance measure
Adjusted EBITDA
Net Sales
Market Share Gain

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Compensation Committee Interlocks and Insider Participation
The individuals who served as members of the Compensation Committee during FY 2024 were Ms. Levitan and Mr. Mitchell.
Each member of the Compensation Committee during FY 2024 was determined by our Board to be independent under the applicable rules and regulations of the NYSE relating to compensation committee independence. During FY 2024, none of our executive officers served on the compensation committee (or its equivalent) or on the board of directors of another entity where one of our Compensation Committee members was an executive officer.

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EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information, as of March 31, 2024, with respect to all of our equity compensation plans in effect as of March 31, 2024 (which consist of the 2014 Equity Incentive Plan, the 2016 Equity Incentive Award Plan (as amended)(1), and the 2016 Employee Stock Purchase Plan(1)). No warrants are outstanding under any of the foregoing plans. All of our equity compensation plans that were in effect as of March 31, 2024 were adopted with the approval of our stockholders.

plan category	number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	weighted-average exercise price of outstanding options, warrants and rights (b)(2)	number of securities remaining available for future issuance under equity compensation plans (c)(3)
Equity Compensation Plans Approved by Stockholders(4)(5)	2,803,043	$19.76	13,547,412
Equity Compensation Plans Not Approved by Stockholders	—	—	—
TOTAL(4)(5)	2,803,043	$19.76	13,547,412

(1)	The 2016 Equity Incentive Award Plan (as amended) contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each calendar year ending in 2026, equal to the lesser of (i) 2% of the shares of stock outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of shares of common stock as determined by our Board; provided, however, that no more than 22,627,878 shares of common stock may be issued upon the exercise of incentive stock options issued under the 2016 Equity Incentive Award Plan (as amended). The 2016 Employee Stock Purchase Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under such plan shall be increased on the first day of each calendar year until 2026, equal to the lesser of (i) 1% of the shares of common stock outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of shares of common stock as determined by our Board; provided, however, no more than 6,788,363 shares of common stock may be issued under the 2016 Employee Stock Purchase Plan, subject to certain adjustments.
(2)	The calculation of the weighted-average exercise price of the outstanding stock options and rights excludes the shares of common stock included in column (a) that are issuable upon the vesting of then-outstanding PSUs and RSUs because those types of equity awards have no exercise price.
(3)	Excludes securities reflected in column (a).
(4)	Amount shown in column (a) consists of (i) 935,300 shares of common stock underlying outstanding options and (ii) 1,867,743 shares of common stock underlying outstanding RSU and outstanding PSUs (assuming target attainment of performance goals).
(5)
Amount shown in column (c) includes 4,929,404 shares that were available for future issuance as of March 31, 2024 under the 2016 Employee Stock Purchase Plan, which allows eligible employees to purchase shares of common stock with accumulated payroll deductions. The 2016 Employee Stock Purchase Plan, however, has not been implemented.

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OUR STOCKHOLDERS
Beneficial Ownership of Common Stock
The following table shows certain information regarding the beneficial ownership of our common stock as of June 14, 2024 (except as otherwise noted below) by: (i) each nominee for director; (ii) each of our continuing directors; (iii) each of our named executive officers; (iv) all of our executive officers and directors as a group; and (v) all those known by us to be beneficial owners of more than five percent of our common stock.
Beneficial ownership is determined according to the rules of the SEC and generally means that (i) shares subject to stock options currently exercisable or exercisable within 60 days of the measurement date (regardless of exercise price) and (ii) shares subject to RSUs vesting within 60 days of the measurement date are, in each case, deemed to be outstanding for computing the percentage ownership of the stockholder holding those stock options or RSUs but not for any other stockholder.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o e.l.f. Beauty, Inc., 570 10th Street, Oakland, CA 94607.

name of beneficial holder	total beneficial ownership (#)	total beneficial ownership (%)(1)
Greater than 5% stockholder:
BlackRock, Inc.(2)	8,536,942	15.1%
The Vanguard Group, Inc.(3)	6,050,649	10.7%
Named executive officers, directors and director nominees:
Tarang Amin(4)	1,629,439	2.9%
Mandy Fields(5)	15,176	*
Josh Franks(6)	22,385	*
Kory Marchisotto(7)	56,844	*
Scott Milsten(8)	176,754	*
Tiffany Daniele(9)	3,644	*
Maria Ferreras(10)	—	*
Lori Keith(11)	18,238	*
Lauren Cooks Levitan(12)	42,831	*
Kenny Mitchell(13)	13,440	*
Beth Pritchard(14)	18,291	*
Gayle Tait(15)	1,475	*
Maureen Watson(16)	7,875	*
Richard Wolford(17)	11,071	*
Executive officers, directors and director nominees as a group (15 persons)(18)	2,020,449	3.5%

*	Represents ownership of less than 1% of the total outstanding shares of common stock.
(1)	Based on 56,388,102 shares of common stock outstanding as of the date indicated above.
(2)	Based on a Schedule 13G/A filed with the SEC on January 22,2024 by BlackRock, Inc. (“BlackRock”). BlackRock is the beneficial owner of 8,536,942 shares of common stock, has sole voting power over 8,436,622 shares of common stock, has shared voting power of 0 shares of common stock, has sole dispositive power over 8,536,942 shares of common stock, and has shared dispositive power over 0 shares of common stock. BlackRock’s address is 55 East 52nd Street, New York, NY 10055.
(3)	Based on a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, Inc. (“Vanguard”). Vanguard is the beneficial owner of 6,050,649 shares of common stock, has sole voting power over 0 shares of common stock, has shared voting power of 99,896 shares of common stock, has sole dispositive power over 5,891,715 shares of common stock, and has shared dispositive power over 158,934 shares of common stock. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

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(4)
Consists of (i) 186,715 shares of common stock held by Mr. Amin, (ii) 659,737 stock options held by Mr. Amin that are exercisable within 60 days of the date indicated above, (iii) 0 RSUs held by Mr. Amin that will vest within 60 days of the date indicated above, (iv) 453,576 shares of common stock held by various family trusts for which Mr. Amin and his wife serve as co-trustees and over which they each have sole investment and voting power and (v) 430,000 shares of common stock held by The Amin Family General Partnership over which various family trusts for which Mr. Amin and his wife serve as co-trustees have sole investment and voting power.

(5)	Consists of (i) 68,147 shares of common stock held by Ms. Fields, (ii) 0 stock options held by Ms. Fields that are exercisable within 60 days of the date indicated above and (iii) 0 RSUs held by Ms. Fields that will vest within 60 days of the date indicated above.
(6)	Consists of (i) 75,356 shares of common stock held by Mr. Franks, (ii) 0 stock options held by Mr. Franks that are exercisable within 60 days of the date indicated above and (iii) 0 RSUs held by Mr. Franks that will vest within 60 days of the date indicated above.
(7)	Consists of (i) 115,578 shares of common stock held by Ms. Marchisotto, (ii) 0 stock options held by Ms. Marchisotto that are exercisable within 60 days of the date indicated above and (iii) 0 RSUs held by Ms. Marchisotto that will vest within 60 days of the date indicated above.
(8)
Consists of (i) 69,383 shares of common stock held by Mr. Milsten, (ii) 137,581 stock options held by Mr. Milsten that are exercisable within 60 days of the date indicated above, (iii) 0 RSUs held by Mr. Milsten that will vest within 60 days of the date indicated above, and (iv) 22,761 shares of common stock held by the Milsten/Conner Trust dated October 17, 2008 for which Mr. Milsten and his wife serve as co-trustees and over which they each have sole investment and voting power.

(9)	Consists of (i) 4,813 shares of common stock held by Ms. Daniele, (ii) 0 stock options held by Ms. Daniele that are exercisable within 60 days of the date indicated above, and (iii) 0 RSUs held by Ms. Daniele that will vest within 60 days of the date indicated above.
(10)	Consists of (i) 0 shares of common stock held by Ms. Ferreras, (ii) 0 stock options held by Ms. Ferreras that are exercisable within 60 days of the date indicated above, and (iii) 0 RSUs held by Ms. Ferreras that will vest within 60 days of the date indicated above.
(11)	Consists of (i) 19,871 shares of common stock held by Ms. Keith, (ii) 0 stock options held by Ms. Keith that are exercisable within 60 days of the date indicated above, and (iii) 0 RSUs held by Ms. Keith that will vest within 60 days of the date indicated above.
(12)
Consists of (i) 16,676 shares of common stock held by Ms. Levitan, (ii) 27,324 stock options held by Ms. Levitan that are exercisable within 60 days of the date indicated above, and (iii) 0 RSUs held by Ms. Cooks Levitan that will vest within 60 days of the date indicated above.

(13)	Consists of (i) 15,027 shares of common stock held by Mr. Mitchell, (ii) 0 stock options held by Mr. Mitchell that are exercisable within 60 days of the date indicated above, and (iii) 0 RSUs held by Mr. Mitchell that will vest within 60 days of the date indicated above.
(14)
Consists of (i) 1,169 shares of common stock held by Ms. Pritchard, (ii) 0 stock options held by Ms. Pritchard that are exercisable within 60 days of the date indicated above, (iii) 0 RSUs held by Ms. Pritchard that will vest within 60 days of the date indicated above and (iv) 18,291 shares of common stock held by a family trust for which Ms. Pritchard has sole investment and voting power.

(15)	Consists of (i) 3.020 shares of common stock held by Ms. Tait, (ii) 0 stock options held by Ms. Tait that are exercisable within 60 days of the date indicated above, and (iii) 0 RSUs held by Ms. Tait that will vest within 60 days of the date indicated above.
(16)	Consists of (i) 1,570 shares of common stock held by Ms. Watson, (ii) 7,875 stock options held by Ms. Watson that are exercisable within 60 days of the date indicated above, and (iii) 0 RSUs held by Ms. Watson that will vest within 60 days of the date indicated above.
(17)
Consists of (i) 12,741 shares of common stock held by Mr. Wolford, (ii) 0 stock options held by Mr. Wolford that are exercisable within 60 days of the date indicated above, and (iii) 0 RSUs held by Mr. Wolford that will vest within 60 days of the date indicated above.

(18)
Consists of (i) 281,595 shares of common stock, (ii) 832,517 stock options that are exercisable within 60 days of the date indicated above, and (iii) 0 RSUs that will vest within 60 days of the date indicated above.

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Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires e.l.f. Beauty’s executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Based on a review of our records and other information, we believe that all Section 16(a) filing requirements were met during FY 2024 except as described herein. On June 7, 2024, we filed Form 4s for each of our named executive officers related to annual equity awards that were granted on June 3, 2024. On April 19, 2024, we filed a Form 4 for Mr. Amin related to shares sold pursuant to his 10b5-1 trading plan on April 5, 2024. On January 5, 2024, Mr. Amin sold 378 shares of our common stock. A Form 4 for the related transactions was filed with the SEC on January 9, 2024 which inadvertently reported that the securities in the transactions were acquired versus sold, and an amendment for the transactions clarifying that the shares were disposed of was filed on March 7, 2024. On November 27, 2023, we filed a Form 4 for a gift of shares from Mr. Amin that took place on November 21, 2023.
Stockholder Engagement
We are committed to acting in the best interests of our stockholders and view ongoing dialogue with stockholders as a critical component of our corporate governance program. Each year, we engage with a significant and diverse group of our stockholders on topics important to our stockholders as well as e.l.f. Beauty. Such topics may include our business strategy and initiatives, executive compensation, Board composition and governance practices, as well as environmental and social topics such as human capital management, DEI and sustainability.
Management provides our Board with regular updates regarding its stockholder outreach efforts as well as feedback received from stockholders, which helps to influence our policies and practices. We believe our regular engagement with stockholders fosters an open exchange of ideas and perspectives for both e.l.f. Beauty and its stockholders.
Stockholders may communicate with our Board as set forth under the heading “Our Board of Directors—How You can Communicate with our Board” or may otherwise communicate with us by contacting our investor relations department at:
e.l.f. Beauty, Inc.
ATTN: Investor Relations
570 10th Street
Oakland, California 94607
ir@elfbeauty.com
Stockholder Proposals
In the event that a stockholder desires to have a proposal considered for presentation at the 2025 annual meeting of stockholders and included in our proxy statement and form of proxy used in connection with the 2025 annual meeting of stockholders, the proposal must be forwarded in writing to our Corporate Secretary and it must comply with the requirements of SEC Rule 14a-8.
Under Rule 14a-8 of the Exchange Act, stockholder proposals must be received not less than 120 calendar days prior to the one-year anniversary of the date the proxy statement was released to stockholders in connection with the previous year's annual meeting, which for the 2025 annual meeting of stockholders will be March 14, 2025. However, if we hold the 2025 annual meeting of stockholders more than 30 days before, or more than 60 days after, August 22, 2025 (the one-year anniversary of the 2024 annual meeting), we will disclose the deadline by which stockholder proposals to be included

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in our proxy materials must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any other means reasonably determined to inform our stockholders.
If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2025 annual meeting of stockholders or proposes business for consideration at the 2024 annual meeting of stockholders, we must receive notice of the proposal between April 24, 2025 and May 24, 2025. However, if we hold the 2025 annual meeting of stockholders more than 30 days before or after August 22, 2025 (the one-year anniversary of the 2024 annual meeting), we must receive notice of the proposal no later than the 90th day prior to the date of the 2025 annual meeting of stockholders or, if later, the 10th day following the day we first publicly disclose the date of the 2025 annual meeting of stockholders. Any such proposal must comply with the requirements of our bylaws, which contain additional requirements about advance notice of stockholder proposals.
Proposals and notices should be submitted in writing to:
e.l.f. Beauty, Inc.
ATTN: Corporate Secretary
570 10th Street
Oakland, California 94607

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AUDIT MATTERS

Proposal 4:	Ratification of the Appointment of Independent Registered Public Accounting Firm
☑ FOR
Our Board unanimously recommends a vote “FOR” the appointment of Deloitte as our independent registered public accounting firm for FY 2025.
Our Board, based on the Audit Committee’s assessment of Deloitte’s qualifications and performance, believes the appointment of Deloitte for FY 2025 is in the best interests of our stockholders.

What am I voting on?
Stockholders are being asked to ratify the appointment of Deloitte by the Audit Committee as e.l.f. Beauty’s independent registered public accounting firm for FY 2025.
In making its selection, the Audit Committee annually reviews Deloitte’s independence, periodically considers whether to rotate the independent registered public accounting firm and considers the advisability and potential impact of selecting a different independent registered accounting firm. Additionally, the Audit Committee monitors the rotation of the partners assigned to our audit engagement team in accordance with applicable laws and rules.
Representatives of Deloitte are expected to attend the 2024 annual meeting. They will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte as our independent registered public accounting firm. However, our Board is submitting the selection of Deloitte as our independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice.
If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its sole discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of e.l.f. Beauty and its stockholders.
What is the Required Vote?
The appointment will be ratified if a majority of votes cast are votes “For” ratification (meaning the number of shares voted “For” must exceed the number of shares voted “Against” in order for this proposal to be approved). Abstentions and broker non-votes are not considered votes cast for this proposal and will have no effect on the vote for this proposal.

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Audit Fees and Services
The following table shows the aggregate fees billed to us by Deloitte, our independent registered public accounting firm, for FY 2024 and FY 2023. All fees described were pre-approved by the Audit Committee.

type of fees	FY 2024	FY 2023
Audit Fees(1)	$2,207,047	$1,487,000
Audit-Related Fees(2)	$ 682,329	—
Tax Fees(3)	$ 18,442	—
All Other Fees	—	—
Total	$2,907,818	$1,487,000

(1)	Includes fees related to financial statement audit, quarterly reviews, registration statements and statutory audits.
(2)	Includes fees related to M&A due diligence services.
(3)	Includes fees related to general tax consulting.
Pre-Approval Policy
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. Actual amounts billed, to the extent in excess of any estimated amounts, are periodically reviewed and approved by the Audit Committee. The Audit Committee pre-approved all services provided by Deloitte for FY 2024 in accordance with this policy.
The Audit Committee has determined that the rendering of the services other than audit services by Deloitte is compatible with maintaining the principal accountant’s independence.

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Audit Committee Report
The Audit Committee is comprised of independent directors as required by the listing standards of the NYSE and the SEC rules. At the time of approval of this report, the members of the Audit Committee are Mr. Richard Wolford, Ms. Tiffany Daniele and Ms. Lori Keith. The Audit Committee operates pursuant to a written charter adopted by the Board.
The role of the Audit Committee is to oversee e.l.f. Beauty’s financial reporting process on behalf of the Board. Management of e.l.f. Beauty has the primary responsibility for e.l.f. Beauty’s financial statements as well as e.l.f. Beauty’s financial reporting process and principles, internal controls and disclosure controls. The independent auditors are responsible for performing an audit of e.l.f. Beauty’s financial statements and the effectiveness of e.l.f. Beauty’s internal controls over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (the “PCAOB”).
In this context, the Audit Committee has reviewed and discussed the audited financial statements of e.l.f. Beauty as of and for the fiscal year ended March 31, 2024 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the PCAOB and the SEC.
In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB relating to the independent auditor’s communications with the Audit Committee concerning independence, and it has discussed with the auditors their independence from e.l.f. Beauty. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to e.l.f. Beauty is compatible with maintaining the auditor’s independence.
Based on the reports and discussions above, the Audit Committee recommended to the Board that the audited financial statements be included in e.l.f. Beauty’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024.
AUDIT COMMITTEE
•Richard Wolford, Chair
•Tiffany Daniele
•Lori Keith
The report of the Audit Committee will not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that e.l.f. Beauty specifically incorporates it by reference into that filing.

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ADDITIONAL INFORMATION
Important Information Regarding the Virtual Meeting
The 2024 annual meeting will only be conducted virtually online. There is no physical location for the 2024 annual meeting.
To access the 2024 annual meeting, please visit meetnow.global/M2V25AY on August 22, 2024.
Stockholders of record as of July 1, 2024 and beneficial owners of our common stock as of July 1, 2024 may attend, participate in, and vote by online ballot at, the 2024 annual meeting. Instructions for registering for, and participating in, the 2024 annual meeting are detailed below. Guests and other stockholders may attend the 2024 annual meeting by visiting the virtual meeting website and joining as a guest—guests, however, may not have the opportunity to ask questions at the 2024 annual meeting.
Stockholders of Record
You are a stockholder of record if your shares were registered directly in your name with the transfer agent for our common stock, Computershare, Inc. (“Computershare”), as of July 1, 2024. Stockholders of record as of July 1, 2024 do not need to register to participate in or vote by online ballot at the 2024 annual meeting. Your individual control number, which you will need to participate in or vote by online ballot at the virtual meeting, is included on your proxy card or Notice of Internet Availability of Proxy Materials.
Beneficial Owners
If your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, trustee, or nominee (generally referred to in this Proxy Statement as a “broker”), as of July 1, 2024, then you are the beneficial owner of shares held in “street name.”
Beneficial owners as of July 1, 2024 must register in advance (and obtain an individual control number) if they wish to participate in or vote by online ballot at the 2024 annual meeting.
To register for the 2024 annual meeting and receive your individual control number, you must first obtain a “legal proxy” from your broker—follow the instructions included in the voting instruction form or contact your broker to request a legal proxy. The voting instruction form you received in connection with the 2024 annual meeting is not a legal proxy. Please note requesting a legal proxy from your broker will revoke any vote by proxy you might have previously executed, and your shares will only be represented with respect to the proposals if you vote by online ballot at the 2024 annual meeting.
You must submit your legal proxy showing your ownership of our common stock as of July 1, 2024, and your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than August 20, 2024. You will receive a confirmation of your registration by email after Computershare receives your registration information.

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Requests for registration for the 2024 annual meeting should be directed to Computershare as follows:
•By email. Forward the email from your broker (or attach an image of your legal proxy showing your ownership of our common stock as of July 1, 2024) to legalproxy@computershare.com. Please include your name and email address as well.
•By mail. Send a copy of your legal proxy showing your ownership of our common stock as of July 1, 2024 and your name and email address to:
Computershare
e.l.f. Beauty Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
Other Business for Consideration
Our Board does not presently intend to bring any business other than the proposals listed in the Notice of Annual Meeting of Stockholders and this Proxy Statement before the 2024 annual meeting, and does not know of any other business to be brought before the 2024 annual meeting except as listed in the Notice of Annual Meeting of Stockholders and this Proxy Statement. If any additional business may properly come before the 2024 annual meeting, each person named as a proxy holder in the proxy card will vote on any such business in accordance with his or her best judgment.
No Incorporation by Reference
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC rules, the Audit Committee Report and the Compensation Committee Report contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC, are not deemed to be “soliciting material” and are not deemed “filed” with the SEC, except to the extent that we specifically incorporate any such material by reference into that other filing. In addition, our Impact Report, referenced herein, is not incorporated by reference into this proxy statement or any other filings with the SEC.
In addition, we have included certain website addresses in this Proxy Statement. Those website addresses are intended to provide inactive, textual references only and the information on those websites is not part of this Proxy Statement.
Annual Report
We encourage our stockholders to read our annual report for FY 2024 (our “2024 Annual Report”) for information regarding our performance in FY 2024. Our 2024 Annual Report has been made available to our stockholders at www.edocumentview.com/ELF and posted on our investor relations website at investor.elfbeauty.com/stock-and-financial/latest-annual-report-and-proxy-statement.
We will provide, without charge, a copy of our 2024 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits) upon the written request of any stockholder. Requests for our 2024 Annual Report can be made by writing to our investor relations department at:

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e.l.f. Beauty, Inc. ATTN: Investor Relations 570 10th Street Oakland, California 94607
ir@elfbeauty.com
Expenses of Solicitation
The proxy is solicited on behalf of our Board, and we are paying for the cost of the proxy solicitation process. Proxies may be solicited by mail, the Internet, telephone, personal contact, email, other electronic channels of communication or otherwise, and may also be solicited by directors, officers and employees. No additional compensation will be paid to our directors, officers or other employees for soliciting proxies.
We also will request brokers and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice.
Stockholders Sharing the Same Address
Due to the small number of stockholders of record and cost to implement, we no longer provide “householding” of our proxy materials. Every stockholder of record, regardless of whether that stockholder of record has the same address and last name of another stockholder of record, will receive a Notice of Internet Availability of Proxy Materials or, if requested, one copy of our proxy materials.
If you are a beneficial owner of shares, and you share an address with other beneficial owners, your broker is permitted to deliver a single copy of our proxy materials to your address, unless you otherwise request separate copies from your broker.
Note Regarding Non-GAAP Financial Measures
This Proxy Statement includes references to non-GAAP measures, including Adjusted EBITDA and Adjusted Net Income. We present these non-GAAP measures because our management uses them as supplemental measures in assessing our operating performance, and believes they are helpful to investors, securities analysts and other interested parties in evaluating our performance. The non-GAAP measures included in this Proxy Statement are not measurements of financial performance under GAAP and they should not be considered as alternatives to measures of performance derived in accordance with GAAP. In addition, these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. These non-GAAP measures have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP. Our definitions and calculations of these non-GAAP measures are not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
Adjusted EBITDA excludes expense or income related to stock-based compensation, impairment of equity investment, loss on extinguishment of debt and other non-cash and non-recurring items. Such other non-cash or non-recurring items include amortization of internal-use software costs related to cloud applications, costs related to the acquisition of Naturium, and cloud computing ERP implementation costs.

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Adjusted net income excludes expense or income related to stock-based compensation, other non-recurring items, impairment of equity investment, loss on extinguishment of debt, amortization of acquired intangible assets and the tax impact of the foregoing adjustments. Such other non-recurring items include other non-recurring cloud computing ERP implementation costs and costs related to the acquisition of Naturium.

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QUESTIONS AND ANSWERS
Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?
Under SEC rules, we have elected to provide access to our proxy materials over the Internet.
On or about [ ], 2024, we will mail a Notice of Internet Availability of Proxy Materials to our stockholders of record as of July 1, 2024 directing stockholders to a website where they can access the proxy materials and view instructions on how to vote their shares via the Internet.
If you received the Notice of Internet Availability of Proxy Materials only and would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice of Internet Availability of Proxy Materials to request that a paper copy be mailed to you. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of the 2024 annual meeting.
What are the proxy materials for?
These proxy materials are being made available to you in connection with the solicitation of proxies by our Board for the 2024 annual meeting to be held virtually on August 22, 2024 at 8:30 a.m. Pacific time.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or more than one set of proxy materials?
If you receive more than one Notice of Internet Availability of Proxy Materials or one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions in each Notice of Internet Availability of Proxy Materials or each set of proxy materials to ensure that all of your shares are voted.
How can I access the proxy materials over the Internet?
The proxy materials are available at www.edocumentview.com/ELF.
What information is contained in the proxy materials?
The information included in this Proxy Statement relates to the election of directors and other proposals to be voted upon at the 2024 annual meeting, the voting process, the compensation of directors and our named executive officers, and certain other required information. The proxy materials also include our 2024 Annual Report.
Is there a physical location for the 2024 annual meeting?
No. The 2024 annual meeting will only be held virtually online. To access the 2024 annual meeting, please visit meetnow.global/M2V25AY on August 22, 2024.

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Please see under the heading “Additional Information—Important Information Regarding the Virtual Meeting” for additional information on how to register and attend the 2024 annual meeting.
Who may attend the 2024 annual meeting?
All stockholders of record as of July 1, 2024, beneficial owners of shares as of July 1, 2024, holders of valid proxies for those stockholders, and other persons invited by us may attend the 2024 annual meeting.
You are a stockholder of record if your shares were registered directly in your name with the transfer agent for our common stock, Computershare, as of July 1, 2024.
If your shares were held not in your name, but rather in an account at a broker, as of July 1, 2024, then you are the beneficial owner of shares held in “street name” and the broker holding your account is considered to be the stockholder of record for purposes of voting at the 2024 annual meeting.
Please see under the heading “Additional Information—Important Information Regarding the Virtual Meeting” for information on how to register and attend the 2024 annual meeting.
What proposals are being voted on at the 2024 annual meeting?
There are four proposals to be voted on at the 2024 annual meeting:
•the election of three Class II directors (Proposal 1);
•the approval of an amendment to our Certificate of Incorporation to provide for officer exculpation (Proposal 2).
•the approval, on an advisory basis, of the compensation paid to our named executive officers (Proposal 3); and
•the ratification of the appointment of Deloitte as our independent registered public accounting firm for FY 2025 (Proposal 4).
What if another matter (other than the proposals listed in this Proxy Statement) is properly brought before the 2024 annual meeting?
Our Board knows of no other matters that will be presented for consideration at the 2024 annual meeting. If any other matters are properly brought before the 2024 annual meeting or any postponement or adjournment thereof, it is the intention of each person named as a proxy holder in the proxy card to vote on those matters in accordance with his or her best judgment.
What happens if a nominee is unable to stand for election?
If a nominee is unable to stand for election, our Board may reduce the number of directors on our Board or it may name a substitute nominee. If a substitute is named, shares represented by properly executed proxies may be voted for the substitute nominee.
How does the Board recommend I vote?
Our Board unanimously recommends that you vote your shares as follows:
•“FOR” all of the Class II director nominees named in this Proxy Statement and listed on the proxy card or voting instruction form (Proposal 1);
•“FOR” the approval of the amendment to our Certificate of Incorporation to provide for officer exculpation (Proposal 2);

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•“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers (Proposal 3); and
•“FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for FY 2025 (Proposal 4).
Does my vote matter?
YES, YOUR VOTE IS IMPORTANT.
We are required to obtain stockholder approval for the election of Class II directors and other important matters. Each share of common stock is entitled to one vote and every share voted has the same weight. In order for e.l.f. Beauty to obtain the necessary stockholder approval of proposals, a “quorum” of stockholders (a majority of the issued and outstanding shares entitled to vote at the meeting) must be represented at the 2024 annual meeting in person or by proxy.
If a quorum is not obtained, e.l.f. Beauty must postpone the 2024 annual meeting and solicit additional proxies. This is an expensive and time-consuming process.
Voting by proxy is important for us to obtain a quorum, hold the meeting, and complete the stockholder vote.
How do I vote?
You may vote your shares by proxy through the Internet, by proxy by telephone or by proxy by mail as indicated on the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. You may also vote using the online ballot at the 2024 annual meeting. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the 2024 annual meeting, and not revoked or superseded, will be voted at the 2024 annual meeting in accordance with the instructions indicated on those proxies.
Whether or not you plan to attend the 2024 annual meeting, we urge you to vote by proxy through the
Internet, by proxy by telephone or using a proxy card or voting instruction form to ensure your vote is counted. You may still attend the 2024 annual meeting and vote by ballot even if you have already voted by proxy.
Voting procedures based on how your shares are held are described below.
Stockholders of record
•To vote by proxy through the Internet, go to www.envisionreports.com/ELF. You will be asked to provide your individual control number.
•To vote by telephone, call 1-800-652-VOTE (8683) within the United States, U.S. territories, and Canada.
•To vote by mail, please request a full set of proxy materials (if you do not already have a full set) and then simply complete, sign, and date the enclosed proxy card and return it promptly in the postage-paid envelope. If we receive your properly executed proxy card before the 2024 annual meeting, we will vote your shares as directed by your proxy card.
•To vote by online ballot at the 2024 annual meeting, attend the 2024 annual meeting and vote your shares using the online ballot on the virtual meeting website.
Beneficial owners of shares
•You should have received a voting instruction form containing voting instructions from your broker rather than from us. Follow the detailed instructions in the voting instruction form to ensure that your vote is counted.
•You may also vote by proxy through the Internet or by telephone as instructed by your broker.
•If you wish to vote by online ballot at the 2024 annual meeting, you must obtain a “legal proxy” from your broker to vote. Follow the

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instructions included with the voting instruction form or contact your broker to request a “legal proxy.” The voting instruction form you received in connection with the 2024 annual meeting is not a legal proxy. Please note requesting a legal proxy from your broker will revoke any vote by proxy you might have previously executed, and your shares will only be represented with respect to the proposals if you vote by online ballot at the 2024 annual meeting.
Please see under the heading “Additional Information—Important Information Regarding the Virtual Meeting” for information on how to register and attend the 2024 annual meeting.
When is the record date for the 2024 annual meeting?
July 1, 2024.
How many votes do I have?
On each matter to be voted upon, each holder of shares of common stock is entitled to one vote for each share of common stock held as of July 1, 2024.
Who is entitled to vote?
Stockholders as of July 1, 2024 are entitled to vote on all items properly presented at the 2024 annual meeting. On July 1, 2024, [ ] shares of our common stock were issued and outstanding and entitled to vote. Every stockholder is entitled to one vote for each share of common stock held on July 1, 2024.
Who can vote by online ballot at the 2024 annual meeting?
Stockholders of record as of July 1, 2024 may vote by online ballot at the 2024 annual meeting.
If you held your shares through a broker, you may not vote your shares by online ballot at the 2024 annual meeting unless you provide a legal proxy from your broker.
Follow the instructions included with the voting instruction form or contact your broker to request a legal proxy. The voting instruction form you received in connection with the 2024 annual meeting is not a legal proxy. Please note requesting a legal proxy from your broker will revoke any vote by proxy you might have previously executed, and your shares will only be represented with respect to the proposals if you vote by online ballot at the 2024 annual meeting.
Whether or not you plan to attend the 2024 annual meeting, we urge you to vote by proxy through the Internet, vote by proxy by telephone, or sign, date and return a proxy card or voting instruction form to ensure your vote is counted.
How many votes are needed to approve the proposals?
Election of Class II directors. Director nominees will be elected by the vote of a plurality of the votes cast at the 2024 annual meeting. A plurality voting standard means that the three nominees receiving the most “For” votes will be elected. “Withhold” votes and broker non-votes are not considered votes cast for this purpose and will have no effect on the election of the nominees.
Vote on the amendment to our Certificate of Incorporation to provide for officer exculpation. This proposal will require the affirmative vote of the holders of a majority in voting power of the outstanding shares of common stock of the Company entitled to vote at the 2024 annual meeting. Abstentions and broker non-votes will have the same effect as a vote against this proposal.
Advisory vote on compensation paid to our named executive officers. This proposal will be decided by a majority of the votes cast. This means that the number of shares voted “For” must exceed the number of shares voted “Against” in order for this proposal to be approved. Abstentions and broker non-votes are not

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considered votes cast for this purpose and will have no effect on the vote for this proposal.
Ratification of appointment of Deloitte as our independent registered public accounting firm. This proposal will be decided by a majority of the votes cast. This means that the number of shares voted “For” must exceed the number of shares voted “Against” in order for this proposal to be approved. Abstentions and broker non-votes are not considered votes cast for this purpose and will have no effect on the vote for this proposal.
Who counts the votes?
Computershare, our transfer agent, has been engaged as our independent agent to tabulate stockholder votes and appointed as the inspector of election.
What are “broker non-votes”?
If you are a beneficial owner of shares and your shares are held by your broker and you do not provide your broker with voting instructions, your shares may constitute “broker non-votes.”
Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business.
A broker is entitled to vote shares held by a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. However, absent instructions from the beneficial owner, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters.
The proposals to be voted on at the 2024 annual meeting are classified as follows:

proposal		classification
1.	Election of Class II directors	non-routine
2.	Vote on the amendment to our Certificate of Incorporation to provide for officer exculpation	non-routine
3.	Advisory vote on compensation paid to our named executive officers	non-routine
4.	Ratification of appointment of Deloitte as our independent registered public accounting firm	routine
If you hold your shares beneficially through a broker, it is critical that you cast your vote if you want it to count for the “non-routine” proposals. If you hold your shares beneficially through a broker and you do not instruct your broker how to vote for the “non-routine” proposals, no votes will be cast on your behalf for those proposals. Follow the detailed instructions in the enclosed voting instruction form to ensure that your vote is counted.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted:
•“FOR” all the nominees listed on the proxy card as Class II directors;
•“FOR” the approval of the amendment to our Certificate of Incorporation to provide for officer exculpation;
•“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers; and
•“FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for FY 2025.

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Can I change my vote or revoke my proxy after submitting my proxy?
Yes. You can revoke your proxy at any time before it is exercised at the 2024 annual meeting.
If you are a stockholder of record, you may revoke your proxy before it is exercised at the 2024 annual meeting in any one of the following ways:
•you may grant a subsequent proxy through the Internet;
•you may grant a subsequent proxy by telephone;
•you may mail another properly completed proxy card with a later date;
•you may attend the 2024 annual meeting and vote by online ballot. Simply attending the 2024 annual meeting will not, by itself, revoke your proxy; or
•you may send a timely written notice that you are revoking your proxy to:
e.l.f. Beauty, Inc.
ATTN: Corporate Secretary
570 10th Street
Oakland, California 94607
Only the latest dated validly executed proxy that you submit (either by mail, phone or the Internet) will be counted.
If you are a beneficial owner of shares and your shares are held by your broker, you should follow the instructions provided by your broker if you wish to change your vote or revoke your proxy.
What is a quorum and what constitutes a quorum?
A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be conducted at the 2024 annual meeting. The required quorum for the 2024 annual meeting is the presence in person or by proxy of the holders of a majority in voting power of the stock issued and outstanding as of the record date and entitled to vote at the 2024 annual meeting.
As there were [ ] shares of our common stock issued, outstanding and entitled to vote as of July 1, 2024, the record date, a quorum will be present for the 2024 annual meeting if an aggregate of at least [ ] shares are present in person or by proxy at the 2024 annual meeting. If there is no quorum, either the chairperson of the 2024 annual meeting or a majority in voting power of the stockholders entitled to vote at the 2024 annual meeting, present in person or represented by proxy, may adjourn the 2024 annual meeting to another time or place.
If you are a stockholder of record, your shares will be counted towards the quorum only if you submit a valid proxy or vote at the 2024 annual meeting. If you hold your shares beneficially through a broker, your shares will be counted towards the quorum if your broker submits a proxy for your shares at the 2024 annual meeting, even if that proxy results in a broker non-vote due to the absence of voting instructions from you.
“Withhold” votes, abstentions, and broker non-votes, if any, will be counted for the purpose of determining the presence or absence of a quorum.

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How can I find out the results of the voting at the 2024 annual meeting?
We will announce preliminary voting results during the 2024 annual meeting. Final results will be tallied by the inspector of elections at the conclusion of the 2024 annual meeting and we will publish such final results in a Current Report on Form 8-K within four business days following the 2024 annual meeting.
Will Deloitte be present at the 2024 annual meeting?
Representatives of Deloitte, our independent registered public accounting firm for FY 2024, are expected to be present at the 2024 annual meeting and will have the opportunity to make statements, if they so desire, and to respond to appropriate questions.
When are stockholder proposals or director nominations due for the 2025 annual meeting of stockholders?
If a stockholder wishes to have a proposal considered for presentation at the 2025 annual meeting of stockholders and included in our proxy statement and form of proxy used in connection with the 2025 annual meeting of stockholders, the proposal must be forwarded in writing to our Corporate Secretary, must comply with the requirements of SEC Rule 14a-8, and must be received by March 14, 2025. However, if we hold the 2025 annual meeting of stockholders more than 30 days before or after August 22, 2025, we will publicly disclose the deadline by which stockholder proposals to be included in our proxy materials must be received.
If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2025 annual meeting of stockholders (including nominating individuals for election to our Board) or proposes business for consideration at the 2025 annual meeting of stockholders, we must receive notice of the proposal between April 24, 2025 and May 24, 2025. However, if we hold the 2025 annual meeting of stockholders more than 30 days before, or more than 60 days after, August 22, 2025, we must receive notice of the proposal no later than the 90th day prior to the date of the 2025 annual meeting of stockholders or, if later, the 10th day following the day we first publicly disclose the date of the 2025 annual meeting of stockholders. Any such proposal must comply with the requirements of our bylaws, which contain additional requirements about advance notice of stockholder proposals.
Proposals and notices should be submitted in writing to:
e.l.f. Beauty, Inc.
ATTN: Corporate Secretary
570 10th Street
Oakland, California 94607
What if my question isn’t listed here?
If your question wasn’t listed here, please contact our investor relations department at:
e.l.f. Beauty, Inc.
ATTN: Investor Relations
570 10th Street
Oakland, California 94607
ir@elfbeauty.com

2024 Proxy Statement	99

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes
ANNEX A
GAAP to Non-GAAP Reconciliation Tables
Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA (unaudited)
(in thousands)

	FY 2024	FY 2023	FY 2022
Net income	$127,663	$61,530	$21,770
Interest expense, net	7,023	2,018	2,441
Income tax provision	13,327	2,544	3,661
Depreciation and amortization	30,167	18,016	22,403
EBITDA	$178,180	$84,108	$50,275
Restructuring expense(1)	—	—	50
Stock-based compensation	40,625	29,117	19,646
Impairment of equity investment(2)	2,875	—	—
Loss on extinguishment of debt(3)	—	176	460
Other non-cash and non-recurring items(4)	13,061	3,380	4,256
Adjusted EBITDA	$234,741	$116,781	$74,687

(1)	Restructuring expense during the twelve months ended March 31, 2022 relates to the closure of the Company's manufacturing plant, including impairment of assets, the disposal of excess inventory on hand at the plant, the termination of manufacturing employees and sub lease income.
(2)	Represents an impairment of equity investment recorded during the twelve months ended March 31, 2024.
(3)	Loss on extinguishment of debt includes the write-off of existing debt issuance costs and certain fees paid related to the amended credit agreement.
(4)	Represents other non-cash or non-recurring items, which include amortization of internal-use software costs related to cloud applications, legal settlements, pre-launch costs to develop the Company’s brand, Keys Soulcare, costs related to the acquisition of Naturium, third-party costs related to M&A due diligence, and cloud computing ERP implementation costs.

100	2024 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes
Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income (unaudited)
(in thousands)

	FY 2024	FY 2023	FY 2022
Net income	$127,663	$61,530	$21,770
Restructuring expense(1)	—	—	50
Stock-based compensation	40,625	29,117	19,646
Other non-cash and non-recurring items(2)	8,041	—	2,765
Impairment of equity investment(3)	2,875	—	—
Loss on extinguishment of debt(4)	—	176	460
Amortization of acquired intangible assets(5)	15,047	8,122	8,123
Tax Impact(6)	(10,485)	(7,132)	(7,596)
Adjusted net income	$183,766	$91,813	$45,218

(1)	Restructuring expense during the twelve months ended March 31, 2022 relates to the closure of the Company's manufacturing plant, including impairment of assets, the disposal of excess inventory on hand at the plant, the termination of manufacturing employees and sub lease income.
(2)	Represents other non-cash or non-recurring items, which include amortization of internal-use software costs related to cloud applications, legal settlements, pre-launch costs to develop the Company’s brand, Keys Soulcare, costs related to the acquisition of Naturium, third-party costs related to M&A due diligence, and cloud computing ERP implementation costs.
(3)	Represents an impairment of equity investment recorded during the twelve months ended March 31, 2024.
(4)	Loss on extinguishment of debt includes the write-off of existing debt issuance costs and certain fees paid related to the amended credit agreement.
(5)	Represents amortization expense of acquired intangible assets consisting of customer relationships and trademarks.
(6)	Represents the tax impact of the above adjustments.

2024 Proxy Statement	101

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes
ANNEX B
Proposed Officer Exculpation Amendment

ARTICLE XII
Section 1. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article XII to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended, automatically and without further action, upon the date of such amendment.
Section 2. Neither any amendment nor repeal of this Article XII, nor the adoption by amendment of this certificate of incorporation of any provision inconsistent with this Article XII, shall eliminate or reduce the effect of this Article XII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article XII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

102	2024 Proxy Statement

SUNTOUCHABLE
WHOA GLOW
30 BROAD SPECTRUM
SPF 30 SUNSCREEN
sun protection
+ makeup primer
e.l.f.
SKIN

e.l.f. BEAUTY

KEYS
SOULCARE
LET ME GLOW
ILLUMINATING SERUM
SÉRUM ILLUMINATEUR
COUP D'ÉCLAT
e.l.f.
SKIN
HOLY HYDRATION!
FACE CREAM
with hyaluronic acid + peptides
POWER GRIP PRIMER
e.l.f.
WELL PEOPLE
NATURIUM
C
Vitamin C Complex Serum
30 ML / 1.0 FL OZ

A BOLD DISRUPTOR WITH A KIND HEART

We build brands that disrupt norms, shape culture and connect communities through positivity, inclusivity and accessibility.

E.L.F. BEAUTY

VOTE

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MR A SAMPLE
DESIGNATION (IF ANY)
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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/ELF** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/ELF

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2024 Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

01 - Tiffany Daniele 02 - Maria Ferreras 03 - Lauren Cooks Levitan

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 ☐ 02 ☐ 03 ☐

	For	Against	Abstain
2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to provide for officer exculpation.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐
4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2025.	☐	☐	☐

Note: The proxies are authorized to vote in their discretion upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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1 U P X 6 1 9 6 8 4

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

040NHB

The 2024 Annual Meeting of Stockholders of e.l.f. Beauty, Inc. will be held on Thursday, August 22, 2024 at 8:30 A.M., Pacific time, virtually via the internet at meetnow.global/M2V25AY.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/ELF

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/ELF

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — e.l.f. Beauty, Inc.

Proxy Solicited by Board of Directors

The stockholder(s) hereby appoint(s) Tarang Amin, Mandy Fields, and Scott Milsten, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of e.l.f. Beauty, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m., Pacific time, on August 22, 2024, and any adjournment or postponement thereof, on all matters set forth on the reverse side and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.